Exhibit 10.30

PURCHASE AGREEMENT

by and among

WORLD FUEL SERVICES, INC.,

WORLD FUEL SERVICES CORPORATION

FLYERS ENERGY GROUP, LLC,

SPEEDY INVESTMENTS, LP,

ECLIPSE INVESTMENTS, LP,

TAD FAMILY LIMITED PARTNERSHIP

DAVID DWELLE FAMILY LIMITED PARTNERSHIP,

THOMAS A. DWELLE,

STEPHEN B. DWELLE,

WALTER A. DWELLE,

DAVID W. DWELLE,
AND
WALTER A. DWELLE, SOLELY IN HIS CAPACITY AS THE SELLER REPRESENTATIVE
_______________________________
Dated as of October 28, 2021
________________________________

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ARTICLE I DEFINITIONS 1
ARTICLE II PURCHASE AND SALE OF INTERESTS 1
Section 2.1 Purchase and Sale of Interests. 1
Section 2.2 Closing. 2
Section 2.3 Transfer Taxes 4
Section 2.4 Closing Statement. 4
Section 2.5 Allocation of Purchase Price. 7
Section 2.6 Tax Withholding 8
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE FOUNDERS 9
Section 3.1 Organization; Authority; Binding Obligation 9
Section 3.2 No Breach 9
Section 3.3 Title; Capitalization of Sellers; Control of Sellers 9
Section 3.4 No Brokers 10
Section 3.5 Seller or Founder Consents 10
Section 3.6 Investment Representations 10
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY 11
Section 4.1 Organization; Authority 11
Section 4.2 No Breach 11
Section 4.3 Capitalization 12
Section 4.4 Title to Interests 12
Section 4.5 Equity Interests 12

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(continued)
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Section 4.6 Affiliate Transactions 13
Section 4.7 Financial Information. 13
Section 4.8 Taxes 15
Section 4.9 Intellectual Property Matters 17
Section 4.10 Data Privacy. 19
Section 4.11 Assets and Properties. 20
Section 4.12 Contracts. 22
Section 4.13 Litigation 25
Section 4.14 Environmental Matters 25
Section 4.15 Company Consents 27
Section 4.16 Compliance With Applicable Law 27
Section 4.17 Permits 28
Section 4.18 Employee Matters. 28
Section 4.19 Absence of Material Adverse Effect and Certain Events. 31
Section 4.20 Sufficiency of Assets 34
Section 4.21 Inventories; Products 34
Section 4.22 Insurance 34
Section 4.23 Bank Accounts; Powers of Attorney 35
Section 4.24 No Brokers 35
Section 4.25 Former Businesses 35
Section 4.26 Customers and Suppliers 36

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(continued)
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Section 4.27 Hedging Transactions 36
Section 4.28 Disclaimers of Other Representations and Warranties 37
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT 37
Section 5.1 Organization 37
Section 5.2 Authority; Binding Obligation 37
Section 5.3 No Breach 37
Section 5.4 Parent and Buyer Consents 38
Section 5.5 No Brokers 38
Section 5.6 Investment Intent 38
Section 5.7 SEC Reports 38
Section 5.8 Parent Shares 38
Section 5.9 Employment Disclosure 38
Section 5.10 Independent Investigation 39
Section 5.11 Availability of Funds 39
Section 5.12 Disclaimers of Other Representations and Warranties 39
ARTICLE VI COVENANTS OF SELLERS, THE FOUNDERS, THE COMPANY, BUYER AND PARENT 39
Section 6.1 Conduct of Business. 39
Section 6.2 Access to Information 40
Section 6.3 Notices of Certain Events 41
Section 6.4 Consents. 41

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(continued)
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Section 6.5 HSR Act Compliance 42
Section 6.6 Exclusive Dealing 42
Section 6.7 Books and Records 43
Section 6.8 Certain Payments 44
Section 6.9 Affiliate Arrangements 44
Section 6.10 Confidential Information 44
Section 6.11 Advice of Changes 45
Section 6.12 Public Announcements 45
Section 6.13 Commercially Reasonable Efforts 45
Section 6.14 Tax Matters 46
Section 6.15 Monthly Financial Statements and Other Information 47
Section 6.16 Further Assurances 47
Section 6.17 Restrictive Covenants 48
Section 6.18 NYSE Listing 49
Section 6.19 Insurance 50
Section 6.20 Change of Entity Name 50
Section 6.21 Transferred Employees 51
Section 6.22 Seller Transfers 51
Section 6.23 Belmont Property 51
Section 6.24 Bonuses 51
Section 6.25 Company Aircraft 51

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(continued)
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Section 6.26 Hedging Arrangements 51
Section 6.27 Caminol Spin-Off 52
ARTICLE VII CONDITIONS TO CLOSING 52
Section 7.1 Conditions to Obligations of Parent and Buyer 52
Section 7.2 Conditions to Obligations of Sellers and the Company 54
ARTICLE VIII TERMINATION 55
Section 8.1 Termination 55
Section 8.2 Effect of Termination 56
ARTICLE IX SURVIVAL 56
Section 9.1 Survival. 56
ARTICLE X INDEMNIFICATION 57
Section 10.1 Indemnification by Sellers and Founders 57
Section 10.2 Indemnification by Buyer 59
Section 10.3 Procedures for Indemnification. 59
Section 10.4 Certain Rights and Limitations. 60
Section 10.5 Waiver 63
Section 10.6 Exclusive Remedies 63
ARTICLE XI RELEASES AND WAIVERS 63
Section 11.1 General Release 63
Section 11.2 Waivers 64
ARTICLE XII GENERAL PROVISIONS 64
Section 12.1 Seller Representative. 64

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(continued)
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Section 12.2 Assignment 66
Section 12.3 Parties in Interest 66
Section 12.4 Amendment 66
Section 12.5 Waiver; Remedies 66
Section 12.6 Effect of Investigation 67
Section 12.7 Fees and Expenses 67
Section 12.8 Notices 67
Section 12.9 Captions; Currency 69
Section 12.10 Entire Agreement 69
Section 12.11 Severability 69
Section 12.12 Consent to Jurisdiction 69
Section 12.13 Exhibits and Schedules; Disclosure 70
Section 12.14 Governing Law 70
Section 12.15 Counterparts 70
Section 12.16 Specific Performance 70
Section 12.17 Interpretation 71
Section 12.18 Schedules 71
Section 12.19 Retention of Counsel; Privileged Communications. 71

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EXHIBITS
Exhibit A    -    Definitions
Exhibit B    -    Transition Services Agreement

SCHEDULES
Schedule 2.4    -    Sample Calculation of Net Working Capital Amount, Closing Debt,             Transaction Expense Amount and Closing Cash
Schedule 3.3(a)    -    Sellers’ Title to Interests
Schedule 3.3(b)    -    Founders’ Control of Sellers
Schedule 3.5    -    Seller or Founder Consents
Schedule 4.1    -    Authority
Schedule 4.2    -    No Breach
Schedule 4.3    -    Capitalization
Schedule 4.5    -    Equity Interests
Schedule 4.6    -    Affiliate Transactions
Schedule 4.7(a)(i)    -    Company Financial Statements
Schedule 4.7(a)(ii)    -    Management Reports
Schedule 4.7(b)    -    Undisclosed Liabilities
Schedule 4.7(c)    -    Rebate and Discount Programs
Schedule 4.7(d)    -    Customer Loans and Deposits
Schedule 4.7(e)    -    Gallons Sold to Top Customers
Schedule 4.7(f)    -    Products Sold by Top Suppliers
Schedule 4.7(g)    -    Aging Report
Schedule 4.7(h)    -    Accounts Receivable Subject to Performance Obligations
Schedule 4.8    -    Taxes
Schedule 4.9(a)    -    Certain Intellectual Property
Schedule 4.9(b)    -    Contracts Relating to Business Intellectual Property
Schedule 4.9(c)    -    Intellectual Property Matters
Schedule 4.9(f)    -    Source Code
Schedule 4.10(b)    -    Privacy Policies
Schedule 4.10(k)    -    Security Breach Insurance
Schedule 4.11(b)(i)    -    Owned Real Property
Schedule 4.11(b)(ii)    -    Previously Owned Real Property
Schedule 4.11(b)(iii)    -    Title Information
Schedule 4.11(c)(i)    -    Leased Premises
Schedule 4.11(c)(ii)    -    Terminated Leases
Schedule 4.11(d)    -    Restrictions on Real Property
Schedule 4.11(e)    -    Other Real Property Matters
Schedule 4.11(h)    -    Motor Vehicles, Trailers and Other Rolling Stock
Schedule 4.12(a)    -    Contracts
Schedule 4.12(c)    -    Contract Matters
Schedule 4.13    -    Litigation
Schedule 4.14(a)    -    Compliance with Environmental Laws and Permits
Schedule 4.14(b)    -    Environmental Matters
Schedule 4.14(c)        Environmental Actions
Schedule 4.14(d)    -    Hazardous Materials; Releases
Schedule 4.14(g)    -    Tank Funds
Schedule 4.14(h)    -    Environmental Restrictive Covenants
Schedule 4.14(i)    -    Environmental Indemnities
Schedule 4.15    -    Company Consents
Schedule 4.16(a)    -    Compliance with Applicable Law
Schedule 4.17(a)    -    Permits
Schedule 4.17(b)    -    Permit Matters

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Schedule 4.18(a)    -    Employee Matters
Schedule 4.18(b)    -    Plans
Schedule 4.18(j)    -    Employee Agreements
Schedule 4.18(m)    -    Non-At-Will Employment
Schedule 4.19(a)    -    Material Adverse Effect
Schedule 4.19(b)        Absence of Certain Events
Schedule 4.20    -    Sufficiency of Assets
Schedule 4.22(a)    -    Insurance Policies
Schedule 4.22(b)(i)    -    Insurance Policy Matters
Schedule 4.22(b)(ii)    -    Insurance Policy Consents
Schedule 4.22(c)    -    Insurance Coverage Refusal or Cancellation
Schedule 4.22(d)    -    Insurance Claims
Schedule 4.23    -    Bank Accounts; Powers of Attorney
Schedule 4.25    -    Former Businesses
Schedule 4.26(a)    -    Top Customers and Top Suppliers
Schedule 4.26(b)(i)    -    Standard Forms of Customer Contracts
Schedule 4.26(b)(ii)    -    Exceptions to use of Standard Forms of Customer Contracts
Schedule 4.26(c)(i)     -    Form of Branded Wholesale Supply Agreement
Schedule 4.26(c)(ii)     -    Non-Form-Contracted Wholesale Segment Customers
Schedule 4.26(d)        Form of Fuel Card User Agreement
Schedule 4.27    -    Hedging Transactions
Schedule 5.4    -    Parent and Buyer Consents
Schedule 6.1(b)    -    Conduct of Business
Schedule 6.1(c)    -    Other Conduct of Business Matters
Schedule 6.1(d)    -    Material Contract and Real Property Matters
Schedule 6.17(a)(i)(1)    -    Restricted Territory
Schedule 6.17(a)(i)(2)    -    Restricted Business Exclusions
Schedule 6.17(a)(ii)    -    Transferred Employees
Schedule 7.1(g)    -    Required Consents
Schedule A-1        -    Knowledge

ii

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of October 28, 2021, by and among World Fuel Services, Inc., a Texas corporation (“Buyer”), World Fuel Services Corporation, a Florida corporation (“Parent”), Flyers Energy Group, LLC, a California limited liability company (the “Company”), Speedy Investments, LP, a California limited partnership (“Speedy”), Eclipse Investments, LP, a California limited partnership (“Eclipse”), TAD Family Limited Partnership, a California limited partnership (“TAD LP”), David Dwelle Family Limited Partnership, a California limited partnership (“DD Family LP”, and together with Speedy, Eclipse and TAD LP, “Sellers”, and each individually, a “Seller”), and Thomas A. Dwelle, Stephen B. Dwelle, Walter A. Dwelle and David W. Dwelle, each individuals residing in the State of California (each, a “Founder”, and collectively, the “Founders”), and Walter A. Dwelle, solely in his capacity as the representative for Sellers (the “Seller Representative”).
W I T N E S S E T H :
WHEREAS, Sellers are the record and beneficial owners of all the outstanding membership interests in the Company (the “Interests”); and
WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Interests (pursuant to which Buyer shall also acquire all of the goodwill associated with the Business), upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties agree as follows:
Article I

DEFINITIONS
Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.
Article II

PURCHASE AND SALE OF INTERESTS
Section 1.1Purchase and Sale of Interests.
(a)Subject to all of the terms and conditions of this Agreement, at the Closing (i) each Seller shall sell, convey, transfer, assign and deliver to Buyer (or an Affiliate of Buyer designated by Buyer) all Interests owned by such Seller on the Closing Date (which collectively shall constitute all of the outstanding Equity Interests of the Company on the Closing Date), free and clear of all Liens, and (ii) Buyer (or an Affiliate of Buyer designated by Buyer), in reliance on the covenants, representations and warranties of Sellers, the Founders and the Company contained herein, shall purchase and acquire from each Seller all such Interests.
(b)Subject to all of the terms and conditions of this Agreement, as consideration for the sale, conveyance, transfer, assignment and delivery by Sellers of all Interests outstanding on the Closing Date, Buyer agrees to pay to Sellers an aggregate purchase price of Seven Hundred Seventy Three Million Dollars ($773,000,000) (the “Purchase Price”), as may be adjusted or calculated pursuant to the terms of this Agreement, which shall be paid as follows:
(i)at the Closing, pay to each Seller, by wire transfer of immediately available funds to such bank and account or accounts in the United States as is specified in writing by the Seller Representative to Buyer at least five (5) business days prior to the Closing Date, an amount equal to such Seller’s Pro Rata Portion of the Cash Consideration Amount;

(ii)as promptly as practicable following the Closing, but no later than five (5) business days after the Closing, Parent shall, and shall cause its transfer agent to, issue to each Seller in uncertificated book-entry form shares representing a number of shares of Parent Common Stock equal to such Seller’s Pro Rata Portion of the Total Stock Consideration;
(iii)within five (5) business days after the First Indemnity Holdback Payment Date, pay to each Seller, by wire transfer of immediately available funds to such bank(s) and account(s) in the United States as is specified in writing by the Seller Representative to Buyer at least five (5) business days prior to the First Indemnity Holdback Payment Date, an amount equal to each such Seller’s Pro Rata Portion of the First Indemnity Holdback Payment, if any; and
(iv)within five (5) business days after resolution of any claims or disputes related to the First Claimed Amounts, pay to Sellers, by wire transfer of immediately available funds to such bank(s) and account(s) in the United States as is specified by the Seller Representative, the portion of the First Claimed Amounts that Buyer is not then entitled to offset, set off or apply under Section 10.4(g) with respect to such claims or disputes.
(v)within five (5) business days after the Final Indemnity Holdback Payment Date, pay to each Seller, by wire transfer of immediately available funds to such bank(s) and account(s) in the United States as is specified in writing by the Seller Representative to Buyer at least five (5) business days prior to the Final Indemnity Holdback Payment Date, an amount equal to such Seller’s Pro Rata Portion of the Final Indemnity Holdback Payment, if any.
(vi)within five (5) business days after resolution of any claims or disputes related to the Final Claimed Amounts, pay to Sellers, by wire transfer of immediately available funds to such bank(s) and account(s) in the United States as is specified by the Seller Representative, the portion of the Final Claimed Amounts that Buyer is not then entitled to offset, set off or apply under Section 10.4(g) with respect to such claims or disputes.
For the avoidance of doubt, no interest shall accrue or be payable with respect to any of the payments set forth in this Section 2.1(b).
Section 1.2Closing.
(a)The closing of the purchase and sale of the Interests (the “Closing”) shall take place (i) at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, New York, 10019 or remotely by the electronic exchange of documents and signatures at 10:00 a.m. Eastern time on the second business day following the satisfaction or waiver of all conditions set forth in Article VII (other than conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that to the extent that such conditions are satisfied or waived on or before December 31, 2021 (other than conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), Sellers shall have the right to require that the Closing occur on January 1, 2022; (ii) at such other place, date and time as the Seller Representative and Buyer may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing shall be deemed to be effective at 12:01 a.m. Eastern time on the Closing Date.
(b)At the Closing, the Seller Representative shall deliver or cause to be delivered to Buyer the following:
(i)any documents that are necessary to transfer to Buyer (or an Affiliate of Buyer designated by Buyer) good and marketable title to all such Interests free and clear of all Liens;
(ii)(A) a certified copy of the articles of organization of the Company and each of its Subsidiaries as in effect on the Closing Date, certified by the appropriate government officials of their jurisdictions of organization as of a date as near as practicable to the Closing Date and by the Secretary or Assistant Secretary of the Company or the applicable Subsidiary, (B) a copy of the other Organizational Documents of the Company and each of its Subsidiaries, certified by the

Secretary or Assistant Secretary of the Company or the applicable Subsidiary, and (C) the minute books, equity ledgers and Interest transfer records (if any) of the Company and each of its Subsidiaries;
(iii)a certificate meeting the requirements of Treasury Regulations Section 1.1446(f)-2(b)(2) and Treasury Regulations Section 1.1445-2(b) executed by each Seller certifying that such Seller is not a foreign person within the meaning of Section 1446(f) or Section 1445 of the Code and in form and substance reasonably satisfactory to the Buyer;
(iv)the Transition Services Agreement, duly executed by Flyers Sustainable, LLC;
(v)a flash drive that contains all documents that were Made Available to Buyer; and
(vi)all other instruments, agreements, certificates and documents required to be delivered by any Seller, any Founder, the Company or any of its Subsidiaries on the Closing Date pursuant to this Agreement.
(c)At the Closing, Parent and Buyer shall deliver or cause to be delivered the following:
(i)to the Seller Representative (A) a certificate, duly executed by an authorized officer of Buyer, certifying to Sellers that each of the conditions set forth in Sections 7.2(a) and (b) have been satisfied; and (B) and all other instruments, agreements, certificates and documents required to be delivered by Buyer on the Closing Date pursuant to this Agreement;
(ii)to the Seller Representative, the Transition Services Agreement, duly executed by the Company;
(iii)to the Persons entitled thereto, an aggregate amount in cash equal to the Estimated Transaction Expense Amounts as set forth on the Estimated Closing Statement (which shall be supported by reasonable invoices and by terminations or releases, as applicable, for each such Transaction Expense Amount provided by each service provider or other Person to whom such Transaction Expense Amounts will be due at Closing); provided, however, that (A) any Transaction Expenses paid pursuant to this subsection ultimately payable to an employee of the Company or its Subsidiaries, as applicable, shall be paid to the Company and/or such applicable Subsidiaries and shall thereafter be paid by the Company or such Subsidiary to the applicable Person (net of withholding) through the Company’s or such Subsidiary’s payroll system, and (B) any Taxes withheld from a payment under clause (A) shall be held and remitted by the Company or such Subsidiary to the applicable Governmental Entity in a proper and timely manner; and
(iv)to the holders of Closing Debt, an aggregate amount of cash equal to the Estimated Closing Debt as set forth on the Estimated Closing Statement, in each case, in accordance with the instructions set forth in the payoff letters in respect of such Closing Debt delivered to Buyer by the Seller Representative pursuant to Section 7.1(k).
Section 1.3Transfer Taxes.
All applicable sales, use, value added or similar Taxes and transfer Taxes due as a result of the sale of the Interests (including Taxes, if any, imposed upon the transfer of real or personal property) and filing, recording, registration, stamp, documentary and other similar Taxes and fees payable in connection with the Transaction (including any penalties and interest) (“Transfer Taxes”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. The Party responsible under applicable Law for filing any Tax Return with respect to Transfer Taxes shall prepare and file all such Tax Returns and other documentation with respect to any such Transfer Taxes and, if required by applicable Law, the other Party and the Company and its Subsidiaries shall join in the execution of any such Tax Returns and other documentation. The party responsible for preparing and filing any Tax Returns for Transfer Taxes pursuant to this Section 2.3 shall provide the other parties with copies of each such Tax Return or other document at least fifteen (15) days prior to the applicable due date.

Section 1.4Closing Statement.
(a)At least five (5) business days prior to the Closing Date, the Seller Representative shall submit to Buyer a written statement (the “Estimated Closing Statement”) of the Seller Representative’s good faith estimate and proposed calculation of (1) the Net Working Capital Amount (the “Estimated Net Working Capital Amount”) as of the end of the day on the calendar day immediately preceding the Closing Date, together with (A) a reasonably detailed line-item breakdown of the components thereof and accompanied by reasonable supporting documentation and (B) an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, (2) Closing Debt (“Estimated Closing Debt”), together with a breakdown thereof, which shall include reasonable supporting documentation of the underlying calculations for the amounts constituting the Estimated Closing Debt, (3) Transaction Expense Amount (“Estimated Transaction Expense Amount”), together with a breakdown thereof, which shall include reasonable supporting documentation of the underlying calculations for the amounts constituting the Estimated Transaction Expense Amounts; and (4) Closing Cash (“Estimated Closing Cash”), together with a breakdown thereof, which shall include reasonable supporting documentation of the underlying calculations for the amounts constituting the Estimated Closing Cash. The Estimated Closing Statement shall be prepared in the same manner as the Closing Statement as described in Section 2.4(b). Commencing with the Seller Representative’s delivery of the Estimated Closing Statement to Buyer, Buyer shall have reasonable access to the books and records and personnel of the Company and its Subsidiaries and the opportunity to consult with the Seller Representative and his Representatives for purposes of confirming or disputing the Estimated Net Working Capital Amount, the Estimated Closing Debt, the Estimated Transaction Expense Amount and the Estimated Closing Cash. If Buyer shall disagree in good faith with any item set forth in the Estimated Closing Statement, then Buyer and the Seller Representative shall work in good faith to reach agreement on such disputed items and the amounts as agreed to by Buyer and the Seller Representative shall constitute the Estimated Net Working Capital Amount, the Estimated Closing Debt, the Estimated Transaction Expense Amount and the Estimated Closing Cash. Prior to the Closing, the Seller Representative shall consider in good faith any reasonable comments to the Estimated Closing Statement provided by Buyer to the Seller Representative, it being understood that in case of any disagreement between the parties, in no case shall such disagreement delay the Closing. Notwithstanding the foregoing, Buyer’s agreement with the Estimated Net Working Capital Amount (or any item set forth in the Estimated Closing Statement or used to determine the Estimated Net Working Capital Amount), the Estimated Closing Debt, the Estimated Transaction Expense Amount and the Estimated Closing Cash shall not foreclose, prevent, limit, prejudice or preclude any right or remedy of Buyer under this Section 2.4 in determining the Final Closing Statement.
(b)Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a written statement of Buyer’s calculation of the Net Working Capital Amount as of the end of the day on the calendar day immediately preceding the Closing Date, the Closing Debt, the Transaction Expense Amount and the Closing Cash (the “Closing Statement”). The date on which the Closing Statement is delivered to the Seller Representative is referred to herein as the “Delivery Date”. The Closing Statement shall be prepared (i) consistent with the sample calculation set forth on Schedule 2.4 (including applicable definitions), (ii) in accordance with applicable definitions contained herein and (iii) utilizing the same Accounting Practices of the Company as were utilized in the preparation of the Balance Sheet as they relate to the amounts to be included in the Closing Statement (but only to the extent such Accounting Practices do not conflict with the applicable definitions contained herein) (it being understood that GAAP accounting practices shall be utilized in the preparation of the Closing Statement to the extent the Accounting Practices of the Company utilized in the preparation of the Balance Sheet conflicts with the applicable definitions contained herein or there were no corresponding Accounting Practices of the Company utilized in the preparation of the Balance Sheet). Notwithstanding anything in this Agreement to the contrary, the amounts set forth on the Closing Statement shall not reflect any purchase accounting adjustments as a result of the Transaction. A sample calculation of the Net Working Capital Amount, the Closing Debt, the Transaction Expense Amount and the Closing Cash as of the Interim Balance Sheet Date is set forth on Schedule 2.4.
(c)Commencing with the Delivery Date and continuing until the Final Closing Statement is determined in accordance with this Section 2.4, Buyer shall cause the Seller Representative and its Representatives to have reasonable access to the books and records and personnel of the Company and the opportunity to consult with the Company for purposes of confirming or disputing any portion of the

Closing Statement. Subject to Buyer’s compliance with the immediately preceding sentence, the Closing Statement shall be deemed to be the final, binding and conclusive Closing Statement (the “Final Closing Statement”) for all purposes on the forty-fifth (45th) day after the Delivery Date unless the Seller Representative delivers to Buyer a written notice of its disagreement executed by the Seller Representative (a “Notice of Disagreement”) on or prior to such date specifying in reasonable detail the amount, nature and basis of the Seller Representative’s objections to the Closing Statement. To be assertable in a Notice of Disagreement, an objection by the Seller Representative with respect to any matter in the Closing Statement must assert that the Closing Statement was not prepared in accordance with the terms of Section 2.4(b) or the definitions of Net Working Capital Amount, Closing Debt, Transaction Expense Amount and Closing Cash (including with respect to the dollar amounts assigned to particular items used in the determination of the Closing Statement) or contains mathematical errors in the computation of amounts set forth in the Closing Statement with respect to such definitions. The Seller Representative hereby irrevocably waives the right to assert any objection with respect to the Closing Statement (including any items and amounts therein) that is not asserted in a Notice of Disagreement delivered by the Seller Representative to Buyer within forty-five (45) days after the Delivery Date. If a Notice of Disagreement is delivered by Sellers to Buyer within such forty-five (45)-day period, then the Closing Statement (as adjusted, if necessary) shall be deemed to be the Final Closing Statement for all purposes on the earlier of (i) the date Buyer and the Seller Representative resolve in writing all differences they have with respect to the Closing Statement or (ii) the date the disputed matters are resolved in writing by the Unaffiliated Firm (as set forth below). In the event that disputed matters are resolved by the Unaffiliated Firm (as set forth below), the Final Closing Statement shall consist of the applicable amounts from the Closing Statement (or amounts otherwise agreed to in writing by Buyer and the Seller Representative) as to items that have not been submitted for resolution to the Unaffiliated Firm, and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm.
(d)During the thirty (30)-day period following the delivery of a Notice of Disagreement (the “Resolution Period”), Buyer and the Seller Representative shall seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement. If, at the end of the Resolution Period, Buyer and the Seller Representative have not reached agreement on such matters, Buyer and the Seller Representative shall promptly jointly engage a single arbitrator from a nationally recognized independent accounting firm to be mutually agreed by Buyer, on the one hand, and the Seller Representative, on the other hand (the “Unaffiliated Firm”), to resolve the matters specified in the Notice of Disagreement that remain in dispute by arbitration in accordance with the procedures set forth in this Section 2.4(d). In connection with such engagement, Buyer and the Seller Representative shall each execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Unaffiliated Firm, Buyer and the Seller Representative shall provide the Unaffiliated Firm with a copy of this Agreement, the Closing Statement and the Notice of Disagreement. Each of Buyer, on the one hand, and the Seller Representative, on the other hand, may also submit in writing to the Unaffiliated Firm one position statement accompanied by any applicable supporting documentation it or they desire (each, a “Position Statement”) with respect to each of the matters set forth in the Notice of Disagreement submitted to the Unaffiliated Firm for resolution. Position Statements, if any, shall be delivered to the Unaffiliated Firm, with a copy to the other party or parties (at the same time as it is provided to the Unaffiliated Firm). The Unaffiliated Firm shall have the authority to request in writing such additional written submissions from Buyer or the Seller Representative as it deems appropriate; provided, however, that a copy of any such submission shall be provided to the other party or parties at the same time as it is provided to the Unaffiliated Firm. Neither Buyer nor the Seller Representative shall make (or permit any of its or their respective Representatives to make) any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm. Neither Buyer nor the Seller Representative shall communicate (or permit any of its or their respective Representatives to communicate) with the Unaffiliated Firm without providing the other party or parties a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm). The Unaffiliated Firm shall have forty-five (45) days (or such longer period as may be reasonably required by the Unaffiliated Firm) to review the documents provided to it pursuant to this Section 2.4(d). Within such forty-five (45) day period (or such longer period as may be reasonably required by the Unaffiliated Firm), the Unaffiliated Firm shall furnish simultaneously to Buyer and the Seller Representative its written determination with respect to each of the matters in dispute submitted to it for resolution. The Unaffiliated Firm shall resolve the differences regarding the Closing Statement based solely on the information provided to the Unaffiliated Firm by Buyer and the Seller Representative pursuant to the terms of this Agreement (and not independent review). The Unaffiliated Firm’s authority shall be limited to resolving disputes with respect to whether the Closing Statement was prepared in accordance with the terms of Section 2.4(b) and the definitions of Net Working Capital Amount, Closing Debt, Transaction Expense Amount and Closing Cash with respect to the individual items on the Closing Statement in dispute specified in the Notice of Disagreement (it being understood that the Unaffiliated Firm shall have no authority to make any adjustments to any financial statements or amounts other than amounts set forth on the Closing Statement that are in dispute). In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by Buyer or the Seller Representative or less than the smallest value for such item asserted by Buyer or the Seller Representative.
(e)The decision of the Unaffiliated Firm shall be, for all purposes, conclusive, non-appealable, final and binding. Such decision shall be subject to specific performance pursuant to Section 12.16, and judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, in any court of competent jurisdiction (subject to Section 12.12). The fees of the Unaffiliated Firm shall be borne by Buyer, on the one hand, and Sellers, on the other hand, in the same proportion that the dollar amount of disputed items lost by Buyer, on the one hand, or Sellers, on the other hand, bears to the total dollar amount in dispute resolved by the Unaffiliated Firm. Each of Buyer, on the one hand, and Sellers, on the other hand, shall bear the fees, costs and expenses of its or their own accountants, attorneys and other experts and all of its or their other expenses in connection with matters contemplated by this Section 2.4.
(f)After the Final Closing Statement has been determined, the Purchase Price shall be (i) (A) reduced by the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Final Net Working Capital Amount, or (B) increased by the amount, if any, by which the Final Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, (ii) (A) reduced by the amount, if any, by which the Final Closing Debt exceeds the Estimated Closing Debt, or (B) increased by the amount, if any, by which the Estimated Closing Debt exceeds the Final Closing Debt, (iii) (A) reduced by the amount, if any, by which the Estimated Closing Cash exceeds the Final Closing Cash, or (B) increased by the amount, if any, by which the Final Closing Cash exceeds the Estimated Closing Cash, and (iv) (A) reduced by the amount, if any, by which the Final Transaction Expense Amount exceeds the Estimated Transaction Expense Amount, or (B) increased by the amount, if any, by which the Estimated Transaction Expense Amount exceeds the Final Transaction Expense Amount. The net amount of the reduction in or addition to the Purchase Price resulting from the reductions and additions referred to in the preceding sentence are hereafter collectively referred to as the “Post-Closing Reduction” and “Post-Closing Addition”, respectively.
(g)If any Post-Closing Reduction has been determined pursuant to this Section 2.4, Sellers shall pay to Buyer, by wire transfer of immediately available funds to such bank and account as is specified in writing by Buyer to the Seller Representative, an amount equal to such Post-Closing Reduction within five (5) business days after the Closing Statement is deemed to be the Final Closing Statement in accordance with Section 2.4(c) in full satisfaction of the Post-Closing Reduction. If any Post-Closing Addition has been determined pursuant to this Section 2.4, Buyer shall pay to each Seller, by wire transfer of immediately available funds to such bank and account as is specified in writing by the Seller Representative to Buyer, an amount equal to each Seller’s Pro Rata Portion of the Post-Closing Addition within five (5) business days after the Closing Statement is deemed to be the Final Closing Statement in accordance with Section 2.4(c). If both the Post-Closing Reduction and the Post-Closing Addition equal zero dollars, neither Buyer nor Sellers shall have any obligation to make any payment to the other party or parties in respect of the Final Net Working Capital Amount, the Final Closing Debt, the Final Transaction Expense Amount or the Final Closing Cash.
Section 1.5Allocation of Purchase Price.
(a)Sellers and Buyer agree that, in accordance with IRS Rev. Rul. 99-6, 1999-1 CB 432, for U.S. federal and applicable state income Tax purposes, the sale of the Interests or other Equity Interests of the Company or any of its Subsidiaries to Buyer pursuant to this Agreement will be treated as a sale by

Sellers of interests in a partnership, and as a purchase by Buyer of the assets of the Company. For purposes of Sections 743(b), 755 and 1060 of the Code and the Treasury Regulations promulgated pursuant thereto, the Purchase Price shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder among the assets of the Company for all purposes (including all Tax and financial accounting purposes) in accordance with their respective fair market values.
(b)Within ninety (90) days after the Closing Date, Buyer shall provide the Seller Representative with a schedule allocating the Purchase Price (including the deemed assumed liabilities of the Company) among the Company Assets in accordance with Section 1060 of the Code (the “Purchase Price Allocation Schedule”), along with any valuations, reports and calculations used by Buyer to determine the Purchase Price Allocation Schedule. Following Buyer’s delivery of the Purchase Price Allocation Schedule (and the associated valuations, reports and calculations) to Seller Representative, Buyer shall provide Seller Representative and its Representatives with (i) reasonable access to the books and records of Buyer, Parent and its Affiliates to the extent related to determining the Purchase Price Allocation Schedule and (ii) the opportunity to consult with the personnel and Representatives of Parent, Buyer and their Affiliates that were involved with preparing the Purchase Price Allocation Schedule or any valuations related thereto. The Purchase Price Allocation Schedule will be deemed to be final if the Seller Representative does not deliver written notice of a dispute, specifying in reasonable detail Seller Representative’s disagreement with the Purchase Price Allocation Schedule, to Buyer within thirty (30) days of Buyer’s delivery of such schedule. If the Seller Representative timely delivers written notice of a dispute regarding the Purchase Price Allocation Schedule, Buyer and the Seller Representative shall cooperate in good faith to resolve their differences. In the event Buyer and the Seller Representative agree (or are deemed to agree) on the final Purchase Price Allocation Schedule, Buyer shall in good faith update the final Purchase Price Allocation Schedule for any adjustments to the Purchase Price (and any other amounts constituting consideration for the Company Assets for U.S. federal income tax purposes). Except to the extent otherwise required by applicable Laws, in the event Buyer and the Seller Representative agree (or are deemed to agree) on the final Purchase Price Allocation Schedule, Buyer and the Seller Representative (i) will, and will cause each of their respective Affiliates to, make all Tax Returns, reports, forms, declarations, claims and other statements in a manner consistent with the final Purchase Price Allocation Schedule (as updated), (ii) will not, and will cause each of their respective Affiliates not to, make any statement or adjustment that is inconsistent with the final Purchase Price Allocation Schedule (as updated) on any returns or during the course of any IRS or other Tax audit, and (iii) promptly notify the other party if it becomes aware of any audit, investigation or proceeding relating to the final Purchase Price Allocation Schedule. Notwithstanding anything to the contrary in this Section 2.5(b), in the event Buyer and the Seller Representative fail to reach an agreement regarding the Purchase Price Allocation Schedule, Buyer and the Seller Representative each shall make their own determination as to its purchase price allocation, and Buyer and the Seller Representative (on behalf of each Seller) shall each file an IRS Form 8594 reflecting such determination.
Section 1.6Tax Withholding.
Notwithstanding anything in this Agreement to the contrary, except for any Transfer Taxes payable by Buyer pursuant to Section 2.3, Buyer shall be entitled to deduct and withhold from the Purchase Price all amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Law. Buyer shall provide written notice to the Seller Representative at least ten (10) days before making such withholding or deduction, which notice shall include the basis for the proposed deduction or withholding, and the parties hereto shall work in good faith to minimize the amount of such withholding or deduction. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect of whom such deduction and withholding was made. The provisions of this Section 2.6 shall apply whether such payments of the Purchase Price are payable to Sellers on or after the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE FOUNDERS
Each Seller, and each Founder, severally, but not jointly, hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 1.1Organization; Authority; Binding Obligation.
(a)Each Seller is duly organized, validly existing and in good standing (to the extent such concept exists under its jurisdiction of organization) under the Laws of its jurisdiction of organization. Each Seller has all requisite limited liability company authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted through the Closing Date.
(b)Each Founder has the capacity to execute and deliver each Transaction Document delivered or to be delivered by such Founder and to perform all of such Founder’s obligations hereunder and thereunder and to consummate the Transaction. This Agreement has been duly executed and delivered by such Founder (and if such Founder is a married individual, by his spouse through the execution and delivery of a spousal consent delivered to Buyer) and constitutes the legal, valid and binding obligation of such Founder (and if applicable, his spouse), enforceable against such Founder (and if applicable, his spouse) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each other Transaction Document delivered or to be delivered by such Founder will be duly executed and delivered by such Founder (and if such Founder is a married individual, by his spouse through the execution and delivery of a spousal consent delivered to Buyer) and, when so executed and delivered, will constitute the legal, valid and binding obligation of such Founder (and if applicable, his spouse), enforceable against such Founder (and if applicable, his spouse) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
Section 1.2No Breach.
None of the execution, delivery or performance by such Seller or Founder of any Transaction Document delivered or to be delivered by such Seller or Founder, or the consummation by such Seller or Founder of the Transaction, does or shall, with or without the giving of notice or the lapse of time or both, (a) require any Permit applicable to such Seller or Founder or (b) conflict with, or result in a breach or violation of or a default under, or require any payment under, or give rise to a right of amendment, termination, cancellation, suspension, notification or acceleration of any right or obligation or to a loss of a benefit under (i) any Contract of such Seller or Founder or any of its or his Affiliates or (ii) any Law or Permit or other requirement to which such Seller or founder or its or his respective properties or assets are subject.
Section 1.3Title; Capitalization of Sellers; Control of Sellers.
(a)Such Seller has good and marketable title to, and is the record and beneficial owner of, the Interests set forth opposite such Seller’s name on Schedule 4.3 (and on the Closing Date shall have good and marketable title to, and shall be the record and beneficial owner of, such Interests set forth on Schedule 4.3), free and clear of all Liens, and shall transfer and deliver to Buyer at the Closing good and marketable title to such Interests, free and clear of all Liens. The Interests set forth opposite such Seller’s name on Schedule 4.3 constitute all of the Interests over which any voting or dispositive power is held by such Seller. Each Seller has the sole power and authority to sell, transfer, assign and deliver such Seller’s Interests as provided in this Agreement. Other than this Agreement and as set forth on Schedule 3.3(a), no Seller is bound by, and the Interests are not subject to, any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights, issuance, redemption, registration, transfer or disposition of the Interests.

(b)Each Founder is the sole general partner of and controls the applicable Seller set forth opposite each such Founder’s name on Schedule 3.3(b); provided, that for purposes of this Section 3.3(b), “control” shall have the meaning set forth in the definition of “Affiliate”.
Section 1.4No Brokers.
Except for DCA Partners, whose fees and expenses shall constitute Transaction Expenses, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller, Founder or any Affiliate of such Seller or Founder who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.
Section 1.5Seller or Founder Consents.
Except for the filings required under the HSR Act and as set forth on Schedule 3.5, no Consent or Order of, with or to any Person is required to be obtained or made by or with respect to such Seller or Founder in connection with the execution, delivery and performance by such Seller or Founder of any Transaction Document or the consummation by such Seller or Founder of the Transaction.
Section 1.6Investment Representations.
(a)Each Seller is acquiring the Parent Common Stock solely for such Seller’s account, for investment purposes only and not with a view to, or for sale or other disposition in connection with, any distribution of the Parent Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws. Such Seller acknowledges that the Parent Common Stock has not been registered under the Securities Act, or any state or foreign securities laws and that the Parent Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is effected (i) pursuant to the terms of an effective registration statement under the Securities Act (and the Parent Common Stock are registered under any applicable state or foreign securities laws), or (ii) pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.
(b)Each Seller (i) is an Accredited Investor, (ii) is able to bear the economic risk of an investment in the Parent Common Stock and can afford to sustain a total loss of that investment, (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Common Stock, (iv) has had an adequate opportunity to ask questions of and receive answers from the officers of Parent concerning Parent and the Parent Common Stock, and (v) as of the date hereof, has received and reviewed copies of Parent’s most recent annual report on Form 10-K, most recent proxy statement and all other reports filed by Parent under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the date of filing of Parent’s most recent annual report on Form 10-K prior to the date hereof.
Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company and each Seller, jointly and severally, hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:
Section 1.1Organization; Authority.
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it shall be conducted through the Closing Date. Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing as a foreign company or corporation in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Set forth on Schedule 4.1 is a list of the jurisdictions in which the Company or any of its Subsidiaries is qualified to transact business. True, complete and correct copies of the Organizational Documents, together with the minute books and membership interest transfer records of the Company and its Subsidiaries have been Made Available.
(b)The Company, and if, applicable, each of its Subsidiaries, has all requisite limited liability company power and authority to execute and deliver each Transaction Document delivered or to be delivered by any of them, to perform all of its or their obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by the Company and any of its Subsidiaries, if applicable, of each Transaction Document delivered or to be delivered by the Company or any such Subsidiary and the consummation by the Company or any such Subsidiary of the Transaction have been duly and validly authorized by all necessary limited liability company action on the part of the Company or such Subsidiary, and no Consent of the holders of any Equity Interests of the Company other than the Sellers is or shall be required in connection with the execution, delivery or performance of any of the Transaction Documents or the consummation of the Transaction by the Company.
(c)This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Each other Transaction Document to be delivered by the Company shall be duly executed and delivered by the Company and, when so executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
Section 1.2No Breach.
Except as set forth on Schedule 4.2, none of the execution, delivery or performance by any Seller, Founder or the Company or any of its Subsidiaries of any Transaction Document or the consummation by any Seller, Founder or the Company or any such Subsidiary of the Transaction does or shall, with or without the giving of notice or the lapse of time or both, (a) require any Permit applicable to the Company or any of its Subsidiaries, (b) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or upon the Equity Interests of the Company or any of its Subsidiaries, or (c) conflict with, or result in a material breach or violation of or a material default under, or require any payment in excess of $10,000 under, require any consent, approval, authorization, give to any third party any right of first refusal or offer, amendment, termination, cancellation, revocation, suspension, notification or acceleration or result in any material loss of a benefit under (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any Material Contract or (iii) any Law or Permit to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.
Section 1.3Capitalization.
The outstanding Interests of the Company are owned of record and beneficially as set forth on Schedule 4.3. Schedule 4.3 sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) its form of organization, (iii) its authorized and outstanding Equity Interests and (iv) the Equity Interests held by the Company and each other Person, directly or indirectly, in such Subsidiary. No Equity Interests or other securities of the Company or any of its Subsidiaries (other than the Interest and the Equity Interests of the Company’s Subsidiaries set forth on Schedule 4.3) are issued, reserved for issuance or outstanding. All of the outstanding Interests are owned of record and beneficially by Sellers, free and clear of all Liens, other than restrictions on transfer under applicable securities laws and the restrictions set forth in the operating agreement of the Company. All of the outstanding Equity Interests of the Company’s Subsidiaries are owned of record and beneficially by the Company or one of its Subsidiaries, free and clear of all Liens. All of the outstanding Interests and Equity Interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable Laws and were not issued in violation of, and are not subject to, any preemptive or subscription rights. There are no bonds, debentures, notes or other indebtedness of any type whatsoever of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of Equity Interests of the Company or any of its Subsidiaries may vote. Except as set forth on Schedule 4.3 and except for rights granted to Buyer under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Interests of the Company or any of its Subsidiaries or any other securities of the Company or any of its Subsidiaries, and none of the Company, any of its Subsidiaries or any Seller (and none of their respective Affiliates) is obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem, or make any payment with respect to, any Equity Interests of the Company or any of its Subsidiaries, any other securities of the Company or any of its Subsidiaries or any interest in or assets of the Company or any of its Subsidiaries to or from any Person, or to issue, deliver, sell, purchase or redeem, or make any payment with respect to, any appreciation rights or other Contracts of the Company or any of its Subsidiaries relating to any Equity Interests or other securities of the Company or any of its Subsidiaries to or from any Person.
Section 1.4Title to Interests.
At the Closing, Buyer shall acquire good, valid and marketable title to all of the Interests free and clear of all Liens.
Section 1.5Equity Interests.
Except as set forth on Schedule 4.5 and for the ownership of the Company’s Subsidiaries set forth on Schedule 4.3, neither the Company nor any of its Subsidiaries owns, or in the three (3) years prior to the date hereof has ever owned, beneficially or otherwise, directly or indirectly, any capital stock, other Equity Interest or other security of, or has, or in the three (3) years prior to the date hereof has ever had, any obligation to form, acquire an equity interest or otherwise make any investment in, any Person.
Section 1.6Affiliate Transactions.
Except as set forth on Schedule 4.6, there is no, and from January 1, 2017 there has not been any, Indebtedness, Contract, transaction or payment or transfer, directly or indirectly, of any funds or other property, between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), including any Founder, Seller or any officer, director, member, manager or equityholder of the Company or any of its Subsidiaries or any Affiliate of a Seller or immediate family member of any Founder, on the other hand, except for (a) regularly scheduled cash compensation paid to employees of the Company or any of its Subsidiaries and amounts paid to employees of the Company or any of its Subsidiaries pursuant to existing employee benefit plans listed on Schedule 4.18(b), (b) reimbursements of ordinary and necessary business expenses of employees of the Company or any of its Subsidiaries incurred in connection with their employment consistent with written policies of the Company or any of its Subsidiaries and (c) validly approved cash distributions paid by the Company to Sellers or from a Subsidiary of the Company to the Company or to another Subsidiary of the Company. Except as set forth on Schedule 4.6, none of Sellers, the Founders, the immediate family members of the Founders, or any Affiliate of any Seller, Founder or immediate family member of Founder (other than the Company or its Subsidiaries) (i) is a party to any Contract with the Company or any of its Subsidiaries, (ii) owns or has any interest, directly or indirectly, in any assets, properties or rights, tangible or intangible, used or held for use by the Company or any of its Subsidiaries (other than as a holder of Interests), (iii) is a supplier, customer, competitor, debtor, guarantor, lessor or creditor of the Company or any of its Subsidiaries, (iv) owes any money to, or is owed any money by, the Company or any of its Subsidiaries (other than with respect to

Plans or employment agreements, in each case, in effect as of the date hereof) or (v) has any claim or cause of action against the Company or any of its Subsidiaries.
Section 1.7Financial Information.
(a)Set forth on Schedule 4.7(a)(i) is (i) the audited balance sheet of the Company and its Subsidiaries as of December 31, 2019 and 2020, and the related consolidated statements of income, members’ capital and accumulated other comprehensive loss, and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”), and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2021 (the “Interim Balance Sheet”, and the date thereof, the “Interim Balance Sheet Date”), and the related statements of income for the nine (9)-month period then ended (the “Interim Financial Statements”) (the Audited Financial Statements and the Interim Balance Sheet, collectively, together with the notes and any supplemental information thereto, the “Company Financial Statements”). Except in the case of the Interim Financial Statements and any financial statements provided pursuant to Section 6.15(a), with respect to normal year-end adjustments and lack of footnote disclosures, the Company Financial Statements (A) have been prepared from and in accordance with the books, accounts and financial records of the Company and its Subsidiaries (which are maintained in accordance with GAAP and applicable Law, reflect in reasonable detail and in all material respects the assets, liabilities and transactions of the Company and its Subsidiaries, and are true, complete and correct in all material respects) and in accordance with GAAP consistently applied and (B) present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates set forth therein and their results of operations and cash flows for the periods set forth therein. Set forth on Schedule 4.7(a)(ii) are the balance sheet of the Company and its Subsidiaries (in each case, excluding the Excluded Businesses) as of September 30, 2021 and the consolidated statements of income of the Company and its Subsidiaries (in each case, excluding the Excluded Businesses) for the fiscal years ended December 31, 2019 and 2020 (the “Management Reports”). The Management Reports (A) have been prepared from and in accordance with the books, accounts and financial records of the Company and its Subsidiaries and (B) present fairly in all material respects the results of operations of the Company and its Subsidiaries (other than the Excluded Businesses) for the periods set forth therein. The Interim Financial Statements do not reflect any assets or revenues related to the Excluded Businesses. The Management Reports do not reflect any revenues related to the Excluded Businesses.
(b)Except for Liabilities (i) set forth on Schedule 4.7(b), (ii)  reflected or reserved on the Interim Balance Sheet, (iii) incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (iv) arising pursuant to this Agreement or the Transaction, (v) consisting of executory obligations under Contracts (none of the Liabilities under this clause (v) relates to a breach of Contract), (vi) Transaction Expenses to the extent included in the Closing Statement, (vii) Closing Debt to the extent included in the Closing Statement, (viii) included in the calculation of Net Working Capital Amount, or (ix) which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.
(c)Set forth on Schedule 4.7(c) is a true, complete and correct report describing (i) any rebate or other discount program(s) in place between the Company or any of its Subsidiaries and any customer of the Company or any of its Subsidiaries, (ii) the total amount of rebates paid by the Company or the applicable Subsidiary to all customers under all rebate programs during the fiscal year ended December 31, 2020 that are not reflected in the Company Financial Statements for such fiscal year; (iii) the total amount of rebates payable by the Company or the applicable Subsidiary to all customers under all rebate programs as of September 30, 2021; and (iv) the total amount, if any, by which the rebates paid set forth on Schedule 4.7(c) are less than those that the Company and its Subsidiaries are obligated to pay under the applicable Contracts.
(d)Set forth on Schedule 4.7(d) is the following information, which is true, complete and correct: (i) a list of all customers of the Company or any of its Subsidiaries with whom there are any outstanding Customer Loans as of the date hereof, (ii) the outstanding balance of such Customer Loans as of September 30, 2021 and (iii) the total outstanding balance of all customer deposits as of September 30, 2021.

(e)Set forth on Schedule 4.7(e) is the following information with respect to each Top Customer of each of the Segments, which is true, complete and correct: (i) the Segment and subsegment, if any, of the Business that sells to the customer, (ii) the total gallons sold or transported to the customer for the years ended December 31, 2020 and 2019 by Segment, and (iii) the total gallons sold or transported to the customer for the 9-month periods ended September 30, 2021 and 2020 by Segment.
(f)Set forth on Schedule 4.7(f) is the following information with respect to each Top Supplier, which is true, complete and correct: (i) supplier name, (ii) supplier Contract, (iii) product type, and (vi) the Supplier Termination Amounts.
(g)Set forth on Schedule 4.7(g) is a true, complete and correct aging report as of the Interim Balance Sheet Date of the accounts receivable, loans receivable and other receivables of the Company or any of its Subsidiaries (the “Aging Report”), which report (i) identifies the type of each such receivable, (ii) the counterparty to such receivable, and (iii) sets forth the aging of each such receivable.
(h)All accounts receivable, loans receivable and other receivables of the Company or any of its Subsidiaries arose from bona fide sales and deliveries of goods or performance of services in the ordinary course of business consistent with past practice. Except as otherwise set forth on Schedule 4.7(h), none of such receivables are subject to any performance obligations by the Company or any of its Subsidiaries prior to collection. All such receivables existing at September 30, 2021 have been reserved in the Interim Balance Sheet in accordance with GAAP.
Section 1.8Taxes. Except as set forth on Schedule 4.8:
(a)All Tax Returns required to be filed on or before the Closing Date by or in respect of the Company or any of its Subsidiaries (or any predecessor entities) for any period ending on or before the Closing Date (giving regard to valid extensions) have been timely filed, including all applicable extensions of time for filing, with the appropriate tax authorities in all jurisdictions in which such Tax Returns are or were required to be filed. Each such Tax Return was complete and correct in all material respects. The Company has delivered to Buyer complete and correct copies of all income Tax Returns and material non-income Tax Returns for all periods beginning after December 31, 2017 that were filed by the Company or any of its Subsidiaries (or any predecessor entities).
(b)All Taxes due and payable (without regard to whether a Tax Return was or is required) for which the Company or any of its Subsidiaries (or any predecessor entities) is otherwise liable have timely been paid in full and to the extent the liabilities for such Taxes are not due, adequate reserves have been established with respect to such Taxes on the Balance Sheet in accordance with GAAP.
(c)Except as set forth on Schedule 4.8, each of the Company and its Subsidiaries has timely withheld proper and accurate amounts from its employees, independent contractors, customers, equityholders and others from whom it is or was required to withhold Taxes in compliance with all applicable Laws and has timely and properly paid all such withheld amounts to the appropriate taxing authorities.
(d)All Taxes due with respect to any completed and settled audit, examination or deficiency Action with any taxing authority for which the Company or any of its Subsidiaries (or any predecessor entities thereof) is or might otherwise be liable have been paid in full.
(e)There is no audit, examination, claim, dispute, assessment, levy, administrative proceeding or lawsuit pending or, to the Knowledge of the Company, threatened with respect to any Taxes for which the Company or any of its Subsidiaries (or any predecessor entities) is or might otherwise be liable and no taxing authority has given notice that it is conducting or intends to conduct an audit or examination with respect to any such Taxes. To the Knowledge of the Company, no issue has arisen in any examination of the Company or any of its Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other Tax period not so examined, would result in a deficiency for such other period, if upheld. Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment, reassessment or deficiency or with respect to the payment of any Taxes, which waiver or extension is in effect. Neither the Company nor any of its Subsidiaries is a party to any power of attorney with respect to a tax matter that is currently in force. Neither the Company nor any of its Subsidiaries has entered into any closing agreements with the IRS or any other taxing authority. The Company has delivered to Buyer complete and correct copies of all examination reports or other similar reports and statements of deficiencies assessed against or agreed to by, or on behalf of, the Company or any of its Subsidiaries or any predecessor entity of any thereof since December 31, 2017.
(f)Neither the Company nor any of its Subsidiaries has requested or received any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority.
(g)None of the assets of the Company or any of its Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) or Section 470(c)(2) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by any Person (other than the Company or any of its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.
(h)Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) change in method of accounting made on or prior to the Closing Date, including pursuant to Section 481 of the Code, or use of an improper method of accounting on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law) occurring prior to the Closing, (v) election under Section 108(i) of the Code made on or prior to the Closing Date or (vi) election in accordance with Section 965(h) of the Code made on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has an application pending with any taxing authority requesting permission for any change in accounting method.
(i)Each of the Company and its Subsidiaries has disclosed on its U.S. federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction, as defined in Treasury Regulation Section 1.6011-4, or a transaction substantially similar to a reportable transaction.
(j)Neither the execution and delivery of this Agreement nor the consummation of the Transaction shall (either alone or in conjunction with any other event) result in or cause the payment or provision of benefits which are “excess parachute payments” as the term is defined in Section 280G of the Code.
(k)The Company is classified as a partnership for U.S. federal income Tax purposes and has maintained such classification since its formation. Each of the Company’s Subsidiaries is classified as a disregarded entity for U.S. federal income Tax purposes and has maintained such classification since its formation.
(l)No Liens for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.
(m)No jurisdiction where the Company or any of its Subsidiaries do not file a Tax Return has made a claim that the Company or any of its Subsidiaries is required to file a Tax Return or is subject to Tax in such jurisdiction.

(n)Neither the Company nor any of its Subsidiaries is liable, and neither does the Company or any of its Subsidiaries have any liability, for the Taxes of another Person (i) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding Contracts entered into in the ordinary course of business consistent with past practice, the primary subject matter of which is not Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.
(o)Neither the Company nor any of its Subsidiaries has a permanent establishment, as defined in any applicable U.S. Tax treaty or convention, in any country other than the United States, nor does the Company or any of its Subsidiaries otherwise operate or conduct business through a branch in any foreign country.
(p)There is currently no limitation on the utilization of the Company’s or any of its Subsidiaries’ net operating losses, built-in losses, capital losses, Tax credits or other similar items.
(q)Neither the Company nor any of its Subsidiaries has distributed stock of any Person, or has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code at any time within the past five (5) years.
(r)Neither the Company nor any of its Subsidiaries has entered into a record retention agreement with any Governmental Entity that is still in effect.
(s)Neither the Company nor any of its Subsidiaries is currently the beneficiary of any Tax incentive, deferral, holiday or abatement arrangement with any Governmental Entity that, as a result of the Transaction, would be subject to any recapture, clawback, rescission, termination or similar adverse consequence and result in an increase in Taxes for the Company or any of its Subsidiaries.
(t)Neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state of local Law), (ii) deferred any Taxes (including both the employer and employee portion of any such Taxes) or filed an amended Tax Return under, or in response to, the CARES Act, (iii) claimed any employee retention credits under the CARES Act or (iv) sought or received any “Paycheck Protection Program” payments or other loans, grants or similar financial assistance in connection with the CARES Act.
(u)No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
Section 1.9Intellectual Property Matters.
(a)Set forth on Schedule 4.9(a) is a true, complete and correct list of all patents, patent applications, patent and invention disclosures filed or intended for filing, mask works, copyright applications and registrations, trademark applications and registrations and domain name registrations, in each case which is owned or used by the Company or any of its Subsidiaries indicating for each, the applicable jurisdiction, title, registration number (or application number), the date issued (or date filed) and all current applicants (or registered owners).
(b)Set forth on Schedule 4.9(b) is a true, complete and correct list of all material Contracts of the Company or any of its Subsidiaries relating to any Business Intellectual Property, including Contracts relating to the distribution or license of, royalty payments with respect to, or the right to use, exercise or practice any right under, any Business Intellectual Property, whether as licensor or licensee and Contracts of the Company or any of its Subsidiaries with current or former employees, consultants or contractors, regarding the appropriation or nondisclosure of any Business Intellectual Property, but not including (i) hosted software-as-a-service or licenses off-the-shelf, commercially available computer programs, firmware or software (“Off-the-Shelf Software”), or (ii) contractual obligations of employees or former employees pursuant to the Company’s or any Subsidiaries’ employee handbooks that have been Made Available to Buyer.

(c)Except as set forth on Schedule 4.9(c):
(i)the Company or one of its Subsidiaries solely and exclusively owns all valid and enforceable rights to (or, in the case of Business Intellectual Property subject to license agreements in favor of the Company or any of its Subsidiaries, has the valid and enforceable right to use in accordance with the terms of such license agreements) to the Business Intellectual Property, sufficient to operate the Business as currently conducted, and free and clear of all Liens and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions (except, in the case of Business Intellectual Property subject to license agreements in favor of the Company or any of its Subsidiaries set forth on Schedule 4.9(b), as otherwise provided pursuant to the terms of such license agreements);
(ii)to the Company’s Knowledge, none of the Business Intellectual Property, any services as currently rendered by the Company or any of its Subsidiaries, any products, processes or materials developed, manufactured, produced or used by the Company or any of its Subsidiaries or the conduct of the Business as it is being conducted as of the date hereof and as it shall be conducted through the Closing Date infringe upon or misappropriate any Intellectual Property or other rights owned or held by any other Person;
(iii)to the Company’s Knowledge, no Person is infringing or misappropriating any Business Intellectual Property in any material respect; and
(iv)all Business Intellectual Property (other than Business Intellectual Property subject to license agreements in favor of the Company or any of its Subsidiaries set forth on Schedule 4.9(b)) and all Off-the-Shelf Software was developed entirely by employees or consultants of the Company or any of its Subsidiaries within the scope of their employment or consulting service and who have irrevocably assigned all of their rights (without limitation or reservation) to the Company or any of its Subsidiaries pursuant to enforceable written agreements.
(d)The Company and its Subsidiaries have taken commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect the Company’s and its Subsidiaries’ right, title and interest in and to all material items of all Business Intellectual Property. All present and former employees, agents, consultants and other representatives of the Company or any of its Subsidiaries who the Company has granted access to confidential or proprietary information of the Company or any of its Subsidiaries have a legal obligation of confidentiality to the Company or the applicable Subsidiary with respect to such information.
(e)The existing documentation relating to trade secrets and confidential business and technical information included in the Business Intellectual Property and material to the operation of the Company’s Business is current and sufficient in all material respects to identify and explain such trade secrets and confidential business and technical information and to allow its full and proper use.
(f)Except as set forth on Schedule 4.9(f), neither the Company nor any of its Subsidiaries has released, or escrowed for the benefit of others, any source code developed by the Company or any of its Subsidiaries, and no Person other than the Company or one of its Subsidiaries is in possession of any such source code.
(g)Any software included in the Business Intellectual Property does not contain any open source code or any other components, in each case that require reciprocity of disclosure or use (including through any form of the GNU General Public License or other open source licenses). No proprietary or trade secret material of the Company or any of its Subsidiaries is imbedded in any shared open source code.
(h)The Company and its Subsidiaries have (i) maintained all licenses, software subscriptions, critical hardware maintenance and data communication services necessary to use its

Company IT Systems and (ii) maintained reasonable documentation regarding all Company IT Systems, their methods of operation and their support and maintenance.
Section 1.10Data Privacy.
(a)The Company and each of its Subsidiaries is and has been in material compliance with all Privacy Obligations.
(b)Except as set forth on Schedule 4.10(b), the Privacy Policies describe how the Company or any such Subsidiary Processes or directs the Processing of Personal Information and the rights available to individuals under Privacy Obligations.
(c)The Company and its Subsidiaries have implemented and maintain written information security programs that are intended to protect Company Data from a Security Breach, including (i) processes, policies, and technical, physical and administrative safeguards necessary to comply with Privacy Obligations and otherwise protect and safeguard Company Data, and (ii) commercially reasonable and appropriate safeguards and any written publicly-available Privacy Policies or statements made by the Company or any of its Subsidiaries related to privacy or information security (collectively, “Information Security Program(s)”). To the Company’s Knowledge, the Company and its Subsidiaries have designed the Information Security Program(s) intended to (A) identify and address internal and external risks to the privacy, confidentiality, security, integrity and availability of the Company’s or its Subsidiaries’, as applicable, systems including Company Data Processed therein against loss, theft, unauthorized or unlawful access, Processing, or other misuse, and (B) maintain notification procedures in compliance in all material respects with applicable Privacy Obligations in the event of a Security Breach. The Company and its Subsidiaries are in material compliance with any applicable Information Security Program(s).
(d)The Company IT Systems are adequate and sufficient (for the operations of the Company and its Subsidiaries as currently conducted.
(e)In the last three (3) years, there has been no Security Breach, including any unauthorized access, use, intrusion, compromise, failure, breakdown, performance reduction or other adverse event affecting any Company IT Systems or Company Data, that caused any (i) substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct of the Business, (ii) material loss or destruction of or damage or harm to the Company or any of its Subsidiaries or their operations, personnel, Company Data, property, or other assets or (iii) material Liability to the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Company Data, the Company IT Systems and the data and other information stored or Processed thereon implementing and maintaining reasonable safeguards, including virus-checking software, to (x) monitor such Company IT Systems with respect to introduction of any malicious software (e.g., ransomware) and (y) ensure the availability of Company Data.
(f)The Company and its Subsidiaries (i) maintain commercially reasonable backup, data restoration, disaster recovery, and business continuity plans, procedures, and facilities, (ii) act in material compliance therewith and (iii) test such plans and procedures on a regular basis.
(g)To the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ material third-party service providers, vendors, suppliers, subcontractors, or other third parties Processing the Company’s or any such Subsidiary’s Company Data (each a “Processor”), have (A) suffered any Security Breach that resulted in any unauthorized access to or use of any Company Data, (B) breached any obligations relating to Company Data or (C) violated any Privacy Obligations.
(h)Neither the Company nor any of its Subsidiaries has Sold Personal Information. For the purposes of this Section 4.10(h), “Sold” shall mean selling, renting, releasing, disclosing, disseminating, making available, transferring, or otherwise communicating orally, in writing, or by electronic or other means, Personal Information to a third party for monetary or other valuable consideration, or as further defined by the CCPA.

(i)To the extent required to maintain compliance with Privacy Obligations, the Company and each Subsidiary thereof has obtained and maintained all rights, authority, consents and authorizations necessary to receive, access, use, disclose and otherwise Process the Personal Information in its possession or under its respective control.
(j)In the last three (3) years, neither the Company nor any of its Subsidiaries has received any written notice, complaint or other communication from any Governmental Entity or other Person, and no Action has been asserted or is pending or, to the Knowledge of the Company, threatened against the Company or any such Subsidiary, alleging a violation of any Privacy Obligations or any Security Breach.
(k)Except as set forth on Schedule 4.10(k), the Company and its Subsidiaries maintain insurance for liability stemming from or relating to any Security Breach that may impact the Business, the Company, its Subsidiaries or any Company IT Systems with insurance coverage limits that the Company believes to be reasonable in relation to the activities conducted thereby.
(l)Where required, the Company and its Subsidiaries have entered into all export agreements or arrangements that are compliant with its Privacy Obligations. The Company and its Subsidiaries have materially complied with all valid requests from data subjects in respect of such subjects’ statutory rights (e.g., access, deletion, portability and rectification).
Section 1.11Assets and Properties.
(a)The Company and its Subsidiaries have fee title to the Owned Real Property, free and clear of all Liens other than Permitted Liens and Liens disclosed in the Title Information. The Leases for the Leased Premises are in full force and effect. Each of the Company and its Subsidiaries has (i) good and marketable title to all of its personal property assets which it purports to own (including all personal property assets recorded on the Balance Sheet), and (ii) valid leasehold interests in all of its personal property assets which it purports to lease, in each case (with respect to both clause (i) and (ii) above), free and clear of all Liens, other than Permitted Liens.
(b)Schedule 4.11(b)(i) sets forth a true, complete and correct list and description of all real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”), together with the name of the record owner of each parcel of Owned Real Property. Except for the Owned Real Property or real property previously owned by the Company or any of its Subsidiaries as set forth on Schedule 4.11(b)(ii) (“Previously Owned Real Property”), neither the Company nor any of its Subsidiaries owns or has owned any real property in the last five (5) years. For each Previously Owned Real Property (i) the Company or any of its Subsidiaries no longer have any legal title to such real property, (ii) all obligations and debts by the Company and/or its Subsidiaries in connection with the Previously Owned Real Property have been performed or paid in full or otherwise satisfied, and (iii) neither the Company nor any of its Subsidiaries have any remaining liability in connection with the Previously Owned Real Property. Schedule 4.11(b)(iii) contains a list of all title reports and title policies that any Seller or any of his or its Affiliates (including the Company or any of its Subsidiaries) has obtained with respect to any Real Property (collectively with any title reports and title policies obtained by Buyer or Parent in connection with the Transaction, the “Title Information”). True, complete and correct copies of all such title reports and title policies have been Made Available.
(c)Schedule 4.11(c)(i) contains a true, complete and correct list of (i) all real estate leased, subleased, licensed, sublicensed, or occupied by the Company or any of its Subsidiaries pursuant to a Lease or otherwise (the “Leased Premises” and, together with the Owned Real Property, the “Real Property”), indicating in the case of Leases in which the Company or any of its Subsidiaries are parties, the ownership, street address and use of each of the Leased Premises and (ii) all Leases to which the Company or any of its Subsidiaries is a party (including all subleases and other Leases through which the Company or any of its Subsidiaries has granted any interest in any of the Leased Premises, or any portion thereof, to any Person). Except for the Leased Premises, or any real estate previously leased, licensed, sublicensed, used or occupied by the Company or any of its Subsidiaries as set forth on Schedule 4.11(c)(ii) (collectively, “Terminated Leases”), neither the Company nor any of its Subsidiaries leases, subleases or occupies, or has within the past five (5) years, subleased, occupied or operated, any real property. With respect to each Terminated Lease (i) each Terminated Lease has expired or been terminated, (ii) all rents and other sums due and payable by the Company and/or its Subsidiaries in connection with the Terminated Leases have been paid in full, and (iii) all obligations imposed on the Company and/or its Subsidiaries in connection with the Terminated Leases have been fully satisfied and neither the Company nor any of its Subsidiaries have any remaining liability in connection with the Terminated Leases. True, complete and correct copies of all Leases for real property occupied or used by the Company or its Subsidiaries, including all restatements, supplements, amendments, and modifications thereof, in the possession or control of the Company, any of its Subsidiaries or any Seller have been Made Available. True, complete and correct copies of all surveys, environmental, health and safety and other reports or written notices concerning the Company’s operations or the Real Property which are in the possession or control of the Company, any of its Subsidiaries or any Seller have been Made Available. All such Leases are in full force and effect and are binding and enforceable. With respect to the Leases, (1) neither the Company nor any of its Subsidiaries is in default in any material respect, (2) to the Company’s Knowledge, no Lessor is in default in any material respect under any of the terms of the Leases and, (3) to the Company’s Knowledge, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default by the Company or its Subsidiaries, or permit the termination or modification of, or acceleration of rent under, any such Lease. Within the past two years, neither the Company nor any Subsidiary has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any of the Leases.
(d)No portion of the Real Property is subject to any pending or, to the Company’s Knowledge, threatened condemnation or other similar proceeding by any Governmental Entity. To the Company’s Knowledge, there are no material restrictions imposed by any Lease, Lien or other Contract or by Law which preclude or restrict the ability to use the Real Property for the purposes for which they are currently being used. Except as set forth on Schedule 4.11(d), there are no Contracts or other agreements, written or oral granting to any party or parties a right of use or occupancy of any portion of (x) the Owned Real Property; (y) the Leased Premises where the Company or any of its Subsidiaries is a party to such Contracts or other agreements; or (z) to the Company’s Knowledge, Leased Premises where none of the Company or any of its Subsidiaries is a party to such Contracts or other agreements, other than the Company or any of its Subsidiaries. Except as set forth on Schedule 4.11(d), there are no outstanding options or rights of first refusal to purchase any portion of the Owned Real Property or any interest therein. Neither the Company nor any of its Subsidiaries has assigned any Leases or sublet all or any part of the Real Property.
(e)Except as set forth on Schedule 4.11(e), (i) all of the Real Property is accessible through public or private easements or rights-of-way abutting or crossing the Real Property except for Permitted Liens, (ii) all of the Real Property is supplied with utilities and other services necessary for the operation of such Real Property as currently conducted, including gas, electricity, water, telephone, sanitary sewer and storm sewer necessary for the current operation of the Real Property, all of which services are adequate for the current operation of such Real Property, and (iii) all buildings, structures, and other improvements included within the Real Property are in good operating condition and repair, subject to normal wear and tear, and are usable in the manner currently operated.
(f)All of the tangible assets and properties owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any material defects (including latent defects and adverse physical conditions), reasonable wear and tear excepted, and are suitable for the uses for which they are being used. All operating assets of the Company or any of its Subsidiaries (including all Fuel Equipment) have been installed and maintained in all material respects in accordance with generally accepted industry practices.
(g)All point of sale (POS) systems (including all related hardware and software), card readers, dispensers and other Fuel Equipment comply in all material respect with all applicable payment card industry data security standards (both Payment Card Industry (“PCI”) PIN Entry Device and PCI Data Security Standard compliant, as applicable) and other applicable Laws and, to the Company’s Knowledge, are in compliance with credit card industry standards.

(h)Schedule 4.11(h) lists all motor vehicles, trailers and other items of rolling stock owned or leased by the Company or any of its Subsidiaries, their respective locations that constitute their principal place(s) of business and their states of license and license numbers.
(i)Notwithstanding any other provision of this Agreement, the Company, Sellers and Buyer are making no representations or warranties in this Agreement with respect to any requirements in the Americans with Disabilities Act or any equivalent State Law to make any Real Property physically accessible to people with disabilities.
Section 1.12Contracts.
(a)Schedule 4.12(a) contains a true, complete and correct list of all of the following Contracts of the Company or any of its Subsidiaries or to which any of their respective assets are subject, in each case, under which any of the parties thereto have any continuing obligation thereunder (other than those set forth on Schedule 4.9(b), Schedule 4.11(c)(i), Schedule 4.18(b) or Schedule 4.18(j)):
(i)all Contracts (or groups of related Contracts) for the lease (whether as lessor or as lessee) of personal property to or from any Person providing for annual lease payments in excess of $50,000;
(ii)(A) all Contracts pursuant to which the Company or any of its Subsidiaries provides products or services to customers that provide for annual payments to the Company or any of its Subsidiaries of $200,000 or more or aggregate payments to the Company or any of its Subsidiaries of $400,000 or more; (B) all Contracts pursuant to which the Company or any of its Subsidiaries purchase or may purchase products or services intended for resale to customers that provide for annual payments from the Company or any of its Subsidiaries of $500,000 or more or aggregate payments from the Company or any of its Subsidiaries of $1,000,000 or more;
(iii)all material Contracts providing for any rebate, promotion, allowance or other discount program(s) to any customer or from any supplier of the Company or any of its Subsidiaries;
(iv)all Contracts for the throughput or storage of Resale Products that provide for annual payments in excess of $100,000;
(v)all Contracts concerning a partnership, joint venture, joint development, co-branding, cooperation, alliance, association, collaboration or any other arrangement involving a sharing of profits, losses, or costs;
(vi)all Contracts providing for management services or for the services of independent contractors or consultants (or similar arrangements), including commission agreements and agency agreements, to the extent payments by the Company thereunder exceed $150,000 per year;
(vii)all Contracts providing for advertising, promotional or marketing services;
(viii)all Contracts (or groups of related Contracts) relating to or evidencing Indebtedness of the Company or any of its Subsidiaries (or the creation, incurrence, assumption, securing or guarantee thereof);
(ix)all Contracts (or groups of related Contracts) under which (A) any Person has directly or indirectly guaranteed any Liabilities of the Company or any of its Subsidiaries or (B) the Sellers, their Affiliates or the Company or any of its Subsidiaries has guaranteed any Liabilities of any Person;
(x)all Contracts (or groups of related Contracts) under which the Company or any of its Subsidiaries has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, including employees, in each case in excess of $100,000;
(xi)all Contracts (or groups of related Contracts) providing for or granting a Lien upon any assets or properties of the Company or any of its Subsidiaries;
(xii)all Contracts providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or any of its Subsidiaries or any predecessor Person of any thereof;
(xiii)all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any Founder), officer, director, member, manager or equityholder of the Company or any of its Subsidiaries or any immediate family member of any the foregoing (or any Affiliate thereof), on the other hand;
(xiv)all Contracts with any broker, distributor, dealer, agent, finder or representative relating to the distribution, marketing, supply or sale of products or services pursuant to which the Company has made total payment in the past twelve (12) months, or are required to make payments in the next twelve (12) months, in excess of $150,000;
(xv)all Contracts providing for or containing confidentiality and non-disclosure obligations (other than standard non-disclosure forms signed by employees generally, copies of which have been Made Available, or contained in the Company’s and its Subsidiaries’ standard forms of customer agreements, true, complete and correct copies of which have been Made Available);
(xvi)all executory Contracts for or relating to the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof;
(xvii)all Contracts which limit the ability of the Company or any of its Subsidiaries to compete in or operate any line of business or compete with any Person or in any geographic area or which limit or materially restrict the ability of the Company or any of its Subsidiaries to develop, manufacture, market, sell or distribute any material products or services;
(xviii)all Contracts which (A) provide for or contain most favored nation or customer clauses, (B) require any Person to sell or purchase a minimum quantity of any products or services to or from any other Person; or (C) contain any “take or pay” provision;
(xix)all Contracts which provide for or contain any exclusive supply, exclusive purchase or other exclusive dealing arrangements;
(xx)all Contracts which provide for or contain any right of first refusal, right of first offer or similar provisions;
(xxi)all Contracts providing for or relating to Hedging Transactions;
(xxii)all Contracts with any Governmental Entity that are material to the Business;
(xxiii)all Contracts obtained or entered into through, by way of or as a result of (in any respect) any minority business enterprise (MBE), women’s business enterprise (WBE), disadvantaged business entity (DBE), or similar procurement program;
(xxiv)all Contracts containing any restrictions with respect to payment of dividends or any other distributions in respect of the Equity Interests of the Company or any of its Subsidiaries; and

(xxv)all other Contracts which provide for aggregate payments to or from the Company or any of its Subsidiaries of $250,000 or more.
Each Contract set forth or required to be set forth on this Schedule 4.12(a), Schedule 4.9(b), Schedule 4.11(c)(i), Schedule 4.18(b) or Schedule 4.18(j) are each referred to herein as a “Material Contract”.
(b)Each Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms against the Company or the applicable Subsidiary and, to the Knowledge of the Company, against any other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
(c)Except as set forth on Schedule 4.12(c), the Company and its Subsidiaries (and, to the Knowledge of the Company, the other party or parties thereto) have performed in all material respects all obligations required to be performed by them under each Material Contract and are not in default under any Material Contract. Except as set forth on Schedule 4.12(c), to the Company’s Knowledge, no event has occurred or circumstance exists with respect to the Company or any of its Subsidiaries or with respect to any other Person that (with or without lapse of time or the giving of notice or both) will in any material respect contravene, conflict with or result in a violation or breach of or give the Company, any of its Subsidiaries or any other Person the right to declare a default or exercise any other material remedy under, or to accelerate any obligation under, or to cancel, terminate or materially modify, any Material Contract. No party to any Material Contract has repudiated any provision thereof or terminated any Material Contract, to the Company’s Knowledge, the other party or parties to any Material Contract do not intend to exercise any right of cancellation, termination or non-renewal thereof. True, complete and correct copies of all written Material Contracts and a summary of all oral Material Contracts have been Made Available.
Section 1.13Litigation.
(a)Except as set forth on Schedule 4.13, (i) no judgment, ruling, order, writ, decree, award, stipulation, injunction or determination by or with any Governmental Entity (each, an “Order”) to which the Company or its Subsidiaries is a party or by which any material assets of the Company or its Subsidiaries are bound, is in effect; (ii) no Order to which the Sellers or any of their Affiliates is a party, in each case with respect to the Orders described in this clause (ii), which relates to the Company or any of its Subsidiaries or any of their material assets, is in effect; and (iii) none of Sellers, Founders, their Affiliates, the Company or its Subsidiaries is (or has been in the past five (5) years) party to or engaged in any Action which relates to the Company, its Subsidiaries, or any of their assets or properties, the Transaction and, to the Knowledge of the Company, no event has occurred and no condition, fact or circumstance exists which could reasonably be expected to result in any such Action.
(b)None of the Company, any of its Subsidiaries is in breach of or default under or with respect to any Order.
Section 1.14Environmental Matters.
(a)Except as set forth on Schedule 4.14(a), each of the Company and its Subsidiaries is and for the last five (5) years has been in compliance in all material respects with, all Environmental Laws and Permits, which compliance includes and has included obtaining, maintaining and complying with all Permits required pursuant to, or issued under, Environmental Laws, including all such Permits required to operate any Tank System or sell Resale Products.
(b)Except as set forth on Schedule 4.14(b), (i) none of the Real Property or the Former Facilities has been used at any time when such Real Property or Former Facilities were owned, leased, used or operated by the Company or any of its Subsidiaries as: (A) a site for the transport, storage, dispensing or use of Hazardous Materials on, under, in or about the Former Facilities, except for petroleum products held by the Company or any of its Subsidiaries for resale in the ordinary course of business and as authorized under applicable Environmental Laws or Permits, or for the treatment or disposal of any Hazardous Materials or (B) to cause a material violation of or material Liability under Environmental Law or Permit (including any removal, restoration or reimbursement Liability); and (ii) neither the Company nor any of its Subsidiaries has or is subject to any material Environmental Liability that was not satisfied with insurance proceeds (including from the Tank Fund).
(c)Except as set forth on Schedule 4.14(c), (i) there have not been, and there are not currently any Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries pursuant to Environmental Laws, (ii) neither the Company nor any of its Subsidiaries has received within the last five (5) years any notice, claim, demand, notice of violation, citation notice, Order, or directive, in each case alleging any material violation of, or material Liability under, Environmental Laws, and (iii) to the Company’s Knowledge, there are no facts or circumstances that could give rise to any Environmental Liability or any noncompliance with Environmental Laws.
(d)Except as set forth on Schedule 4.14(d), (i) neither the Company nor its Subsidiaries (nor any other Person to the extent such Person’s actions would give rise to material Liability to the Company or to the applicable Subsidiary) has treated, stored, disposed or arranged for the disposal of, transported, distributed, manufactured, handled, marketed, Released or exposed any Person to, or owned, leased, or operated any property or facility, including the Real Property and the Former Facilities, contaminated by, any Hazardous Materials, in each case, as has given or would give rise to Environmental Liabilities or the Company or its Subsidiaries; and (ii) to the Company’s Knowledge, no Releases of any Hazardous Materials have occurred at any of the Real Property or the Former Facilities, except as would reasonably be expected to result in Environmental Liability of the Company or its Subsidiaries or any noncompliance by the Company or its Subsidiaries with Environmental Laws.
(e)Each of the Tank Systems on, at or under any Real Property that the Company or any of its Subsidiaries owns or has owned, or leases or operates: (i) is and has been registered and tested to the extent required by, and in accordance with, Environmental Laws and any other applicable Laws; (ii) is in good working order with no material repair, corrective action, or replacement currently required or expected to be required to continue operation of any Tank System in the ordinary course of business; (iii) is in material compliance with Environmental Laws and Permits; and (iv) shows no evidence of significant leakage. All Tank Systems that have been removed or abandoned have been closed in accordance with applicable standards under Environmental Laws and have not given and are not expected to give rise to a material Environmental Liability.
(f)Except as set forth on Schedule 4.14(f), each Tank System that is eligible for coverage under an applicable Tank Fund and has been registered has been and is in compliance with all requirements of the applicable Tank Fund so as to qualify for all applicable reimbursement pursuant to such Tank Fund. The Company and each of its Subsidiaries has been and is in compliance with the requirements of 40 C.F.R. § 280.90 Subpart H - Financial Responsibility (or equivalent state law) with respect to each of the Tank Systems.
(g)Except as set forth on Schedule 4.14(g), for each petroleum Release identified on Schedule 4.14(d), the Company or the applicable Subsidiary has qualified such Release for state-funded investigation/remediation assistance under the applicable Tank Fund, if any, (or such Release is currently being processed for such qualification in accordance with the applicable requirements of the applicable Tank Fund). With respect to each such Release, the Company and each of its Subsidiaries has been and is in material compliance with all requirements of the applicable Tank Fund, and there has been no eligibility reduction, rescission, withdrawal of coverage or demand for return of prior payments from such Tank Fund, and the Company and the Subsidiaries have no reason to believe such actions are contemplated.
(h)Except as set forth on Schedule 4.14(h), none of the Owned Real Property, and, to the Company’s Knowledge, none of the other Real Property, is subject to any restrictive covenant or other on-going institutional control requirement issued by a Governmental Entity under applicable Environmental Laws.

(i)Except as set forth on Schedule 4.14(i), neither the Company nor any of its Subsidiaries has retained, assumed or provided an indemnity with respect to any Liabilities of third parties or any other Person under or relating to Environmental Laws or any Hazardous Materials.
(j)To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to or has any Environmental Liability for any remote or Net/Acceptor Sites.
(k)All reports, studies, audits, assessments, Tank System compliance records and applicable closure letters, and similar documents as well as correspondence to and from Governmental Entities with respect to environmental, health or safety matters (including compliance or noncompliance with Environmental Laws or Releases of or exposure to Hazardous Materials) at any Real Property or Former Facility or associated with the Business or Company’s or any of its Subsidiaries’ operations that are in the possession or control of the Company, any such Subsidiary or any Seller have been Made Available.
Section 1.15Company Consents.
Except for the filings required under the HSR Act and as set forth on Schedule 4.15, no Consent or Order of, with or to any Person is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by any of Sellers, the Founders, the Company or any of its Subsidiaries of any Transaction Document or the consummation by any of Sellers, the Founders, the Company or any of its Subsidiaries of the Transaction.
Section 1.16Compliance With Applicable Law.
(a)Except as set forth on Schedule 4.16(a), (i) each of the Company and its Subsidiaries is in compliance in all material respects and has complied in all material respects with all Laws applicable to the Company, any of its Subsidiaries or the Business, except that (A) if any representation or warranty contained in this Article IV with respect to the Company’s and its Subsidiaries’ compliance with any particular areas of Law, then the representation and warranty set forth in this Section 4.16(a)(i) shall be deemed qualified by Knowledge with respect to such particular area of Law to the same extent as set forth in such other representation and warranty, and (B) the representation and warranty contained in this Section 4.16(a)(i) shall not apply with respect to any requirements in the Americans with Disabilities Act or any equivalent State Law to make any Real Property physically accessible to people with disabilities, or (ii) no written claims or complaints from any Governmental Entities have been asserted or received by the Company, any of its Subsidiaries, any Seller or any Founder within the past three (3) years related to the Company, any of its Subsidiaries or the Business and, to the Knowledge of the Company, no claims or complaints are threatened, alleging that the Company or any of its Subsidiaries is in violation in any material respect of any Laws or Permits applicable to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no facts or circumstances exist which could reasonably be expected to result in any such violation, and (iii) to the Knowledge of the Company, no investigation, inquiry, or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or the Business is pending or threatened, and during the past three (3) years, no Governmental Entity has notified the Sellers, the Company or any of its Subsidiaries of an intention to conduct any such investigation, inquiry or review.
(b)None of Sellers, Founders or any of their Affiliates (with respect to the Company or any of its Subsidiaries), the Company or any of its Subsidiaries nor any Representative of the Company or any Subsidiary has directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, Governmental Entity or governmental, administrative or regulatory official or employee or other Person who was, is or may be in a position to help or hinder in any way the Company or any of its Subsidiaries (or assist in any way in connection with any actual or proposed transaction involving the Company or any of its Subsidiaries), (ii) made or agreed to make any illegal gift, contribution, entertainment or other expense or other payment, or reimbursed any illegal gift, contribution, entertainment or other expense or other payment made by any other Person, to any political party, campaign or candidate for federal, state, local or foreign public office or any Governmental Entity or governmental, administrative or regulatory official or employee, (iii) made or agreed to make any bribe, unrecorded rebate, influence payment, payoff, kickback or other similar unlawful payment or (iv) given or agreed to give any payment or benefit to any Person in violation of the Foreign Corrupt Practices Act of 1977.

Section 1.17Permits.
Schedule 4.17(a) contains a true, complete and correct list of all Permits that are held by the Company or any of its Subsidiaries that are material to the Business. The Permits listed on Schedule 4.17(a) constitute all the Permits that are necessary for the Company and its Subsidiaries to own and operate the Business (including to operate the Real Property) and to own and use their assets in compliance in all material respects with all Laws applicable to such operation, ownership and use, and true, complete and correct copies of such Permits have been Made Available. All such Permits of the Company or any of its Subsidiaries are validly held by the Company or the applicable Subsidiary, are in full force and effect and are not subject to any pending appeal and all administrative or judicial periods of appeal have expired. Except as set forth on Schedule 4.17(b), no Permits of the Company or any of its Subsidiaries listed on Schedule 4.17(b) shall be subject to suspension, modification, revocation, cancellation, termination or nonrenewal as a result of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction. Each of the Company and its Subsidiaries has complied in all material respects with all of the terms and requirements of the Permits of the Company or any of its Subsidiaries. True, complete and correct copies of all of the Permits listed on Schedule 4.17(a) have been Made Available.
Section 1.18Employee Matters.
(a)Neither the Company nor any of its Subsidiaries is a party to any Contract regarding collective bargaining or other Contract with or to any labor union or association representing any employee of the Company or any of its Subsidiaries, nor does any labor union or collective bargaining agent represent any employee of the Company or any of its Subsidiaries. During the last five (5) years, no Contract regarding collective bargaining has been requested by, or is under discussion between management of the Company or any of its Subsidiaries (or any management group or association of which the Company or any of its Subsidiaries is a member or otherwise a participant) and, any group of employees of the Company or any of its Subsidiaries nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Company or any of its Subsidiaries with the National Labor Relations Board or any other labor relations tribunal, nor are there any other current activities, to the Knowledge of the Company or any of its Subsidiaries, to organize any employees of the Company or any of its Subsidiaries into a collective bargaining unit. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. During the past five (5) years there has not been any labor strike, slow-down, work stoppage, lock-out, arbitration or other material labor dispute involving the Company or any of its Subsidiaries or otherwise related to the Business, and no such labor strike, slow-down, work stoppage, lock-out, arbitration or other material labor dispute is now pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. With respect to each of the Company and its Subsidiaries and their employees, except as set forth on Schedule 4.18(a): (i) there is no workers’ compensation Liability, claim or controversy pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no circumstance exists that is reasonably likely to result in such a Liability, claim or controversy; (ii) there has been no “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any comparable state or local Law nor any “reduction in force” within the meaning of the Age Discrimination in Employment Act; and (iii) there is no employment-related proceeding, charge, complaint, claim, investigation, audit or controversy of any kind pending or, to the Knowledge of the Company, threatened, relating to an alleged violation or breach by the Company or its Subsidiaries (or its officers or managers) of any Law or Contract, including any proceeding, charge, complaint, claim, grievance, investigation, inquiry, audit or controversy by or before (A) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace, (B) the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages, (C) the Occupational Safety and Health Administration or any other state or local agency with authority to investigate claims or charges in any way relating to the safety and health of employees, or (D) the Office of Federal Contract Compliance or any corresponding state agency. The Company and its Subsidiaries are in compliance in all material respects with and have complied in all material respects within the last three (3) years with all Laws applicable to persons employed or formerly employed in connection with the Business, including Laws relating to wages, hours, health and safety, reporting, withholding and payment of income, social security and other payroll taxes, workers’ compensation insurance, paid and unpaid leave laws, employment-related COVID-19 requirements, labor and employment relations (including the National Labor Relations Act), employment discrimination, terms and conditions, workplace practices, worker classification and immigration.
(b)Schedule 4.18(b) sets forth a complete and correct list of each pension, retirement, savings, money purchase, profit sharing, deferred compensation plan, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, equity, stock purchase, stock appreciation, phantom stock, incentive compensation, special compensation, severance, salary continuation, retention, paid time off, leave and other plan and each other employee or fringe benefit plan, program or Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate contributes or is required to contribute or has any liability, or which the Company, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains or administers or which is otherwise applicable to employees or categories of employees of the Company or any of its Subsidiaries, whether written or oral and whether direct or indirect (hereinafter referred to collectively as the “Plans”). Neither the Company nor any of its Subsidiaries has any plan or commitment, whether or not legally binding, to create any additional plan or modify or change any existing Plan that would affect any current or former employee, director or consultant of the Company or any of its Subsidiaries. The Company has Made Available true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Plans, written descriptions thereof) and all related documents (including all amendments thereto), (ii) the three most recent annual reports on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), actuarial reports and financial statements, if any, with respect to each Plan, (iii) the most recent summary plan description (along with all summaries of material modifications) for each Plan for which such a summary plan description is required, (iv) all material communications to employees relating to each Plan in the last three (3) years, (v) the most recent determination letter, if any, received from the IRS and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan, (vi) annual compliance tests reports and results, if any, for the three most recently completed plan years of each Plan, and (vii) each trust agreement, group annuity contract or other financing arrangement relating to any Plan. None of the Plans cover employees who are not employees of the Company or any of its Subsidiaries.
(c)None of the Plans is subject to Title IV of ERISA or Section 412 of the Code and none of the Company, any of its Subsidiaries or any ERISA Affiliate has, during any time in the last six years, contributed to, sponsored, maintained or administered or incurred any Liability in respect of any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.
(d)None of the Company or its Subsidiaries is required, or has during any time in the six-year period preceding the date hereof been required, to contribute to or has incurred any withdrawal liability in respect of any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(e)Each Plan (and each related trust, insurance contract or fund) is, and has been administered and operated, in compliance in all material respects with its terms and with all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) of the Code and its related trust meets the requirements of Section 501(a) of the Code, or is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan, and nothing has occurred or not occurred that would adversely affect the qualified status of such Plan.
(f)None of the Company, any of its Subsidiaries, any ERISA Affiliate or any Plan or trust created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a transaction in connection with which the Company, any of its Subsidiaries, any of the Plans or any such trust, is reasonably likely to be subject, directly or indirectly, to either a material Liability or material civil penalty assessed pursuant to Sections 409, 502(i) or 502(1) of ERISA or a Tax imposed pursuant to Section 4971, 4972, 4974, 4975, 4976, 4980B, 4980D, 4980E or 4980F of the Code. There are no pending or, to the Knowledge of the Company, anticipated or threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than ordinary course claims for benefits). To the Knowledge of the Company, there are no pending or threatened audits or investigations by any Governmental Entity involving any Plan.
(g)Each Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA may be amended or terminated at any time without liability to the Company, any of its Subsidiaries or any ERISA Affiliate.
(h)Except as required under Section 4980B of the Code, neither the Company nor any of its Subsidiaries has any obligation to provide postretirement health benefits to any employees or former employees of the Company or any of its Subsidiaries.
(i)Each independent contractor and common law employee who provides services to the Company or any of its Subsidiaries is, and in the past three (3) years has been, properly classified as an independent contractor or employee, respectively.
(j)Schedule 4.18(j) sets forth a complete and correct list of each non-competition, termination, retention, severance and change of control Contract and policy (whether written or oral) that continue to be effective and binding on the Company with or for the benefit of any employees or former employees of the Company or any of its Subsidiaries, including each Contract providing for severance or other termination payment to any employee whose employment is terminated or for the employment of any individuals with annual compensation in excess of $100,000. Except as separately set forth on Schedule 4.18(j), none of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction shall result in any obligation to pay any employees of the Company or any of its Subsidiaries severance pay, or termination, retention or other benefits or accelerate the time of payment or result in any payment or funding of benefits under, or increase the amount payable or result in any other obligation pursuant to, any Plan. To the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is in violation or default of any non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer related to the right of such employee to be employed by the Company or any of its Subsidiaries or the employee’s knowledge or use of trade secrets.
(k)A true, complete and correct list of the following information (as of October 15, 2021) for each employee and director of the Company or any of its Subsidiaries has been provided to Buyer in a separate document on a confidential basis solely for the purpose of benefitting each employee in the transition and not for any purpose that would be contrary to public policy or Law, including each employee on leave of absence, layoff or disability status: employer; name; job title; security clearances; current compensation (including most recent bonus paid, current bonus opportunity by contract, equity compensation, deferred compensation and 401(k) matching) paid or payable and any change in compensation since December 31, 2020; vacation accrued; bonuses paid to such employee during the past three (3) years; employment commencement date; service credited for purposes of vesting and eligibility to participate under any Plans; employment status (exempt, non-exempt, part-time or full-time) and leave status (short or long term and type of leave). To the Knowledge of the Company, no such employee that is a management level employee intends to discontinue his or her employment with the Company or the applicable Subsidiary after the date hereof.
(l)Each “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is being operated in compliance with or is exempt from, and has been operated in compliance with or has been exempt from, Section 409A of the Code and applicable guidance issued thereunder, and is being operated in documentary compliance with or is exempt from, and since the deadline required under Sections 409A of the Code has been operated in documentary compliance with or has been exempt from, Section 409A of the Code and applicable guidance issued thereunder.
(m)Except for any relationship described in Schedule 4.18(m), the employment relationship between the Company and its Subsidiaries, on the one hand, and each current employee thereof, on the other hand, is “employment at will”.

(n)Notwithstanding any other provision of this Agreement, the Company, Sellers and Buyer are making no representations or warranties in this Agreement with respect to any requirements in the Americans with Disabilities Act or any equivalent State Law to make any Real Property physically accessible to people with disabilities.
Section 1.19Absence of Material Adverse Effect and Certain Events.
(a)Except as set forth on Schedule 4.19(a), since December 31, 2020, no Material Adverse Effect has occurred.
(b)Without limiting the generality of the foregoing, except as set forth on Schedule 4.19(b), from December 31, 2020, the Company and its Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice and neither the Company nor any of its Subsidiaries has:
(i)suffered damages, destruction or casualty losses (whether or not covered by insurance) in excess of $50,000 individually or $100,000 in the aggregate;
(ii)made any capital expenditure or series of capital expenditures in excess of $5,000,000 in the aggregate;
(iii)except for regularly scheduled increases in compensation to employees made in the ordinary course of business consistent with past practice, made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any of its directors, officers, managers, employees with base salaries in excess of $100,000 per year, or agreed to pay, conditionally or otherwise, any bonus or extra compensation or other employee benefit to any of such directors, officers, managers, or employees;
(iv)(A) entered into any employment agreement with or for the benefit of any Person referred to in subparagraph (iii) above; (B) paid any pension, retirement allowance or other employee benefit not required by any Plan, agreement or arrangement existing as of December 31, 2020 to any Person referred to in subparagraph (iii) above or (C) agreed to pay (conditionally or otherwise) or otherwise legally committed itself (conditionally or otherwise) to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation, group insurance, vacation pay, severance pay, change of control or sale of business bonus, retirement or other employee benefit plan, agreement or arrangement, or changed in any material respects the terms of any existing Plan or employee agreement or arrangement with any Person referred to in subparagraph (iii) above;
(v)sold, assigned, leased, licensed, exchanged, abandoned or transferred any of its assets or properties, other than in the ordinary course of business consistent with past practice;
(vi)amended in any material respect or terminated (other than by completion thereof) any Material Contract;
(vii)incurred, assumed or created any Indebtedness or guaranteed any Indebtedness of any other Person;
(viii)made, incurred, assumed, created or guaranteed any loan or made any advance (other than the making of employee advances for travel and entertainment in the ordinary course of business consistent with past practice) or capital contribution to or investment in any Person;
(ix)granted, extended or increased any extension of credit in excess of $100,000 to any one customer;

(x)subjected any of its assets or properties to any Lien or permitted any of its assets or properties to be subjected to any Lien;
(xi)made any material change in its Accounting Practices;
(xii)waived or released any rights or claims of material value under any Material Contract, or waived or released any rights or claims of material value against any Founder, Affiliate, officer, director, member, manager or equityholder of the Company or any of its Subsidiaries or any Affiliate or immediate family member of any such Founder, Affiliate, member, manager or equityholder;
(xiii)changed or modified in any material respect any of its credit, collection or payment policies, procedures or practices, including acceleration of material collections of receivables, failure to make or delay in making material collections of receivables (whether or not past due), acceleration of material payment of payables or other Liabilities, failure to pay or materially delay in payment of material payables or other Liabilities, prepayment of material expenses, establishment of material reserves for uncollectible accounts, accrual of expenses or deferral of revenue;
(xiv)engaged in any discount activity with any of its customers or other activity that has accelerated or would accelerate to pre-Closing periods material sales that could otherwise in the ordinary course of business consistent with past practice be expected to occur during post-Closing periods;
(xv)acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or Person, or division, operating unit or product line thereof;
(xvi)issued, delivered, pledged or otherwise encumbered, sold or disposed of any of its Equity Interests, or created, issued, delivered, pledged or otherwise encumbered, sold or disposed of any securities convertible into, or rights with respect to, or options or warrants to purchase or rights to subscribe to, any of its Equity Interests;
(xvii)split, combined or reclassified any of its capital stock or other Equity Interests, or issued or authorized the issuance of any other securities in respect of, in lieu of, or in substitution for any of its shares of capital stock or other Equity Interests;
(xviii)redeemed, repurchased or otherwise acquired any of its Equity Interests or other securities or any rights, options or warrants to acquire any such Equity Interests, other equity interests or other securities;
(xix)amended its articles of formation, operating agreements or other governing documents;
(xx)revalued any of its assets, including writing down the value of its inventory or writing off notes or accounts receivable;
(xxi)made any Tax election, changed or adopted any annual Tax accounting period, changed its method for computing Tax reserves, amended any Tax Return, filed any Tax Return on a basis that was not consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax items have been filed, settled or compromised any income Tax liability, entered into any closing agreement, Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, settled any Tax claim, assessment or reassessment, surrendered any right to claim a Tax refund or consented to any extension or waiver of the limitations period applicable to any Tax claim, assessment or reassessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xxii)entered into any Lease (including any capitalized lease obligation) that requires payments in excess of $100,000 per year;
(xxiii)initiated, settled or compromised any Action;
(xxiv)adopted any plan of merger, consolidation, reorganization, liquidation or dissolution, filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition under any similar Law;
(xxv)failed to maintain insurance in such amounts and against such risks and Damages as are customary in the industries in which the Company and its Subsidiaries operate;
(xxvi)formed or incorporated any Subsidiary; or
(xxvii)entered into any Contract (other than the Transaction Documents) to take any of the types of actions described in subclauses (i) through (xxvi) of this Section 4.19(b).
Section 1.20Sufficiency of Assets.
Except as set forth on Schedule 4.20, the assets and properties of the Company and its Subsidiaries constitute and shall constitute on the Closing Date (a) all of the assets and properties (real and personal, tangible and intangible) and rights that are used or held for use by the Company and its Subsidiaries in the operation of the Business as it is being conducted as of the date hereof and as it shall be conducted through the Closing Date and (b) all of the assets and properties (real and personal, tangible and intangible) and rights necessary for the Company and its Subsidiaries to conduct the Business immediately after the Closing as it is being conducted as of the date hereof and as it shall be conducted through the Closing Date.
Section 1.21Inventories; Products.
None of the products sold or otherwise distributed by the Company or any of its Subsidiaries since January 1, 2020, nor any of the current inventory of the Company or any of its Subsidiaries, is, nor has the Company or any of its Subsidiaries received any notice claiming any such products or inventory were or are, (a) not in compliance in any material respect with customary trade standards for such products or inventory in the markets in which they were sold or the terms of any Contract governing the sale of such products or inventory or (b) defective in any material respect in specification, material, content, function or otherwise. All inventory of the Company and its Subsidiaries conforms in all material respects with all applicable specifications and warranties, is not obsolete, and is useable or saleable in the ordinary course of business.
Section 1.22Insurance.
(a)Schedule 4.22(a) sets forth a true, complete and correct list of all insurance policies and surety bonds which the Company or any of its Subsidiaries maintains with respect to its assets, Liabilities, employees, officers, managers or directors or the Business (including insurance policies provided by the Captive Insurance Company) (“Insurance Policies”). True, complete and correct copies of all Insurance Policies have been Made Available.
(b)The Insurance Policies are in full force and effect, shall remain in full force and effect through the Closing Date. Except as set forth on Schedule 4.22(b)(i), and subject to obtaining all Consents required under such Insurance Policies set forth on Schedule 4.22(b)(ii), such Insurance Policies shall not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or the consummation of the Transaction. The Insurance Policies insure the Company and its Subsidiaries in reasonably sufficient amounts against all risks usually insured against (and are of the type customarily carried) by Persons operating similar businesses or properties in the localities and industries in which the Business is operated. The Insurance Policies are sufficient for compliance in all material respects with all requirements of Law and Contracts of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is current in all premiums or other payments due under each Insurance Policy and has otherwise performed in all material respects its obligations thereunder. Each of the Company and its Subsidiaries has given timely notice to the insurer under each Insurance Policy of all claims for which the Company or its Subsidiaries sought coverage. No Insurance Policy provides for any retrospective premium adjustment or other experienced-based liability on the part of the Company or any of its Subsidiaries.
(c)Except as set forth on Schedule 4.22(c), neither the Company nor any of its Subsidiaries has received during the past two (2) years from any insurance carrier to which it has applied for any insurance or with which it has carried any insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense shall be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or shall not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder.
(d)Schedule 4.22(d) sets forth a true, complete and correct list of all open claims made by the Company or any of its Subsidiaries under any of their Insurance Policies during the past three (3) years, including amounts paid and current status.
Section 1.23Bank Accounts; Powers of Attorney.
Schedule 4.23 sets forth a true, complete and correct list of (a) all bank accounts, investment accounts, lock boxes and safe deposit boxes maintained by or on behalf of the Company or any of its Subsidiaries, including the location and account numbers of all such accounts, lock boxes and safe deposit boxes, (b) the names of all Persons authorized to take action with respect to such accounts, safe deposit boxes and lock boxes or who have access thereto and (c) the names of all Persons holding general or special powers of attorney from the Company or any of its Subsidiaries, and a summary statement of the terms thereof.
Section 1.24No Brokers.
Except for DCA Partners, whose fees and expenses shall constitute Transaction Expenses, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller, or any of the Founders, the Company, any of its Subsidiaries or any Affiliate of any thereof who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.
Section 1.25Former Businesses.
Set forth on Schedule 4.25 is a list of all Former Businesses that were dissolved, liquidated, shut down, sold, conveyed, assigned, transferred or otherwise disposed of or divested by the Company or any of its Subsidiaries within the past five (5) years, including the manner and date of such disposition or divestiture and any counterparties thereto. Except as set forth on Schedule 4.25, none of the Company or any of its Subsidiaries has used the “Nella” name in connection with the conduct of the Business during the past fifteen (15) years.
Section 1.26Customers and Suppliers.
(a)Schedule 4.26(a) sets forth a list of (i) the Top Customers of each of the Segments, and (ii) the Top Suppliers, showing the total sales by the Company and its Subsidiaries to each such customer and a good faith estimate of the gross profit of the Company and its Subsidiaries associated therewith for each of the fiscal years ended December 31, 2019 and 2020 and the nine (9)-month periods ended September 30, 2020 and 2021, and the total purchases by the Company and its Subsidiaries from each such supplier during such periods. Except as set forth on Schedule 4.26(a), (A) since January 1, 2020, no customer or supplier listed on Schedule 4.26(a) has terminated or substantially diminished its relationship with the Company or any of its Subsidiaries or materially adversely changed the pricing methodology or other material terms of a substantial portion of its business with the Company or any of its Subsidiaries, (B) since January 1, 2020, no customer or supplier listed on Schedule 4.26(a) has notified the Company or any of its Subsidiaries in writing that it intends to terminate or substantially diminish its relationship with the Company or any of its Subsidiaries or materially adversely change the pricing or other terms of a substantial portion of its business with the Company or any of its Subsidiaries, (C) to the Company’s Knowledge, since January 1, 2020, there has not been any adverse change in the relationship between the Company or any of its Subsidiaries with any customer or supplier listed on Schedule 4.26(a), (D) since January 1, 2020, no Contract with any customer or supplier listed on Schedule 4.26(a) has been expired without being renewed for a period of at least (1) year on substantially similar terms and (E) to the Knowledge of the Company, the consummation of the Transaction shall not adversely affect the relationship of any customer or supplier of the Company or any of its Subsidiaries listed on Schedule 4.26(a) with the Company or any of its Subsidiaries. To the Company’s Knowledge, no facts or circumstances exist which could reasonably be expected to result in the occurrence of any of the events described in subclauses (A)-(D) of the immediately preceding sentence.
(b)Schedule 4.26(b)(i) sets forth each standard form of customer Contract used by the Company or any of its Subsidiaries for the customers listed on Schedule 4.26(a) to the extent such customers operate under a standard form of customer Contract. All Top Customer Contracts are substantially similar to such standard forms, except as otherwise set forth on Schedule 4.26(b)(ii).
(c)Schedule 4.26(c)(i) sets forth the standard form of Branded Wholesale Supply Agreement used by the Company or any of its Subsidiaries for the customers of the Wholesale Segment. All customers of the Wholesale Segment are contracted for supply pursuant to such standard form, except as otherwise set forth on Schedule 4.26(c)(ii).
(d)All customers that use fuel cards issued by the Company or any of its Subsidiaries are bound by a fuel card user agreement with terms that are substantially consistent with those set forth on Schedule 4.26(d).
Section 1.27Hedging Transactions.
Set forth on Schedule 4.27 is the description and position of, and counterparty to, each Hedging Transaction of the Company or any of its Subsidiaries as of the Interim Balance Sheet Date. As of December 31, 2020, the net position of the Company and its Subsidiaries under all Hedging Transactions was $10,665,345. The aggregate notional amount as of the Interim Balance Sheet Date of all Hedging Transactions entered into by the Company or any of its Subsidiaries was $75,000,000. The Hedging Transactions engaged in by the Company or any of its Subsidiaries are in compliance in all material respects with applicable Law and all rules and regulations of any applicable stock or commodities exchange. All Hedging Transactions of the Company and its Subsidiaries as of the Interim Balance Sheet Date have been recorded in the books and records of the Company or the applicable Subsidiary and have been accounted for in the Company’s and its Subsidiaries’ financial statements in accordance with GAAP consistently applied.
Section 1.28Disclaimers of Other Representations and Warranties.
EXCEPT AS EXPRESSLY SET FORTH IN THE COMPLIANCE CERTIFICATE, ARTICLE III AND ARTICLE IV, THE COMPANY, SELLERS AND FOUNDERS AND THEIR REPRESENTATIVES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS SUBSIDIARIES, SELLERS OR THE FOUNDERS, AS APPLICABLE, OR ANY OF THE COMPANY’S, ITS SUBSIDIARIES’, SELLERS’ OR FOUNDERS’ ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING ANY FINANCIAL PROJECTIONS, FORWARD LOOKING STATEMENTS OR OTHER SUPPLEMENTAL DATA OR STATEMENTS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE DEEMED TO RELEASE ANY PERSON FROM ANY LIABILITY FOR (A) FRAUD OR (B) ANY BREACH BY ANY SUCH PERSON OF ANY PROVISION IN ANY OTHER AGREEMENTS OR INSTRUMENTS CONTEMPLATED HEREBY.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
Parent and Buyer, jointly and severally, hereby represent and warrant to each Seller as of the date hereof and as of the Closing Date as follows:
Section 1.1Organization.
(a)Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas.
(b)Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida.
Section 1.2Authority; Binding Obligation.
Each of Parent and Buyer has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the Transaction. This Agreement has been duly executed and delivered by Parent and Buyer, and constitutes a valid and binding obligation of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
Section 1.3No Breach.
None of the execution, delivery or performance by Parent or Buyer of any Transaction Document delivered or to be delivered by Parent or Buyer, as applicable, or the consummation by Buyer (and, to the extent applicable, Parent) of the Transaction does or shall, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of or a default under, or require any payment under, or give rise to a right of amendment, termination, cancellation, suspension, modification or acceleration of any right or obligation or to a loss of a benefit under (a) the articles of incorporation or by-laws of Parent or Buyer, (b) any Contract of Parent or Buyer or (c) any Law or Permit or other requirement to which Parent or Buyer or any of their respective properties or assets are subject.
Section 1.4Parent and Buyer Consents.
Except for the filings required under the HSR Act and as set forth on Schedule 5.4, no Consent or Order of, with or to any Person is required to be obtained or made by or with respect to Parent or Buyer in connection with the execution, delivery and performance by Parent or Buyer of any Transaction Document or the consummation by Buyer (and, to the extent applicable, Parent) of the Transaction.
Section 1.5No Brokers.
There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer or any of their respective Affiliates who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person against Parent, Buyer or any of their respective Affiliates.
Section 1.6Investment Intent.
Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

Section 1.7SEC Reports.
A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since December 31, 2020 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.
Section 1.8Parent Shares.
(a)At the Closing, Parent will have sufficient authorized but unissued shares or treasury shares of Parent Common Stock for Parent to meet its obligation to deliver the shares of Parent Common Stock constituting the Total Stock Consideration (the “Parent Shares”) to be issued under this Agreement. Upon consummation of the Transactions, Seller shall acquire good and valid title to the Parent Shares.
(b)Upon issuance in accordance with the terms of this Agreement, the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens other than (i) restrictions on transfer imposed by state and federal securities laws and (ii) restrictions created by Seller and its Affiliates.
Section 1.9Employment Disclosure.
Buyer does not intend to use the information disclosed on Schedule 4.18(a) for the purpose of determining the continued employment or benefits of any employee therein disclosed.
Section 1.10Independent Investigation.
Buyer and Parent have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries. Each of Buyer and Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent have relied solely upon their own investigation and the express representations and warranties of the Sellers, the Company and the Founders set forth in Article III and Article IV of this Agreement (including the related portions of the Schedules) and the Compliance Certificate; and (b) none of Sellers, the Company, the Founders or any other Person has made any representation or warranty as to Sellers, Founders, the Company and its Subsidiaries or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Schedules) and the Compliance Certificate.
Section 1.11Availability of Funds.
Buyer has, or will have at the Closing, sufficient cash available to enable it to pay the full Purchase Price (less any portion of thereof constituting the Stock Consideration Amount) and to make the other payments payable at the Closing hereunder, and to make all other necessary payments by it in connection with the Transactions.
Section 1.12Disclaimers of Other Representations and Warranties.
EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V, BUYER, PARENT AND THEIR REPRESENTATIVES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER OR PARENT, AS APPLICABLE, OR ANY OF THEIR SUBSIDIARIES’, PARENT’S OR BUYER’S ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING ANY FINANCIAL PROJECTIONS, FORWARD LOOKING STATEMENTS OR OTHER SUPPLEMENTAL DATA OR STATEMENTS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED;

PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE DEEMED TO RELEASE ANY PERSON FROM ANY LIABILITY FOR (A) FRAUD OR (B) ANY BREACH BY ANY SUCH PERSON OF ANY PROVISION IN ANY OTHER AGREEMENTS OR INSTRUMENTS CONTEMPLATED HEREBY.
Article VI

COVENANTS OF SELLERS, THE FOUNDERS, THE COMPANY, BUYER AND PARENT
Section 1.1Conduct of Business.
(a)From the date hereof through the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct the Business in compliance with applicable Law and Permits and only in the ordinary course of business consistent with past practice.
(b)Except as set forth on Schedule 6.1(b), or expressly required by this Agreement or as approved by Buyer in writing, from the date hereof through the Closing Date, none of any Seller, Founder or the Company shall, and the Company shall cause each of its Subsidiaries not to, without Buyer’s prior written consent, engage in any transaction or take any action which (i) if engaged in or taken since December 31, 2020, but on or before the date hereof, would constitute a breach of the representations and warranties contained in Section 4.19(b) or (ii) if engaged in or taken during the past five (5) years, would constitute a breach of the representations and warranties contained in Section 4.6.
(c)From the date hereof through the Closing Date, the Company shall and shall cause each of its Subsidiaries, and Sellers shall cause the Company and each of its Subsidiaries, to use its commercially reasonable efforts to, unless otherwise expressly required herein or set forth on Schedule 6.1(c), (i) preserve its business organization intact, (ii) retain the services of its present officers, managers and key employees, (iii) maintain good business relationships with third parties having business dealings with or related to the Business and (iv) maintain and renew all Permits listed on Schedule 4.17(a).
(d)Except as set forth on Schedule 6.1(d) or expressly required by this Agreement or as approved by Buyer in writing, from the date hereof through the Closing Date, the Company shall not and shall cause each of its Subsidiaries, and Sellers shall cause the Company and each of its Subsidiaries, not to, without Buyer’s prior written consent, (i) enter into any Contract which would be a Material Contract if it were in existence on the date hereof, (ii) amend in any material respect or terminate (other than by completion thereof) any existing Material Contract, (iii) take any action (or fail to take any action) that constitutes a breach (with or without the giving of notice or the lapse of time or both) or violation of a Material Contract, or (iv) acquire, dispose of or grant to any third party any right to use or occupy, grant any options or rights of first refusal to purchase, any Real Property.
(e)Nothing contained in this Agreement shall be construed to give Buyer, Parent or any of their Affiliates, directly or indirectly, any right to control or direct the businesses of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective businesses and operations.
(f)From time to time prior to the fifth (5th) business day prior to the Closing Date, Sellers and the Company shall have the right to supplement or amend Schedules 4.1, 4.7(c), 4.7(f), 4.7(h), 4.9(a), 4.9(b), 4.11(b)(i), 4.11(c)(i), 4.11(d), 4.11(h), 4.12(a), 4.17(a), 4.18(b), 4.18(j), 4.19(b), 4.22(a), 4.22(d), 4.26(b)(ii), and 4.26(c)(ii) with respect to actions taken, or Contracts entered into, by the Company or any of its Subsidiaries after the date hereof to the extent that the matters reflected in such supplement or amendment were taken in compliance with Section 6.1(a) (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement to the extent that the underlying action was taken, or Contract entered into, amended or waived, after the date hereof in compliance with Section 6.1(a) shall be deemed to update the Schedules for purposes of Section 7.1(a), the Compliance Certificate, Article VIII and the obligations of the Sellers in Section 10.1(a)(i) and Section 10.1(a)(ii) for any falsity, breach or inaccuracy of any representation or warranty contained in Article IV on the Closing Date.

Section 1.2Access to Information.
From the date hereof through the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (i) provide to Buyer and its Representatives reasonable access, during normal business hours and upon prior notice, to the properties, facilities, systems, books, records, officers and, with the written consent of Seller Representative (which consent may not be unreasonably withheld, conditioned or delayed), other Representatives of the Company and its Subsidiaries, and (ii) furnish to Buyer and its Representatives such financial and operating data and other information with respect to the Business and the assets and Liabilities of the Company and its Subsidiaries as Buyer shall from time to time reasonably request, in order to allow Buyer to (A) satisfy its obligations hereunder, (B) plan for post-Closing integration of the Business, (C) confirm the satisfaction of the conditions set forth in Section 7.1 and (D) evaluate any matters disclosed in Schedule Supplements made or provided in accordance with Section 6.1(f), provided that any such access and information disclosure shall be under the supervision of the Sellers’ Representatives and in such a manner as not to interfere with normal operations of the Company or any of its Subsidiaries. All requests for access or information by Buyer or its Representatives pursuant to this Section shall be submitted or directed exclusively to DCA Partners or such other individuals or entity as the Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither any Founder, Seller or the Company or any of its Subsidiaries shall be required to disclose any information to a Buyer or its Representatives if such disclosure would: (x) cause significant competitive harm to the Company and its business if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Sellers, which may be withheld for any reason (except with respect to Top Customers and Top Suppliers, in which case consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer nor any of its Representatives shall contact any suppliers to, or customers of, the Company or its Subsidiaries. All allowed contacts with customers and suppliers shall under the supervision of the Sellers’ Representatives. The Non-Disclosure Agreement shall apply with respect to the information provided pursuant to this Section 6.2.
Section 1.3Notices of Certain Events.
(a)From the date hereof through the Closing Date, Sellers and the Company shall promptly notify Buyer of (i) any written notice or other communication from any Person alleging that the Consent of such Person is required in connection with the Transaction, (ii) any notice or other communication from any Governmental Entity received by any Seller or the Company or any of the Company’s Subsidiaries in connection with the Transaction, (iii) any Action commenced, or, to the Knowledge of the Company, threatened, against any Seller, the Company, any of its Subsidiaries, and that would reasonably be likely to result in at least $100,000 of costs, expenses and damages to the Company and its Subsidiaries, taken as a whole, and (iv) any Action commenced, or the Knowledge of the Company, threatened, against any Seller, the Company or its Subsidiaries that would reasonably be likely to materially and adversely affect the consummation of the Transaction.
(b)Buyer and Parent shall promptly notify Sellers of (i) any written notice or other communication from any Person alleging that the Consent of such Person is required in connection with the Transaction, (ii) any notice or other communication from any Governmental Entity received by Buyer or Parent in connection with the Transaction, and (iii) any Action commenced, or the Knowledge of Buyer, threatened, against Buyer or Parent that would reasonably be likely to materially and adversely affect the consummation of the Transaction.
(c)The Seller Representative shall promptly provide Buyer with copies of all written notices and communications described in clauses (a) above, and Buyer shall promptly provide the Seller Representative with copies of all written notices and communications described in clause (b) above.
Section 1.4Consents.
(a)Promptly following the date of this Agreement, Sellers and the Company shall, and shall cause each of the Company’s Subsidiaries to, (i) make all filings required by Law to be made by them in connection with the Transaction Documents or the consummation of the Transaction, (ii) cooperate with

Parent and/or Buyer with respect to all filings that Parent and/or Buyer is required by Law to make in connection with the Transaction Documents or the consummation of the Transaction and (iii) cooperate with Buyer and use commercially reasonable efforts to obtain all Consents and Orders of all Persons required to be obtained (including, where required by the applicable counterparty to a Contract, in respect of any novation) and deliver all notices required to be provided by any Seller, the Company or any of its Subsidiaries, in each case in connection with the execution, delivery and performance by Sellers and the Company of the Transaction Documents and the consummation of the Transaction. Sellers and the Company agree that they shall coordinate with Buyer on obtaining any Consents from customers and suppliers, shall allow Buyer to participate in all communications with such customers and suppliers, and shall reflect Buyer’s comments on all written communications with such customers and suppliers.
(b)Promptly following the date of this Agreement, Buyer and Parent shall (i) make all filings required by Law to be made by them in connection with the Transaction Documents or the consummation of the Transaction, (ii) cooperate with Sellers and the Company with respect to all filings that Sellers or the Company are required by Law to make in connection with the Transaction Documents or the consummation of the Transaction and (iii) cooperate with Sellers and the Company and use commercially reasonable efforts to obtain all Consents and Orders of all Persons required to be obtained and deliver all notices required to be provided by Buyer or Parent, in each case in connection with the execution, delivery and performance by Buyer and Parent of the Transaction Documents and the consummation of the Transaction. The parties understand and agree that this Section 6.4(b) does not obligate or entitle the Buyer or Parent to contact any supplier or customer of the Company and its Subsidiaries before the Sellers provide their written consent for such contact.
Section 1.5HSR Act Compliance.
(a)Sellers and Buyer shall promptly, and in any event within ten (10) days after execution of this Agreement, make or cause to be made all filings or submissions as are required under the HSR Act with respect to the Transaction. The Seller Representative, on the one hand, and Buyer, on the other hand, shall promptly furnish or cause to be furnished to the other party or parties such necessary information and reasonable assistance as the other party or parties may request in connection with its or their preparation of any filing or submission which is necessary under the HSR Act. The Seller Representative shall promptly provide to Buyer, and Buyer shall promptly provide to the Seller Representative, copies of all material written communications by or between each of them or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transaction. Without limiting the generality of the foregoing, the Seller Representative shall promptly notify Buyer, and Buyer shall promptly notify the Seller Representative, of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and the Seller Representative or Buyer, as applicable, shall (i) comply promptly with any such inquiry or request, (ii) promptly provide to the other party or parties a description of the information provided to any Governmental Entity with respect to any such inquiry or request and (iii) give the other party the opportunity to participate in any meeting with any Governmental Entity in respect thereof. In addition, the Seller Representative and Buyer shall keep the other parties hereto apprised of the status of any such inquiry or request. Notwithstanding anything in this Agreement to the contrary, in no event shall this Section 6.5 require the Seller Representative or Buyer to provide the other party or parties (or its Representatives) with copies of any filing under the HSR Act, including any “Item 4(c)” or “Item 4(d)” documents that may be filed therewith, or any other documents or information that the Seller Representative or Buyer reasonably deem to be competitively sensitive information.
(b)From the date hereof through the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 8.1, the Seller Representative shall promptly notify Buyer, and Buyer shall promptly notify the Seller Representative, of any notice or other communication received by it from any Governmental Entity in connection with the Transaction.
Section 1.6Exclusive Dealing.
From the date hereof through the Closing Date, each Seller, each of the Founders, and the Company shall not, and shall cause each of the Company’s Subsidiaries and Sellers’, the Founders’, the Company’s and its Subsidiaries’ respective Representatives and Affiliates not to, directly or indirectly, solicit, encourage, initiate, accept, agree to or consummate any proposals, inquiries, indications of interest or offers from, solicit, encourage, initiate, enter into or participate in inquiries, discussions or negotiations with, or provide any information to, or enter into any Contract or document with, any Person (other than Parent, Buyer or their respective Representatives or Governmental Entities with respect to the Transaction) relating to or concerning, or that could reasonably be expected to lead to, in one or a series of transactions (including any merger, consolidation, tender offer, exchange offer, public offering, stock acquisition, asset acquisition other than in the ordinary course of business, license or lease of assets other than in the ordinary course of business, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, the acquisition of the Company or any of its Subsidiaries (or any membership interests or capital stock of any thereof) or all or any portion of the Business other than in the ordinary course of business or otherwise cooperate with or assist or participate in or encourage or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing or to effect any transaction inconsistent with the Transaction. Sellers, the Founders, and the Company shall cease immediately and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. Sellers and the Company shall (a) promptly request all Persons who have heretofore executed a confidentiality agreement in connection with such Persons’ consideration of any of the foregoing transactions to return or destroy all Confidential Information heretofore furnished to such Persons by or on behalf of any Seller, or the Company or any Affiliate of any thereof, and (b) enforce all obligations under such confidentiality agreements.
Section 1.7Books and Records.
On the Closing Date, the Company and Sellers shall cause all books and records belonging or relating to the Company and its Subsidiaries to be in the possession of the Company. With respect to the Company’s books and records and minute books of the Company and its Subsidiaries relating to matters on or prior to the Closing Date: (a) for a period of four (4) years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Seller Representative, and (b) for a period of six (6) years after the Closing Date, in each case where there is a legitimate purpose related to an audit of one or more Sellers or Founders by any Taxing authority, the defense or prosecution of legal proceedings (including with respect to any indemnification claim made hereunder), the preparation of Tax Returns, complying with the requirements of any Governmental Entity or regulatory authority, and financial or accounting matters related to the closing of the books of Sellers or Founder, Buyer shall provide to Sellers, Founders and their respective Representatives reasonable access during normal business hours and upon prior notice to such books and records, to the extent required, during regular business hours upon advance notice, provided that any such access and information disclosure shall be under the supervision of Buyer’s Representatives and in such a manner as not to interfere with normal operations of Parent or Buyer. All requests for access or information by Sellers or Founders pursuant to this Section shall be submitted or directed to such individuals as Buyer or its Representatives may designate in writing from time to time. Notwithstanding anything to the contrary this Agreement, neither Buyer nor Parents shall be required to disclose any information to a Seller, a Founder or its respective Representatives if such disclosure would: (x) cause significant competitive harm to Buyer, Parent or the Company or any of their respective businesses; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Section 6.10 shall apply with respect to the information provided pursuant to this Section 6.7.
Section 1.8Certain Payments.
(a)Sellers and the Company shall cause all Affiliates, equityholders, members, directors of the Company or any of its Subsidiaries and all Affiliates and immediate family members of the Sellers or the Founders to pay in full to the Company and its Subsidiaries all amounts owed by such Persons to the Company or any of its Subsidiaries on, and any time prior to, the Closing Date;
(b)Sellers and the Company shall cause the Company and its Subsidiaries to be fully and irrevocably released, at or prior to the Closing Date, from all guarantees or obligations to indemnify, contribute or reimburse in respect of indebtedness or other Liabilities of or relating to any Founder, any Seller, or any Affiliates (other than the Company or any of its Subsidiaries), employees, equityholders, managers, members, directors, officers and immediate family members of any Founder or Seller; provided, however, that this Section 6.8(b) shall not apply to any of the Transaction Documents.
Section 1.9Affiliate Arrangements.
Sellers and the Company shall cause, effective immediately prior to the Closing (but after payment of all amounts required to be paid pursuant to Section 6.8), all Contracts, accounts, Liabilities and Indebtedness, if any, between the Company or any of its Subsidiaries, on the one hand, and any Founder or Seller or any Affiliate or immediate family member of any Founder or Seller (other than the Company or any of its Subsidiaries), on the other hand, to be settled, satisfied or terminated in accordance with documentation reasonably acceptable to Buyer without any payment or Liability to any party thereunder after such settlement, satisfaction or termination (other than Liability for amounts required to be paid under Section 6.8); provided, however, that this Section 6.9 shall not apply to any of the Transaction Documents.
Section 1.10Confidential Information.
(a)From and after the Closing, each Seller and each Founder shall, and shall cause each of its or his Affiliates to maintain in strict confidence, unless compelled to do so by applicable Law, the Transaction Documents and any and all Confidential Information and documents concerning the Company or any of its Subsidiaries or the Business, except to the extent that such information (i) is in the public domain through no fault of such Seller or Founder; or (ii) relates to a claim among the parties hereto or any indemnification claim involving Indemnitees and Indemnifying Parties and in each case is required to be disclosed in connection with any Action relating to such claim. To the extent any Confidential Information or document concerning the Company or any of its Subsidiaries or the Business also includes Confidential Information and documents concerning Excluded Businesses (such Confidential Information and documents to the extent relating to the Excluded Businesses, the “Cross-over Information”), so long as the Sellers, Founders and their Representatives maintain the Cross-over Information in strict confidence, this Section 6.10 shall not in any way limit the Sellers, Founders and their Affiliates from using Cross-over Information in the operation of the Excluded Businesses.
(b)In the event that any Seller or Founder or any of its or his Affiliates or its or his Affiliates’ Representatives are required by any applicable Governmental Entity to disclose any such information, such Seller or Founder, or the Seller Representative on behalf of any of them, as the case may be, shall promptly notify Buyer in writing so that Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion has been denied, then such Seller, Founder, Affiliate or Representative may disclose only such portion of such information which (i) in the opinion of such Seller’s, Founder’s, Affiliate’s or Representative’s outside legal counsel is required by any applicable Governmental Entity to be disclosed or (ii) Buyer consents in writing to having disclosed. Such Seller or Founder, as the case may be, shall not, and shall not permit any of its or his Affiliates or its or his Affiliates’ Representatives to, oppose any motion for confidentiality brought by Buyer or any of its Affiliates. Such Seller or Founder, its or his Affiliates, and their respective Representatives, shall continue to be bound by its or his obligations pursuant to this Section 6.10 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.
Section 1.11Advice of Changes.
The Seller Representative, on behalf of Sellers, and the Company, on the one hand, and Buyer and Parent, on the other hand, shall give prompt notice to the other party or parties upon becoming aware of (a) the occurrence, or failure to occur, of any event which would be likely to cause the failure of any of the conditions set forth Sections 7.1(a) or 7.2(a), respectively, and (b) any failure on its part to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by in a manner that would likely result in the failure of any of the conditions set forth in Section 7.1(b) or 7.2(b), respectively. The notifying party shall use its or his commercially reasonable efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice. No notice pursuant to this Section 6.11 shall be deemed to amend or otherwise modify or affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein, amend any schedule hereto or limit or otherwise affect any available remedies.
Section 1.12Public Announcements.
No press release or public announcement concerning the Transaction shall be issued by Sellers, the Founders or any of their respective Affiliates (including the Company and its Subsidiaries) without the prior written consent of Buyer or by Buyer or Parent without the prior written consent of the Seller Representative, except as such release or announcement may be required by Law or the listing requirements of any applicable stock exchange, in which case the Person required to make the release or announcement shall, to the extent practicable, allow the Person whose consent would otherwise be required reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, Buyer or Parent may issue an initial press release announcing the execution of this Agreement and a press release announcing the Closing after providing a draft of each such press release to Seller Representative reasonably in advance (to the extent reasonably practicable) to comment on such press release prior to the issuance thereof, and Buyer will consider any comments from the Seller Representative to such press release in good faith. Nothing in this Section 6.12 or otherwise shall be interpreted as prohibiting Parent’s filing of this Agreement, the other Transaction Documents and any exhibits, schedules or other attachments hereto or thereto, as Parent, in its sole discretion, determines is required by the SEC and the rules promulgated thereby, except that Parent shall redact any Schedules hereto that may be redacted pursuant to the rules promulgated by the SEC. For the avoidance of doubt, this Section 6.12 shall not apply to any communications with any customers, suppliers or other third parties having business dealings with the Company, any of its Subsidiaries or Buyer or any of its Affiliates.
Section 1.13Commercially Reasonable Efforts.
(a)Each Seller and the Company shall use its or his commercially reasonable efforts to cause to be satisfied the conditions to the obligations of Buyer set forth in Section 7.1 as soon as reasonably practicable and Buyer and Parent shall each use its commercially reasonable efforts to cause to be satisfied the conditions to the obligations of Sellers and the Company set forth in Section 7.2 as soon as reasonably practicable.
(b)Notwithstanding anything in this Agreement to the contrary, none of the parties to this Agreement or their respective Affiliates shall be required to commence or defend against any Action or divest or hold separate any business or asset, license any rights or take or commit to take any action that could restrict or limit or restrict its rights or ability to retain, operate or enter into any business or activity (other than pursuant to the provisions of Section 6.17) in connection with the consummation of the Transaction).
Section 1.14Tax Matters.
(a)Preparation and Filing of Tax Returns. The parties (other than the Founders) shall cooperate to file an interim closing of the books for the Company and its Subsidiaries, to be effective as of the Closing Date. Sellers shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns in respect of the Company and its Subsidiaries and their assets or activities that are required to be filed on or before the Closing Date. Buyer shall prepare or cause to be prepared and shall timely file or cause to be timely filed all other Tax Returns in respect of the Company and its Subsidiaries and their assets or activities, except as provided in Section 2.3. Any Tax Returns (including amendments thereto) that are with respect to or that include periods (or portions thereof) ending on or before the Closing Date or that include the assets or activities of the Company and its Subsidiaries on or before the Closing Date shall, unless Sellers and Buyer otherwise agree in writing or as may otherwise be required pursuant to applicable Law or this Agreement, be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed by or with respect to the Company and its Subsidiaries. The party responsible for the preparation of an income Tax Return or other material Tax Return for a period (or portion thereof) ending on or before the Closing Date shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party at least ten

(10) days prior to the due date for filing thereof. Sellers shall timely remit (or cause to be timely remitted) any Taxes shown as due on Tax Returns they are obligated to file. Without limiting Sellers’ indemnity obligations under Section 10.1(a), Sellers shall timely remit (or cause to be timely remitted) to Buyer their share of Taxes (determined in accordance with the allocation method specified in Section 10.1(d)(i)) due with respect to any Tax Return covering a period which ends on or before the Closing Date or a period which includes, but does not end on, the Closing Date upon the written request of Buyer.
(b)Tax Proceedings. Each party (other than the Founders) shall promptly notify the other party in writing upon receipt by such party, any of its Affiliates, or the Company of notice of any pending or threatened Tax Proceeding in respect of which an indemnity may be sought by any member of the Buyer Group pursuant to Section 10.1; provided, however, that the failure to give such notice will not affect the indemnification provided pursuant to Section 10.1, except to the extent Sellers have been materially and actually prejudiced thereby. Buyer shall control the resolution of any Tax Proceeding, provided, however, (i) Sellers, at their sole cost and expense, shall be entitled to participate in any such Tax Proceeding, (ii) before taking any material action with respect to the conduct of such Tax Proceeding (including the submission of any protest, petitions, or responses to information document requests), Buyer shall first consult with the Seller Representative in good faith about such action and (iii) Buyer shall not agree, settle, surrender, or abandon pursuit of any such Tax Proceeding without the Seller Representative’s written consent, not to be unreasonably withheld, conditioned or delayed. In the event of a partnership adjustment that would result in any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar provision of any state, local or foreign Law), Sellers will cause the “partnership representative” or “designated individual” within the meaning of Section 6223 of the Code (and in any similar capacity under state, local or foreign Law) as set forth in Treasury Regulation Section 301.6223-1(b)(3) to cause to be made the election specified in Section 6226(a) of the Code (a “Push-Out Election”) and to take any other actions as shall be necessary or appropriate to effectuate and comply with a Push-Out Election. The Sellers consent to any such Push-Out Election (and any comparable election under state, local or foreign Law) and agree to take any action requested by the Buyer to effectuate the Push-Out Election (and any such comparable election) and to furnish such partnership representative or designated individual with any information necessary to give effect to the Push-Out Election (and any such comparable election).
(c)Tax Cooperation. From and after the Closing Date, Buyer and each of Sellers shall cooperate with the other Party, as and to the extent reasonably requested by the other party, in the preparation and filing of any Tax Returns, making of any election with respect to Taxes, claim for Tax refund and the conduct of any Tax Proceeding. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules, relevant documents relating to rulings or other determinations by Governmental Entities and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such party or its Affiliates may possess, and making its Representatives available as may reasonably be requested by such other party to provide additional information and explanation of any material provided hereunder. The requesting party shall reimburse the party providing such cooperation, information or records for any reasonable out-of-pocket costs and expenses incurred in connection with such cooperation or provision of information or records.
(d)Tax Sharing Agreements. On the Closing Date, all Tax allocation agreements, Tax sharing agreements or similar arrangements between the Company and its Subsidiaries, on the one hand, and Sellers or any of their Affiliates (other than the Company and its Subsidiaries), on the other hand, will be terminated as to the Company and its Subsidiaries and have no further effect with respect to the Company and its Subsidiaries for any taxable year or period, and no additional payments which are owed by or to the Company and its Subsidiaries will be made thereunder on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.
Section 1.15Monthly Financial Statements and Other Information.
(a)Sellers (or the Seller Representative on behalf of Sellers) shall furnish to Buyer, at Sellers’ expense, unaudited interim financial statements (consisting of a balance sheet and statements of income, stockholders’ equity and cash flows) for each month beginning with the month following the

Interim Balance Sheet Date, up to and including the month immediately preceding the month in which the Closing occurs, as soon as reasonably practicable but in any event within fifteen (15) days after the close of any such month, and such financial statements shall be prepared on a basis consistent with the Company Financial Statements and deemed incorporated into the definition of “Company Financial Statements” for all purposes under this Agreement.
(b)The Seller Representative shall also furnish to Buyer, at Sellers’ expense, an updated Aging Report as of the date that is five (5) days prior to the Closing Date, as soon as practicable following such date but in any event prior to the Closing Date. Such updated Aging Report shall be prepared on a basis consistent with the preparation of the Aging Report attached hereto as Schedule 4.7(g) and shall be deemed incorporated into the definition of “Aging Report” for all purposes under this Agreement.
Section 1.16Further Assurances.
From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take such further action (including the execution and delivery of such further documents and instruments) as any other party may reasonably request, all at the sole expense of the requesting party (except as otherwise expressly set forth in this Agreement).
Section 1.17Restrictive Covenants.
(a)In order for Buyer to have and enjoy the full benefit of the Business (including the goodwill associated with the Business), and as a material inducement to Buyer to enter into this Agreement, for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Founders and Sellers agree that they shall not, and the Founders shall cause Sellers not to directly or indirectly (whether by themselves, on their own behalf or on behalf others or jointly with any other Person, through an Affiliate or any Person now or hereafter controlled by any Founder or Seller or any of his or its Affiliates, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person or otherwise), but subject in the case of clause (i) to Section 6.17(d) hereof:
(i)anywhere in the states set forth on Schedule 6.17(a)(i)(1) (“Restricted Territory”), own any interest in, control, manage, operate, finance, refer, profit from, promote, market, be employed by, consult with, serve as a director of, or otherwise participate or be engaged in, or carry on, or make or hold any investment in, or in any other manner advise, facilitate or assist any other Person in connection with the following (collectively, a “Restricted Business”): (A) except as otherwise set forth on Schedule 6.17(a)(i)(2), the marketing, sale, financing, distribution, delivery or brokerage of Resale Products and related products or services (regardless of the method of distribution, operation of such business or the identity of the customers or suppliers); (B) the transportation, shipping, storage, dispensing or transloading of any of the foregoing products; (C) owning, operating or leasing retail petroleum outlets, cardlocks, gas stations, fuel terminals, bulk plants, storage sites or other properties or assets related to the business described in clause (A) above; (D) offering or developing technology related to any of the foregoing products; (E) offering, marketing or providing oil, fuel or petroleum related derivatives, swaps or similar products relating to any of the foregoing products; (F) offering fleet charge or payment card services or credit and payment intermediation processing services in connection with any of the foregoing activities; (G) offering, marketing or providing fuel management, fuel-related consulting advisory services or fleet services; or (H) except as set forth on Schedule 6.17(a)(i), any activity or service which is described in the definition of the Business or which is competitive with or is a substitute for the products or services which are or have been offered by the Company or any of its Subsidiaries on the Closing Date or within one (1) year preceding the Closing Date or any extensions or expansions thereof; provided, however, that the foregoing will not prevent ownership of not more than one percent (1%) of any company whose securities are publicly traded or listed on a national securities exchange; provided further, that the business activities described in Schedule 6.17(a)(i)(2) shall be deemed to not constitute a Restricted Business and shall not be restricted pursuant to this Section 6.17(a)(i);

(ii)except as set forth on Schedule 6.17(a)(ii), recruit, induce, or solicit as an employee, independent contractor or consultant any Person who is an employee of the Company or any of its Subsidiaries on the date hereof or on the Closing Date or induce or attempt to induce any such employee to terminate his or her employment with the Company or any of its Subsidiaries by resignation, retirement or otherwise; provided, however, that nothing in this Section 6.17(a)(ii) shall prohibit publications by any Seller, Founder or any Affiliate of any of them of general advertisements offering employment or consulting engagement;
(iii)solicit or conduct business with (A) any Person that is, or during the one-year period preceding the Closing Date was, a customer the Company or any of its Subsidiaries or such customer’s successors or assigns, in each case for the purpose of providing services or products which are competitive with the Business to the extent it constitutes a Restricted Business in a Restricted Territory, or (B) any Person that the Company or its Subsidiaries had a business relationship at any time during the one-year period preceding the Closing Date, or any such Person's successors or assigns, in each case, for the purpose of offering or providing services or products which are competitive with the Business to the extent it constitutes a Restricted Business in a Restricted Territory;
(iv)cause or seek to cause to be terminated or adversely affected, or intentionally interfere with, any agreement or arrangement to which Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) is a party or from which any of them benefits; or
(v)seek to interfere with or adversely affect the ongoing relationships between Buyer or any of its Affiliates (including the Company or any of its Subsidiaries), on the one hand, and any of their respective suppliers, customers, employees and professional and business contacts, on the other.
(b)Each Seller and each Founder acknowledges and agrees that the geographic scope of this Section 6.17 is both reasonable and appropriate. Each Seller and Founder agrees that imposing a more narrow geographic limit would seriously undermine the efficacy of this Section 6.17 and the protections that it is intended to provide. Furthermore, each Seller and Founder recognizes the importance of the covenants contained in this Section 6.17 and acknowledges that, based on his or its past experience, the restrictions imposed herein are (i) reasonable as to scope and time; (ii) necessary for the protection of Buyer’s legitimate business interests, including the trade secrets, goodwill and relationships with customers, suppliers and employees of the Company and its Subsidiaries; and (iii) not unduly restrictive of any rights of any Seller or Founder, as the case may be. Each Seller and each Founder acknowledges and agrees that the covenants contained in this Section 6.17 are essential elements of this Agreement and that but for these covenants Buyer would not have agreed to purchase the Interests. The existence of any claim or cause of action against Buyer or any of its Affiliates by any Seller or Founder, whether predicated on breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in this Section 6.17. Each Founder and each Seller acknowledge and agree that the Restricted Period shall be extended by the length of time the applicable Seller or Founder is found to be in violation or breach of the relevant restriction set forth in this Section 6.17 so that Buyer is provided with the full benefit of the restrictive period set forth herein.
(c)If any covenant contained in this Section 6.17, or any part thereof, is hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the covenants in such jurisdiction or this Section 6.17 in any other jurisdiction, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant so that, in its reduced form, said covenant shall then be enforceable.
(d)Nothing in Section 6.17(a)(i) shall in any way restrict any Founders, Sellers, or any of their Affiliates from, directly or indirectly, owning or operating, consulting or advising, or otherwise engaging in the Excluded Businesses.

Section 1.18NYSE Listing.
Promptly following the determination of the number of shares of Parent Common Stock that will constitute the Total Stock Consideration, if any, Parent shall apply to cause the Parent Common Stock to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Parent shall use its reasonable best efforts to cause the Parent Common Stock that will constitute the Total Stock Consideration to be approved for listing on the NYSE within twenty (20) days after the Closing Date. At the request of any holder of such shares of Parent Common Stock made after the six month anniversary of the Closing Date, Parent shall cause the removal of any restricted legends or notations with respect to such shares.
Section 1.19Insurance .
(a)At or prior to the Closing, Sellers and the Company shall cause (i) all Insurance Policies provided by the Captive Insurance Company (the “Captive Insurance Policies”) to be terminated with respect to periods following the Closing Date with respect to the Company and its Subsidiaries, (ii) all letters of credit and other security or collateral provided by the Company or any of its Subsidiaries relating to the Captive Insurance Policies to be terminated or replaced with letters of credits or other security or collateral provided by a Person other than the Company or any of its Subsidiaries, (iii) the Company and its Subsidiaries to have no further Liabilities with respect to the Captive Insurance Policies or the Captive Insurance Company, in each case pursuant to clauses (i) through (iii) pursuant to documentation in form and substance reasonably satisfactory to Buyer.
(b)Buyer shall have the right to (i) assert claims (and each Seller shall use and cause each of his or its Affiliates to use commercially reasonable efforts to assist Buyer in asserting claims) with respect to the Company or any of its Subsidiaries or the Business under the Captive Insurance Policies which are “occurrence basis” policies arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any such Captive Insurance Policies so allow and (ii) continue to prosecute claims with respect to the Company or any of its Subsidiaries or the Business asserted with the insurance carrier prior to the Closing (and each Seller shall use and cause each of his or its Affiliates to use commercially reasonable efforts to assist Buyer in connection therewith) under the Captive Insurance Policies which are on a “claims made” basis arising out of insured incidents occurring from the date coverage thereunder first commenced until the Closing to the extent that the terms and conditions of any  such Captive Insurance Policies so allow. All recoveries in respect of such claims shall be for the account of Buyer.
(c)Each Seller shall not, and shall cause each of his or its Affiliates not to, without Buyer’s prior written consent, amend, commute, terminate, buy-out, extinguish Liability under or otherwise modify any Captive Insurance Policy under which Buyer has rights to assert claims pursuant to Section 6.19(b) in a manner that would adversely affect any such rights of Buyer.
Section 1.20Change of Entity Name.
Within thirty (30) days following the Closing, Founders and Sellers shall (a) file or cause to be filed all documents with the appropriate Governmental Entity necessary to change the names used by Founders’ and Sellers’ Affiliates to names that do not contain “Flyers” or any other trade names used in the Business other than Nella (“Business Names”) and (b) provide Buyer with written evidence that verifies Founders’ and Sellers’ compliance with the requirements of clause (a) of this Section 6.20. Except as necessary to effect the change of entity names, from and after the Closing, Founders, Sellers and their Affiliates shall be prohibited from using any of the Business Names. Parent and Buyer understand and agree that the name “Nella” is not subject to this Section 6.20 and that the Sellers, the Founders and their Affiliates and family members may freely use the name Nella for any purpose, except that the name “Nella” may not be used in the Restricted Business. Within six (6) months following the Closing, Buyer shall file or cause to be filed all documents with the appropriate Governmental Entity necessary to change the name of Nella Properties, LLC to another name that does not contain “Nella”.

Section 1.21Transferred Employees.
Prior to the Closing, the Company shall cause (a) the employment of the employees set forth on Schedule 6.17(a)(ii) to be terminated without any further Liability to the Company and its Subsidiaries, and (b) Flyers Sustainable Energy, LLC to hire such employees and to assume from the Company and its Subsidiaries all Liabilities related to such employees.
Section 1.22Seller Transfers.
No Seller shall, and each Founder shall cause the Seller opposite such Founder’s name on Schedule 3.3(b) not to, distribute, transfer, dispose of, or otherwise divest cash or other assets, where such distribution, transfer, disposition or divestiture would result in such Seller being unable to satisfy its obligations under Article X of this Agreement.
Section 1.23Belmont Property.
(a)Prior to the Closing, in anticipation of the proposed divestiture of the Belmont Property to a third party (the “Belmont Sale”), the Company shall cause the Belmont Property to be transferred from Nella Properties, LLC to Nella Invest LLC, pursuant to documentation in form and substance reasonably satisfactory to Buyer, which documentation shall provide that Nella Invest LLC shall assume, and Nella Properties, LLC shall have, no Liabilities (including Environmental Liabilities) relating to the Belmont Property other than Liabilities arising on and after the Closing for which Buyer is responsible under the Belmont Lease.
(b)Prior to the Closing, Sellers and Buyer shall enter into a lease between Nella Invest LLC as lessor and Flyers Energy, LLC as lessee (the “Belmont Lease”), to be effective as of the Closing Date, pursuant to which Flyers Energy, LLC shall continue to have the right to operate the Belmont Property as a cardlock site until such time as the Belmont Sale is consummated. The Belmont Lease shall be on terms reasonably acceptable to Sellers, on the one hand, and Buyer, on the other hand, and shall terminate as of the consummation of the Belmont Sale and contain such other terms as the parties shall mutually agree.
Section 1.24Bonuses.
Prior to the Closing, Sellers shall cause the Company and its Subsidiaries to pay out all bonuses in respect of 2021, which shall be determined consistent with historical practices, and provide Buyer with a report detailing the amounts of such bonuses at least five (5) business days prior to the Closing Date. For the avoidance of doubt, the foregoing shall not restrict the ability of the Company and its Subsidiaries to pay bonuses prior to the Closing in excess of historical practices.
Section 1.25Company Aircraft.
Prior to the Closing, Sellers shall cause the Company and its Subsidiaries to transfer all aircrafts and related hangars set forth on Schedule 6.1(b) owned by the Company or any of its Subsidiaries and all related Liabilities and Liens to an Affiliate of Sellers (other than the Company or any of its Subsidiaries), pursuant to documentation in form and substance reasonably satisfactory to Buyer.
Section 1.26Hedging Arrangements.
Prior to the Closing, the Company shall transfer, or cause to be transferred, all rights and obligations of the Company and any of its Subsidiaries under the ISDA Master Agreement (including, for the avoidance of doubt, all Swap Transaction Confirmations delivered thereunder), between Wells Fargo Bank, N.A. and Flyers Energy, LLC, dated March 6, 2018, as amended and supplemented from time to time, to an Affiliate of the Company (other than any of its Subsidiaries), pursuant to documentation in form and substance reasonably satisfactory to Buyer.

Section 1.27Caminol Spin-Off.
Prior to the Closing, the Company shall transfer all of the equity or other ownership interests held by it in Caminol to an Affiliate (other than any Subsidiary of the Company), pursuant to documentation in form and substance reasonably satisfactory to Buyer.
Article VII
CONDITIONS TO CLOSING
Section 1.1Conditions to Obligations of Parent and Buyer.
The obligation of Parent and Buyer to consummate the Closing is subject to the satisfaction or waiver by Buyer (on its own behalf and/or that of Parent) of each of the following conditions at or prior to the Closing:
(a)Representations and Warranties. Other than the representations and warranties contained in Section 3.1, Section 3.3, Section 3.4, Section 4.1, Section 4.2(c)(i), Section 4.3, Section 4.4, Section 4.6 and Section 4.24, the representations and warranties set forth in Article III and Article IV (except for representations and warranties which are by their terms qualified by materiality or “Material Adverse Effect”, which representations and warranties shall be true and correct in all respects) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date), except to the extent that the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, a Material Adverse Effect. The representations and warranties contained in Section 3.1, Section 4.1, Section 4.2(c)(i) and Section 4.6 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such specific date). The representations and warranties contained in Section 3.3, Section 3.4, Section 4.3, Section 4.4 and Section 4.24 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such specific date).
(b)Performance of Obligations of Sellers, the Founders and the Company. Each and all of the covenants and agreements of Sellers, the Founders and the Company (and, to the extent applicable, the Company’s Subsidiaries) to be performed or complied with pursuant to the Transaction Documents at or prior to the Closing shall have been fully performed and complied with in all material respects.
(c)No Injunctions or Restraints. No Law enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction or any other action taken by any court or other Governmental Entity or other legal restraint or prohibition (whether temporary, preliminary or permanent) preventing or making illegal the consummation of the Transaction shall be in effect.
(d)No Action. No Action shall be pending or have been threatened which (i) is reasonably likely to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the Transaction or to result in material damages in connection with the Transaction, (ii) seeks to prohibit ownership or operation by Parent, Buyer, any of their respective Affiliates, the Company or any of the Company’s Subsidiaries of all or a portion of the Business or the assets of the Company or any of its Subsidiaries or all or a portion of the businesses or assets of Parent, Buyer or any of their respective Affiliates or to compel Parent, Buyer, any of their respective Affiliates, the Company or any of the Company’s Subsidiaries to dispose of or hold separately any shares of capital stock, other equity interests or other securities of the Company or any of its Subsidiaries or all or any portion of the Business or the assets of the Company or any of its Subsidiaries or all or any portion of the business or assets of Buyer or any of its Affiliates as a result of the Transaction, (iii) seeks to impose limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of any Equity Interests of the Company or any of its Subsidiaries, (iv) causes the Transaction to be rescinded following consummation, or (v) imposes any material Liability on Buyer or any of its Affiliates as a result of the Transaction, or on the Company or any of its Subsidiaries.
(e)Laws. There shall not exist or have been enacted, entered, enforced, promulgated or deemed applicable to the Transaction any Law or any other action taken by any court or other Governmental Entity that has resulted or could reasonably be expected to result in, directly or indirectly, any of the consequences referred to in Section 7.1(d).
(f)No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, which Material Adverse Effect has not been cured by the Closing Date.
(g)Consents. All Consents and Orders of all Persons (including Governmental Entities) required to be obtained prior to the Closing in connection with the execution, delivery and performance of the Transaction Documents by each Seller and each of the Founders, the Company and the Company’s Subsidiaries or the consummation of the Transaction, including all Consents set forth on Schedule 7.1(g), shall have been obtained pursuant to documentation reasonably acceptable to Buyer and shall be in full force and effect.
(h)Evidence of Certain Compliance. Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, that (i) the actions that the Company and the Sellers were required to cause to occur in Section 6.8, Section 6.9, Section 6.19, Section 6.21, Section 6.23, Section 6.24, Section 6.25, Section 6.26 and Section 6.27 shall have been completed and (ii) neither the Company nor any of its Subsidiaries shall have any remaining obligations or Liabilities arising out of its (or any of its Subsidiaries’, if applicable) ownership of the Captive Insurance Company or Caminol.
(i)Estimated Closing Statement. Buyer shall be reasonably satisfied that the amounts set forth on the Estimated Closing Statement are true and correct.
(j)HSR Act. The applicable waiting period under the HSR Act shall have expired or terminated.
(k)Payoff Letters; Release of Liens. Buyer shall have received (i) one or more payoff letters, in form and substance reasonably satisfactory to Buyer, duly executed by the holders of Closing Debt, providing for (A) the payoff, discharge and termination of all such Closing Debt and (B) the termination and release of all Liens on the Interests and assets of the Company or any of its Subsidiaries that secure such Closing Debt, and (ii) evidence, in form and substance satisfactory to Buyer, that all such Liens have been terminated and released.
(l)Compliance Certificate. Buyer shall have received a certificate (“Compliance Certificate”), duly executed by an authorized officer of the Company, certifying to Buyer on behalf of the Company that each of the conditions set forth in Sections 7.1(a), (b) and (f) have been satisfied.
(m)Good Standing Certificates. Buyer shall have received a certificate of good standing with respect to the Company and each of its Subsidiaries issued by the appropriate government officials of their jurisdictions of organization and of such other jurisdictions as may be reasonably requested by Buyer, in each case as of a date as near as practicable to the Closing Date.
(n)Resignations. Buyer shall have received written resignations, effective as of the Closing, of all directors or managers (or any Person holding a position substantially the equivalent of a director or manager) of the Company and each of its Subsidiaries and such officers of the Company and each of its Subsidiaries as shall be specified by Buyer to the Seller Representative on or before the date hereof.
(o)Closing Deliveries. Sellers shall have delivered or caused to have been delivered to Buyer all of the items required to be delivered by them at the Closing pursuant to Section 2.2(b).

(p)Restrictive Covenant Agreement. Kenneth Dwelle shall have entered into a restrictive covenant agreement, which agreement shall contain confidentiality provisions and restrictive covenants that are the same as those contained in Sections 6.10 and Section 6.17, and such agreement shall be in full force and effect.
Section 1.2Conditions to Obligations of Sellers and the Company.
The obligation of Sellers and the Company to consummate the Closing is subject to the satisfaction or waiver by Sellers and the Company of each of the following conditions at or prior to the Closing:
(a)Representations and Warranties. The representations and warranties set forth in Article V (other than the Fundamental Representations) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date). The Fundamental Representations contained in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct in all respects as of such specific date).
(b)Performance of Obligations of Parent and Buyer. Each and all of the covenants and agreements of Parent and Buyer, as applicable, to be performed or complied with pursuant to the Transaction Documents at or prior to the Closing Date shall have been fully performed and complied with in all material respects.
(c)No Injunctions or Restraints. No Law enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction or any other action taken by any court or other Governmental Entity or other legal restraint or prohibition (whether temporary, preliminary or permanent) preventing or making illegal the consummation of the Transaction shall be in effect.
(d)HSR Act. The applicable waiting period under the HSR Act shall have expired or terminated.
(e)Closing Deliveries. Buyer and Parent shall have delivered or caused to have been delivered to Sellers all of the items required to be delivered by it at the Closing pursuant to Section 2.2(c).
Article VIII

TERMINATION
Section 1.1Termination.
This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:
(a)by the mutual written agreement of Buyer and the Seller Representative;
(b)by written notice by Buyer to the Seller Representative or by Sellers (via notice given by the Seller Representative) to Buyer, if the Closing Date shall not have occurred on or before April 1, 2022 (the “Outside Date”), except that neither Buyer, on the one hand, nor Sellers, on the other hand, may so terminate this Agreement if the absence of such occurrence is due to the willful and intentional breach by Buyer or Parent, on the one hand, or any Seller, any Founder or the Company, on the other hand, of any of its representations, warranties, covenants or agreements under this Agreement or any other Transaction Document;

(c)by written notice by Buyer to the Seller Representative or by Sellers (via notice given by the Seller Representative) to Buyer, if there shall be any Law that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and such Order or other action shall not be subject to appeal or shall have become final and unappealable;
(d)by written notice by Buyer to the Seller Representative, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Seller, any Founder or the Company set forth in this Agreement such that the conditions set forth in Section 7.1(a) or Section 7.1(b), as the case may be, would not be satisfied as of such time; provided, however, that if such breach is curable by such Seller, such Founder or the Company (as applicable) prior to the Outside Date, then for so long as such Seller, such Founder or the Company continues to exercise commercially reasonable efforts to cure the same, but not exceeding a period of twenty (20) days after such Seller, such Founder or the Company receives notice of such breach from Buyer, Buyer may not terminate this Agreement pursuant to this Section 8.1(d); or
(e)by written notice by the Seller Representative to Buyer, there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer or Parent set forth in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not be satisfied as of such time; provided, however, that if such breach is curable by Buyer or any of its Affiliates prior to the Outside Date, then for so long as Buyer or the applicable Affiliate continues to exercise commercially reasonable efforts to cure the same, but not exceeding a period of twenty (20) days after Buyer receives notice of such breach from Sellers, Sellers may not terminate this Agreement pursuant to this Section 8.1(e).
Section 1.2Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than with respect to the last sentence of Section 6.2, Section 6.13, this Section 8.2, Article XII and any related definitions set forth on Exhibit A, which shall continue in effect) shall thereafter become void and have no effect, without any Liability on the part of any party hereto or its or his Affiliates or Representatives in respect thereof, except that nothing herein shall relieve any party hereto or any of its or his Affiliates from Liability for any willful breach of this Agreement.
Article IX

SURVIVAL
Section 1.1Survival.
(a)The representations and warranties of (i) Sellers and Founders contained in Article III, (ii) Sellers and the Company contained in Article IV and (iii) Buyer and Parent contained in Article V (in each case, other than the Fundamental Representations and the representations and warranties set forth in Section 4.14) shall survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and shall continue in full force and effect until the date that is eighteen (18) months following the Closing Date. Notwithstanding the foregoing, any claims asserted in by written notice from the Indemnitee to the Indemnifying Party in accordance with Section 10.3(a) or Section 10.3(d) prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved; provided that such representations and warranties shall not survive with respect to any other claims that have not been timely given within such survival period.
(b)The Fundamental Representations shall survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and shall continue in full force and effect until the later of (x) the date that is sixty (60) days after the expiration of the applicable statute of limitations and (y) six (6) years following the Closing Date. Notwithstanding the foregoing, any claims asserted in by written notice from the Indemnitee to the Indemnifying Party in accordance with

Section 10.3(a) or Section 10.3(d) prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved; provided that such representations and warranties shall not survive with respect to any other claims that have not been timely given within such survival period.
(c)The representations and warranties set forth in Section 4.14 and the indemnity set forth in Section 10.1(a)(vii) shall survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and shall continue in full force and effect until the date that is five (5) years following the Closing Date. Notwithstanding the foregoing, any claims asserted in by written notice from the Indemnitee to the Indemnifying Party in accordance with Section 10.3(a) or Section 10.3(d) prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or indemnity, and such claims shall survive until finally resolved; provided that such representations, warranties and indemnity shall not survive with respect to any other claims that have not been timely given within such survival period.
(d)The covenants and agreements of Sellers, the Founders, the Company, Parent and Buyer contained in Article VI shall survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and shall continue in full force and effect until fully performed in accordance with their terms.
Article X

INDEMNIFICATION
Section 1.1Indemnification by Sellers and Founders. Subject to Section 10.4:
(a)Sellers shall, jointly and severally, indemnify and hold harmless Parent, Buyer and their respective Affiliates (including the Company and its Subsidiaries) and each of their respective Representatives (collectively, the “Buyer Group”) from and against, and pay or reimburse, as the case may be, the Buyer Group for any and all Damages incurred, suffered or sustained by Buyer or any other member of the Buyer Group, to the extent such Damages are based upon, arise out of or result from:
(i)any falsity, breach or inaccuracy of any representation or warranty contained in Article III or Article IV (other than Fundamental Representations) on the date of this Agreement or on the Closing Date or in the Compliance Certificate;
(ii)any falsity, breach or inaccuracy of any Fundamental Representation contained in Article III or Article IV on the date of this Agreement or on the Closing Date;
(iii)any breach or violation of any covenant or agreement of the Company contained in this Agreement;
(iv)(A) all accounts receivable of the Company or any of its Subsidiaries that are outstanding as of the Closing Date and included in the Closing Statement and that are not paid in full by or on behalf of the Person from whom such accounts receivable are due within one hundred twenty (120) days after the Closing Date, but only to the extent that such unpaid amounts exceed any reserve maintained by the Company related to such accounts receivable, and (B) all notes receivable of the Company or any of its Subsidiaries that are outstanding as of the Closing Date and included in the Closing Statement and that are not paid in full by or on behalf of the Person from whom such notes receivable are due within one hundred twenty (120) days after the maturity date thereof, but only to the extent that such unpaid amounts exceed any reserve maintained by the Company related to such notes receivable; provided, however, that in the event Sellers have indemnified Buyer with respect to any such account or note receivable pursuant to this Section 10.1(a)(iv) and Buyer subsequently collects any account or note receivable with respect to which it was so indemnified, Buyer shall pay over to Sellers the proceeds of such subsequently collected account or note receivable;

(v)any Former Businesses or the assertion against any member of the Buyer Group of any Liabilities in connection therewith, including Liabilities relating to any shut down, dissolution, liquidation, transfer, distribution or other disposal thereof, except, (x) with respect to Caminol, to the extent (A) such Liability relates to an employee of the Company or any of its Subsidiaries as of the Closing Date or any former employee of the Company or any Subsidiaries with respect to the Business (after giving effect to Section 6.21) and (B)(1) the matter or event causing such Liabilities is the type of matter or event that is disclosed in a Schedule pursuant to Section 4.18 or (2) the existence of such matter, event or Liability would cause the representations and warranties contained in Section 4.18 to be false or inaccurate, and (y) to the extent provided in the Belmont Lease;
(vi)any Liabilities of any Seller or any Affiliate of any Seller (other than the Company or any of its Subsidiaries) or any of their respective businesses or operations (excluding the businesses or operations of the Company or any of its Subsidiaries), in each case as in existence as of or prior to the Closing Date or arising out of any facts, events, actions, omissions, occurrences, conditions or circumstances in existence or occurring on, or any time prior to, the Closing Date (regardless of the time at which Liability first attaches and whether asserted prior to, on or after the Closing Date)
(vii)any Environmental Liabilities based upon, arising out of or otherwise in any way relating to or in respect of (A) any Former Businesses, (B) any Former Facilities, (C) any remote and Net/Acceptor Sites, or (D) the Company or any of its Subsidiaries, the Business, the Real Property or any other current or former operations of the Company or any of its Subsidiaries, in each case of this Section 10.1(a)(vii) as in existence as of or prior to the Closing Date, or arising out of any conditions, facts or circumstances in existence or occurring on, or any time prior to, the Closing Date (regardless of the time at which Liability first attaches and whether asserted prior to, on or after the Closing Date); or
(viii)any Liabilities relating to the Captive Insurance Company or the Captive Insurance Policy or otherwise relating to self-insurance, including Liabilities relating to workers compensation.
(b)Each Founder shall, severally and not jointly, indemnify and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for any and all Damages incurred, suffered or sustained by Buyer or any other member of the Buyer Group, to the extent such Damages are based upon, arise out of or result from:
(i)any falsity, breach or inaccuracy of any representation or warranty made by such Founder contained in Article III (other than Fundamental Representations) on the date of this Agreement or on the Closing Date; and
(ii)any falsity, breach or inaccuracy of any Fundamental Representation made by such Founder contained in Article III on the date of this Agreement or on the Closing Date.
(c)Each Founder and Seller shall, severally and not jointly, indemnify and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for any and all Damages incurred, suffered or sustained by Buyer or any other member of the Buyer Group, to the extent such Damages are based upon, arise out of or result from, any breach or violation of any covenant or agreement of such Founder or Seller contained in this Agreement.
(d)Sellers shall, jointly and severally, indemnify and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for (i) any Taxes of the Company or any of its Subsidiaries for periods (or portions thereof) ending on or before the Closing Date in excess of such Taxes that have been included in the calculation of the Net Working Capital Amount; provided, however, that in the case of any period that includes but does not end on the Closing Date, the amount of Taxes attributable to the portion ending on the Closing Date shall be based on the interim closing of the books basis, except for periodic Taxes (such as property Taxes) which shall be allocated on a daily pro ration basis, (ii) all Taxes of Sellers, the Founders and their Affiliates, (iii) all Taxes for which Sellers, the Company or any of its Subsidiaries are liable as a result of their status on or prior to the Closing Date as a transferee or successor, or by contract, Law or otherwise, (iv) Taxes required to be withheld from, and employment Taxes and other Taxes and expenses associated with, payments made in connection with the Transaction, including for the avoidance of doubt Taxes related to the payment of Transaction Expenses, (v) Taxes arising out of amounts includible by the Company or any of its Subsidiaries in income under Section 951 or Section 951A of the Code to the extent attributable to any period (or portion thereof) ending on or before the Closing Date; (vi) all Transfer Taxes that are Sellers’ responsibility under Section 2.3, and (vii) Damages relating to any of the foregoing.
Section 1.2Indemnification by Buyer.
Subject to Section 10.4, Buyer shall indemnify and hold harmless Sellers, the Founders and their respective Affiliates and each of their respective Representatives (collectively, the “Seller Group”) from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages, incurred, suffered or sustained by, or imposed or asserted against, Sellers, the Founders or any other member of the Seller Group based upon, arising out of or otherwise in any way relating to or in respect of:
(a)any falsity, breach or inaccuracy of any representation or warranty contained in Article V on the date of this Agreement or on the Closing Date; or
(b)any breach or violation of any covenant or agreement of Buyer or Parent contained in this Agreement.
Section 1.3Procedures for Indemnification.
(a)If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) as to which a party (the “Indemnifying Party”) may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim, which notice shall include the facts and circumstances then known by the Indemnitee that support the Indemnifying Party’s potential claim for indemnification with respect to the Third Party Claim; provided, however, that failure to give any such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.
(b)If a Third Party Claim is made against an Indemnitee and the Indemnifying Party irrevocably acknowledges in writing its indemnification obligations under this Article X with respect to such Third Party Claim, the Indemnifying Party shall be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee (such a Third Party Claim that has been assumed by the Indemnifying Party, an “Assumed Third Party Claim”), except with respect to a Third Party Claim related to Taxes of the Company or any of its Subsidiaries or Taxes for which the Company or any of its Subsidiaries is otherwise liable. Should the Indemnifying Party so elect to assume the defense of an Assumed Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof as long as the Indemnifying Party diligently conducts such defense; provided, however, if (i) in any Indemnitee’s reasonable judgment a conflict of interest exists in respect of such claim or (ii) any Indemnifying Party fails to provide reasonable assurance to the Indemnitee (upon request of the Indemnitee) of such Indemnifying Party’s financial capacity to defend such Assumed Third Party Claim and provide indemnification with respect thereto, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party with respect to the Assumed Third Party Claim. If the Indemnifying Party assumes the defense of any such Third Party Claim, each Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third Party Claim (including providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party is entitled to and chooses to defend a Third Party Claim, at the request of the Indemnifying Party all the Indemnitees shall reasonably cooperate with the Indemnifying Party in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).
(c)Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld); provided, however, that, without limiting the Indemnitee’s rights set forth in this sentence, the Indemnitee may refuse to agree to any such settlement, compromise or discharge (i) that does not obligate the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim, (ii) that does not provide for the unconditional and irrevocable release of the Indemnitee and its Affiliates (pursuant to a release which is reasonably satisfactory to the Indemnitee) completely from all Liability in connection with such Third Party Claim, or (iii) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates. If each Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim and is entitled to assume, and is diligently conducting, the defense thereof, the Indemnitee shall not (unless required by Law) admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).
(d)If any Indemnitee believes that it has incurred or suffered or reasonably expects to incur or suffer any Damages that are recoverable under this Article X, such Indemnitee shall promptly provide the Indemnifying Party with written notice of any claim made in respect of the indemnification provided for in this Article X within the applicable survival period that contains reasonably sufficient detail and information of the Damages as then known and that states the nature and basis of such Damages and the facts and circumstances supporting the Indemnitee’s claim; provided, that no failure or delay on the part of the Indemnitee in notifying the Indemnifying Party will relieve the Indemnifying Party from any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. For the avoidance of doubt, in the event that an Indemnitee provides a notice pursuant to this Section 10.3(d) with respect to a Third Party Claim that satisfies the notice requirements pursuant to Section 10.3(a), the Indemnitee shall not be required to deliver a separate notice under Section 10.3(a). The Indemnitee shall allow the Indemnifying Party and its Representatives to conduct a reasonable investigation as to the matter or circumstance alleged to give rise to the direct claim, and whether and to what extent any amount is payable in respect of the direct claim and the Indemnitee shall assist the Indemnifying’s investigation by giving such information and assistance as the Indemnifying Party or any of its Representatives may reasonably request. Once indemnifiable Damages are agreed to by the Indemnifying Party or finally adjudicated, the Indemnifying Party shall satisfy its obligations within 10 business days after such agreement or the final, non-appealable adjudication by wire transfer of immediately available funds to an account designated in writing by the Indemnitee. Any indemnifiable Damages payable to member of the Buyer Group shall first be satisfied through any remaining portion of the Indemnitee Holdback Amount.
Section 1.4Certain Rights and Limitations.
(a)Sellers and the Founders shall have no Liability to any member of the Buyer Group for Damages pursuant to Section 10.1(a)(i) and Section 10.1(b)(i) until the aggregate amount of Damages incurred by the Buyer Group with respect to such Sections exceeds Three Million Dollars ($3,000,000) in the aggregate, in which event Sellers shall be responsible for the amount of any such Damages in excess of One Million Five Hundred Thousand Dollars ($1,500,000).
(b)The maximum aggregate Liability of the Sellers and the Founders for Damages pursuant to Section 10.1(a)(i) and Section 10.1(b)(i) shall not exceed One Hundred Million Dollars ($100,000,000). The maximum aggregate Liability of Sellers for Damages pursuant to Section 10.1(a)(i) (with respect to the representations and warranties set forth in Section 4.14) and Section 10.1(a)(vii) shall not exceed (i) until the second anniversary of the Closing Date, Forty Million Dollars ($40,000,000), and (ii) from the second anniversary of the Closing Date and ending on the fifth anniversary thereof, Fifteen Million Dollars ($15,000,000).
(c)No monetary amount shall be payable by Buyer to any member of the Seller Group with respect to the indemnification of any claims pursuant to Section 10.2 with respect to representations and warranties contained in Article V (other than the Fundamental Representations) until the aggregate amount of Damages incurred by the Seller Group with respect to such claims exceeds Three Million Dollars ($3,000,000) in the aggregate, in which event Buyer shall be responsible for the amount of any such Damages in excess of One Million Five Hundred Thousand Dollars ($1,500,000).
(d)No monetary amount shall be payable by Buyer to any member of the Seller Group with respect to the indemnification of any claims pursuant to Section 10.2(a) (other than with respect to the Fundamental Representations) once the aggregate amount of Damages actually paid by Buyer to the Seller Group with respect to such claims is equal to One Hundred Million Dollars ($100,000,000).
(e)Any indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless a determination (as defined in Section 1313 of the Code) or a similar event under foreign Tax Law with respect to the Indemnitee causes any such payment not to constitute an adjustment to the Purchase Price for United States Federal income Tax purposes or foreign Tax purposes, as the case may be.
(f)The rights and remedies of any party hereto based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to satisfy any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant, agreement or condition as to which there is or is not an inaccuracy, breach or failure to satisfy.
(g)After determining that any amounts are payable by a member of the Seller Group to a member of the Buyer Group pursuant to Section 2.4(g), Section 10.3(b), or Section 10.3(d) (“Seller Payment Obligations”), Buyer may but shall not be required to (with respect to Section 2.4(g)), and shall (with respect to Section 10.3(b) or Section 10.3(d)), offset, set off or apply against the Indemnity Holdback Amount or any outstanding portion thereof all such amounts. Without limiting the foregoing and subject to Section 10.4(a) and Section 10.4(b), the Buyer Group shall have recourse to Sellers and the Founders as provided herein in the event the available portion of the Indemnity Holdback Amount is insufficient to cover the full amount of the Seller Payment Obligations.
(h)For the purposes of Article X, the amount of Damages for which indemnification is provided shall be reduced by any insurance proceeds and Tank Fund proceeds actually received by the Indemnitee in respect of such Damages (after deducting costs and expenses incurred in connection with recovery of such proceeds, any increase in premium payable by such Indemnitee, any retroactive adjustment under any such insurance and any Tax attributable to the receipt or deemed receipt of such insurance proceeds) (the insurance proceeds and Tank Fund proceeds, net of the foregoing deductions, the “Net Recovery”) and if, following the receipt by an Indemnitee of any indemnification payment from an Indemnifying Party under this Article X, such Indemnitee shall receive any such insurance recovery or payment from a Tank Fund in respect of the same underlying claim, then the Indemnitee shall reimburse the Indemnifying Party hereunder to the extent of the lesser of the amount of such indemnification payment and the applicable Net Recovery amount. If requested by an Indemnifying Party, an Indemnitee shall use commercially reasonable efforts to submit claims against available insurance policies or Tank Funds to the extent that such policies or Tank Funds cover the Damages for which such Indemnitee is seeking indemnification hereunder; provided, however, that, for the avoidance of doubt, the Indemnitee shall not be required to pursue or exhaust such claims prior to seeking or obtaining indemnification against an Indemnifying Party hereunder. Upon expiration of the pollution legal liability insurance policies of the Company and its Subsidiaries in effect as of the date hereof, Buyer shall use commercially reasonable efforts to cause the Company to renew such policies on substantially similar terms or maintain alterative policies with substantially similar scope of coverage, in each case until at least the fifth anniversary of the Closing Date.

(i)For purposes of determining the existence of any breach of, or inaccuracy in, the representations and warranties subject to indemnification under this Article X and for purposes of calculating the amount of Damages incurred by an Indemnitee arising out of or resulting from any breach of such a representation or warranty, any qualifications as to materiality (or other correlative terms) shall be disregarded; provided, however, that the foregoing limitation shall not apply with respect to (i) the representations contained in Sections 4.7(a) and (b), (ii) the use of the terms “Material Adverse Effect”, (iii) the use of the term “material” to describe items that are required to be disclosed in lists in Schedules and (iv) the Compliance Certificate.
(j)With respect to claims of the Buyer Group pursuant to Section 10.1(a)(i), 10.1(a)(ii), Section 10.1(b)(i) or Section 10.1(b)(ii), Sellers and the Founders shall not be liable for Damages in respect of such claims to the extent the amount of such Damages was included as a Liability in the calculation of the Final Net Working Capital Amount, Final Closing Debt or Final Transaction Expense Amount included in the Final Closing Statement.
(k)Each Indemnitee shall take, and cause its Affiliates to take, all commercially reasonable efforts required by applicable Law to mitigate any Damages for which such Indemnitee may be entitled to indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that in no event shall the foregoing obligation require any Indemnitee or any of its Affiliates to institute or pursue any Action against any third party or to incur Damages that are not indemnifiable hereunder.
(l)Neither Sellers and the Founders, on the one hand, nor Buyer, on the other hand, shall be liable for any punitive or exemplary Damages, except to the extent such Damages are awarded in a Third Party Claim for which such party has an indemnification obligation pursuant to this Agreement.
(m)Notwithstanding anything contained herein, in no event shall the limits set forth in Sections 10.4(a), (b), (c) or (d) apply in the case of fraud.
(n)With respect to claims of the Buyer Group for any falsity, breach or inaccuracy of any representation or warranty contained in Section 4.14 pursuant to Section 10.1(a)(i) or pursuant to Section 10.1(a)(vii), in each case with respect to any cleanup or remediation of contamination of soil or groundwater at any Real Property, Sellers shall not be liable for Damages: (A) in respect of such cleanup or remediation of contamination of soil or groundwater that is discovered by any invasive or subsurface sampling of the air, soil, surface water, groundwater, building materials or other environmental media by or on behalf of the Buyer Group after the Closing Date, except for such sampling that is (i) required by or to attain compliance with Environmental Laws or any Permits, (ii) required by an Order or other written directive of a Governmental Entity, (iii) required by the owner of a Leased Premise, or reasonably necessary, to comply with the requirements of a Lease, (iv) conducted in connection with the sale process for an Owned Real Property, (v) conducted in connection with the construction or expansion of improvements at any Real Property, (vi) reasonably necessary to investigate or respond to facts or conditions identified or observed that indicate a potentially significant and imminent risk or endangerment to human health, safety or the environment, (vii) reasonably necessary to respond to or defend a third party claim, or (viii) reasonably limited to an investigation of any release of Hazardous Materials occurring after the Closing Date or (B) that exceed those Damages that must be incurred to satisfy the minimum requirements under applicable Environmental Laws or Permits, to the extent acceptable to all relevant Governmental Entities and permitted under Environmental Laws applicable to the subject property assuming the continued industrial or commercial use of such property as currently used or used as of the Closing Date; provided that the satisfaction of such requirements does not prevent or materially inhibit any use of such property as a commercial or industrial property as currently used or used as of the Closing Date or otherwise materially and adversely impact operations at, or the use or enjoyment of any such property as currently used or used as of the Closing Date.
Section 1.5Waiver.
The waiver of any condition based on the accuracy of any representation or warranty pursuant to any Transaction Document or on the performance of or compliance with any covenant, agreement or obligation pursuant to any Transaction Document, shall not affect any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements or obligations.
Section 1.6Exclusive Remedies.
Except for claims arising from fraud, the remedies provided in this Article X, Section 2.4 and Section 8.1, remedies that cannot be waived as a matter of Law and injunctive relief (including specific performance) shall be the exclusive remedies after the Closing of the parties hereto and their respective heirs, successors and permitted assigns with respect to any breach of any representation, warranty, covenant or agreement contained in this Agreement.
Article XI

RELEASES AND WAIVERS
Section 1.1General Release.
For and in consideration of the amounts payable to each Seller hereunder, effective as of the Closing Date, each Seller and each Founder (on behalf of itself or himself and its or his Affiliates) hereby irrevocably releases, acquits and forever discharges the Company, each of its Subsidiaries, each of its and their respective present, former and future Affiliates and each of the Company’s, its Subsidiaries’ and such Affiliates’ respective present, former and future officers, directors, managers, attorneys, agents, representatives, trustees, Subsidiaries and employees and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, Contracts, controversies, agreements and claims whatsoever, whether known or unknown, of every name and nature, both at Law and in equity, which such Seller, such Founder, or its or his Affiliates, heirs, executors, administrators, successors or assigns ever had, now has, or which it or his or its or his Affiliates, heirs, executors, administrators, successors or assigns hereafter may have or shall have against the Company, any of its Subsidiaries or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing on or prior to the Closing Date, except that the foregoing shall not apply with respect to (i) claims under this Agreement, any Transaction Documents or any agreement, document, or certificate entered into in connection with this Agreement and the transactions contemplated hereby, (ii) claims for which indemnification under the Organizational Documents of the Company or any of its Subsidiaries is required, but only to the extent such indemnification rights do not arise out of any matter requiring indemnification by a Seller or Founder under Article X, and (iii) claims that cannot be waived under applicable Law.
Section 1.2Waivers.
For and in consideration of the amounts payable to each Seller hereunder, each Seller and the Company hereby irrevocably waive (i) any and all rights of first refusal or offer, preemptive rights, and other rights to purchase or sell assets or Equity Interests of the Company or any of its Subsidiaries that such Seller or the Company (as applicable) had, has or is or may be entitled to receive, including those which arose or arise as a result of any event or transaction (whenever occurring), including the execution, delivery or performance of any Transaction Document or consummation of the Transaction, and (ii) any and all restrictions on the transfer of any Interests or any other Equity Interests of the Company or any of its Subsidiaries, in each case, under the Company’s or any of its Subsidiaries’ Organizational Documents and all other Contracts of the Company, any of its Subsidiaries or such Seller.
Article XII

GENERAL PROVISIONS
Section 1.1Seller Representative.

(a)By approving this Agreement and the transactions contemplated hereby, each Seller or Founder shall have irrevocably authorized and appointed the Seller Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and any other Transaction Document, and to take any and all actions and make any decisions required or permitted to be taken by the Seller Representative pursuant to this Agreement and any other Transaction Document, including the exercise of the power to:
(i)give and receive notices and communications;
(ii)authorize delivery to Buyer of cash from the Indemnity Holdback Amount in satisfaction of any amounts owed to Buyer pursuant to any Section of this Agreement under which the Indemnity Holdback Amount is available for payments due to Buyer;
(iii)agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.4;
(iv)agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by any member of the Buyer Group pursuant to Article X;
(v)litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article X;
(vi)execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other Transaction Document (with such modifications or changes therein as to which the Seller Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Seller Representative, in its sole discretion, determines to be desirable;
(vii)make all elections or decisions contemplated by this Agreement and any other Transaction Document;
(viii)engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Seller Representative in complying with its duties and obligations; and
(ix)take all actions necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of the foregoing.
(b)Buyer and Parent shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement (including Article X) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller or Founder by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller or Founder by the Seller Representative, as being fully binding upon such Person. Notices or communications to or from the Seller Representative shall constitute notice to or from each of Sellers or the Founders. Any decision or action by the Seller Representative hereunder, including any agreement between the Seller Representative and Buyer and/or Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and Founder and shall be final, binding and conclusive upon each such Person. No Seller or Founder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 12.1, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Sellers or Founders or by operation of Law, whether by death or other event.
(c)The Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of Sellers according to each Seller’s Pro Rata Portion (the “Majority Holders”); provided, however, in no event shall the Seller Representative resign or be removed without the Majority Holders having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of the Seller Representative. In the event of the death, incapacity, resignation or removal of the Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Parent, Buyer, and, following the Closing, the Company and its Subsidiaries, shall be entitled to rely on the decisions and actions of the prior Seller Representative as described in Section 12.1(a) above.
(d)The Seller Representative shall not be liable to Sellers or the Founders for actions taken pursuant to this Agreement or any other Transaction Document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Seller Representative shall be conclusive evidence of good faith). Sellers and the Founders shall jointly and severally indemnify and hold harmless the Seller Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Seller Representative under this Agreement and any other Transaction Document (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Seller Representative, the Seller Representative shall reimburse Sellers and the Founders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied by Sellers in accordance with their Pro Rata Portions of any such Representative Losses.
Section 1.2Assignment.
No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under any Transaction Document without the prior written consent of the Seller Representative (in the case of an assignment by Buyer) or Buyer (in the case of an assignment by any Seller or Founder), except that Buyer may (without obtaining any consent of any Seller, Founder or the Company) assign its rights, interests or obligations under any Transaction Documents, in whole or in part, to any successor to all or any portion of its business or to any Affiliate of Buyer. Any conveyance, assignment or transfer requiring the prior written consent of the Seller Representative or Buyer which is made without such consent shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder, whether such obligations are to be performed before or after the assignment.
Section 1.3Parties in Interest.
This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns shall acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that members of the Buyer Group and the Seller Group shall be entitled to the rights to indemnification provided to the Buyer Group and the Seller Group, respectively, hereunder.
Section 1.4Amendment.
This Agreement may not be amended, modified or supplemented except by a written agreement executed by each party hereto.
Section 1.5Waiver; Remedies.
Any term or condition of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure or delay on the part of Parent, Buyer, the Company, any of its Subsidiaries, any Seller or any Founder in exercising any right, power or privilege under any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege under any Transaction Document operate as a waiver of any other right, power or privilege under any Transaction Document, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under any Transaction Document.
Section 1.6Effect of Investigation.
All representations, warranties, covenants and agreements made by Sellers, the Founders or the Company in this Agreement or in any other Transaction Document shall not be affected or deemed waived by (i) any investigation made by or on behalf of Buyer (whether before, on or after the date hereof or before, on or after the Closing Date), (ii) any knowledge obtained (or capable of being obtained) as a result of such investigation or otherwise or (iii) Buyer’s participation in the preparation of the schedules pursuant to this Agreement.
Section 1.7Fees and Expenses.
Except as specifically otherwise provided in this Agreement, each Seller and each Founder, on the one hand, and Parent and Buyer, on the other hand, agrees to pay without right of reimbursement from the other party or parties, all of their respective costs and expenses incurred by her or it in connection with the preparation, execution and delivery of the Transaction Documents or incident to the performance of their respective obligations hereunder or thereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective parties hereto in connection with the Transaction, whether or not the Transaction is consummated; provided, however, that (i) this Section 12.7 shall not limit any Person’s right to recover Damages for any breach of this Agreement or any other Transaction Document and (ii) Buyer shall be responsible for paying any HSR Act filing fees.
Section 1.8Notices.
All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and shall be delivered by hand, faxed, e-mailed as a .pdf or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, when confirmation of transmission is received by the sender if delivered by fax, when confirmation of transmission by “read receipt” or “delivery receipt” is received by the sender if delivered by e-mail, or three (3) business days after being so mailed (one (1) business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications shall be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 12.8:
(a)If to Parent or Buyer:
World Fuel Services, Inc.
c/o World Fuel Services Corporation
9800 NW 41st Street
Miami, Florida 33178
Attention: Legal Department
E-mail: LegalNotices@wfscorp.com
with a copy (which shall not constitute notice or service of process) to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Attention:    Kessar Nashat

E-mail:         kessar.nashat@nortonrosefulbright.com

(b)If to the Company (prior to the Closing):
2360 Lindbergh Street
Auburn, California 95602

Attention:    Walter A. Dwelle

E-mail:        wdwelle@4flyers.com and rickt@4flyers.com

with a copy (which shall not constitute notice or service of process) to:
Weintraub Tobin Chediak Coleman Grodin
400 Capitol Mall, 11th Floor
Sacramento, CA 95814

Attention:    Chris Chediak
E-mail:        cchediak@weintraub.com

and to:

Aronowitz Skidmore Lyon
200 Auburn Folsom Road, Suite 305
Auburn, California 95603

Attention:    Kathleen Cordova Lyon
E-mail:        klyon@asilaw.org

(c)If to Sellers, the Founders or the Seller Representative:
2349 Rickenbacker Way
Auburn, California 95602

Attention:    Walter A. Dwelle
E-mail:        wdwelle@nellainvest.com and rickt@nellainvest.com

with a copy (which shall not constitute notice or service of process) to:
Weintraub Tobin Chediak Coleman Grodin
400 Capitol Mall, 11th Floor
Sacramento, California 95814

Attention:    Chris Chediak
E-mail:        cchediak@weintraub.com

and to:

Aronowitz Skidmore Lyon
200 Auburn Folsom Road, Suite 305
Auburn, California 95603

Attention:    Kathleen Cordova Lyon
E-mail:        klyon@asilaw.org

Section 1.9Captions; Currency.
The Article and Section captions herein and the Table of Contents are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to Articles, Sections, the Preamble or the Recitals are to Articles and Sections of, and the Preamble and Recitals to, this Agreement and all references herein to schedules and exhibits are to schedules and exhibits to this Agreement. Unless otherwise specified, all references contained in any Transaction Document, in any exhibit or schedule referred to therein or in any instrument or document delivered pursuant thereto to Dollars or “$” shall mean United States Dollars.
Section 1.10Entire Agreement.
This Agreement, the other Transaction Documents and the Non-Disclosure Agreement (together with all schedules, exhibits and attachments hereto and thereto) collectively constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement, the other Transaction Documents and the Non-Disclosure Agreement supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.
Section 1.11Severability.
If any provision of any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
Section 1.12Consent to Jurisdiction.
(a)Each Seller, each Founder, Parent and Buyer hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court of the United States sitting in Harris County, Texas or, if such jurisdiction is unavailable, to the exclusive jurisdiction of (i) any federal court within Wilmington, Delaware or (ii) any state court of the United States sitting in the Wilmington, Delaware for the purposes of any Action arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof (and agrees not to commence any Action relating thereto except in such courts). Each Seller and each Founder agrees that service of any process, summons, notice or document hand delivered or sent by United States registered mail to such Seller’s or Founder’s address set forth in Section 12.8 shall be effective service of process upon such Seller or Founder, as the case may be, for any Action brought against it or him in such court with respect to any matters to which she or it has submitted to jurisdiction as set forth above. Parent and Buyer agree that service of any process, summons, notice or document hand delivered or sent by United States registered mail to Parent’s and Buyer’s address set forth in Section 12.8 shall be effective service of process for any Action brought against it in any such court with respect to any matters to which it has submitted to jurisdiction as set forth above. Each Seller, each Founder, Parent and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof in (A) any state court within Wilmington, Delaware or (ii) any federal court of the United States sitting in Harris County, Texas or Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, Sellers, the Founders, Parent and Buyer agree that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at Law or in equity.
(b)EACH SELLER, EACH FOUNDER, PARENT AND BUYER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ANY PROVISION HEREOF OR THEREOF OR THE BREACH, PERFORMANCE, ENFORCEMENT, VALIDITY OR INVALIDITY HEREOF OR THEREOF.
Section 1.13Exhibits and Schedules; Disclosure.
Exhibit A hereto and all schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in any other Transaction Document or in the schedules hereto or thereto but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.
Section 1.14Governing Law.
This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
Section 1.15Counterparts.
This Agreement may be executed in separate counterparts (including by facsimile, .pdf and/or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
Section 1.16Specific Performance.
In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of any Transaction Document, the party or parties hereto who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The parties hereto agree that any such breach or threatened breach would cause irreparable injury, that the remedies at Law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived.
Section 1.17Interpretation.
The parties hereto have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document. For purposes of this Agreement, (a) any reference to any federal, state, local, or foreign Law shall be deemed also to refer to such Law as amended and to all rules and regulations promulgated thereunder, unless the context requires otherwise, (b) any reference to any Contract (including this Agreement) shall be deemed to refer to such Contract as amended, supplemented or modified from time to time, (c) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (d) the terms “hereof”, “hereto”, “herein”, “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” and (f) the word “or” shall not be exclusive.

Section 1.18Schedules.
All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement, the information and disclosures contained in any Schedule hereto shall be deemed to be disclosed and incorporated by reference in any other Schedule hereto as though fully set forth in such Schedule or representation or warranty for which applicability of such information and disclosure is reasonably apparent on its face or a specific cross-reference to such other Schedule is made.
Section 1.19Retention of Counsel; Privileged Communications.
(a)In any dispute or proceeding arising under or in connection with this Agreement, the Sellers and the Founders shall have the right, at their election, to retain the firm of Weintraub Tobin Chediak Coleman Grodin P.C. to represent them in such matter, and Buyer and Parent, for themselves and the Company and its Subsidiaries, and for Buyer’s, Parent’s and the Company’s respective successors and assigns, hereby irrevocably waive and consent to any such representation in any such matter and the communication by such counsel to the Company, the Founders and Sellers in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company.
(b)Buyer and Parent, for themselves and the Company and for Buyer’s, Parent’s and the Company’s respective successors and assigns, irrevocably acknowledge and agree that all communications between the Founders, Sellers, the Company and counsel, including Weintraub Tobin Chediak Coleman Grodin P.C., made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Founders, Sellers or the Company and their counsel, shall continue after the Closing to be privileged communications between the Founders, Sellers, the Company and such counsel and neither Buyer, Parent nor any Person acting or purporting to act on behalf of or through Buyer or Parent shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not the Founders or Sellers. The Founders and Sellers alone shall control such privilege. Buyer and Parent agree that they shall not attempt to circumvent the foregoing, nor make use of any of the foregoing privileged communications to which they may gain access. Other than as explicitly set forth in this Section 12.19, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company, controlled by the Company and not the Sellers, after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of its Subsidiaries, on the one hand, and a third party other than Sellers or Founders, on the other hand, after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of communications by Weintraub Tobin Chediak Coleman Grodin P.C., the Company or any of its Subsidiaries to such third party.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

WORLD FUEL SERVICES, INC.
By: /s/ Michael J. Crosby
Name: Michael J. Crosby
Title: Executive Vice President

WORLD FUEL SERVICES CORPORATION
By: /s/ Ira M. Birns
Name: Ira M. Birns
Title: Executive Vice President and Chief Financial Officer

FLYERS ENERGY GROUP, LLC
By: /s/ Walter A. Dwelle
Name: Walter A. Dwelle
Title: Manager

SPEEDY INVESTMENTS, LP
By: /s/ Stephen B. Dwelle
Name: Stephen B. Dwelle
Title: Manager

[Signature Page to Purchase Agreement]

ECLIPSE INVESTMENTS, LP
By: RETLAW MANAGEMENT LLC
Its:	General Partner
By:	/s/ Walter A. Dwelle
Name: Walter A. Dwelle
Title: Manager

TAD FAMILY LIMITED PARTNERSHIP
By: TAD MANAGEMENT LLC
Its:	General Partner
By:	/s/ Thomas A. Dwelle
Name: Thomas A. Dwelle
Title: Manager

DAVID DWELLE FAMILY LIMITED PARTNERSHIP
By: DWD LLC
Its:	General Partner
By:	/s/ David W. Dwelle
Name: David W. Dwelle
Title: Manager

/s/ Thomas A. Dwelle
Thomas A. Dwelle
/s/ Stephen B. Dwelle
Stephen B. Dwelle
/s/ Walter A. Dwelle
Walter A. Dwelle
/s/ David W. Dwelle
David W. Dwelle

/s/ Walter A. Dwelle
Walter A. Dwelle, solely in his capacity as the Seller Representative

[Signature Page to Purchase Agreement]

EXHIBIT A
Definitions
For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
“Accounting Practices” means accounting methods, practices, policies, procedures, classifications, judgments, estimation methodologies and standards (including asset and liability valuations, cut-off procedures, revenue recognition, accounting for long-term contracts and materiality standards).
“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act.
“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, or investigation by or before any arbitrator or Governmental Entity.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aging Report” shall have the meaning set forth in Section 4.7(g).
“Agreement” shall have the meaning set forth in the Preamble.
“Assumed Third Party Claim” has the meaning set forth in Section 10.3(b).
“Audited Financial Statements” has the meaning set forth in Section 4.7(a).
“Balance Sheet” means the balance sheet of the Company and its Subsidiaries as of December 31, 2020 included in the Company Financial Statements.
“Belmont Lease” has the meaning set forth in Section 6.23(b).
“Belmont Property” means the property located at 604, 608 and 610 Harbor Boulevard, Belmont, California, with parcel numbers 046-032-030, 046-032-080, 046-032-040, and 046-032-090.
“Belmont Sale” has the meaning set forth in Section 6.23(a).
“Business” means the business and operations of the Company and its Subsidiaries, including (i) the ownership or lease of cardlock locations or private cardlock sites; (ii) the ownership or lease of bulk plant locations; (iii) the sale, distribution, marketing and supply of branded and unbranded Resale Products, whether to resellers or end users, including at remote and Net/Acceptor Sites; and (iv) the hauling or transportation of Resale Products; provided, however, that a Business shall not include any Excluded Businesses.
“Business Intellectual Property” means all Intellectual Property owned or used by the Company or any of its Subsidiaries.
“Business Names” has the meaning set forth in Section 6.20.
“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Group” shall have the meaning set forth in Section 10.1(a).
“Caminol” means Caminol Management, LLC.
“Captive Insurance Company” means Federated, Ltd., an entity formed in the Cayman Islands.
“Captive Insurance Policies” has the meaning set forth in Section 6.19.
“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in The Taxpayer Certainty and Disaster Tax Relief Act of 2020 or the Consolidated Appropriations Act, 2021, H.R. 133.
“Cash” means, with respect to any Person, without duplication, (a) all cash and cash equivalents of such Person), plus (b) any checks received and not yet deposited and any inbound wire transfers or deposits in transit or received and not yet deposited in each case for the account of such Person minus (c) any checks issued but not yet drawn and any outbound wire transfers or deposits in transit in each case, issued or made by such Person; provided, however, that “Cash” shall not include any amounts that constitute Restricted Cash.
“Cash Consideration Amount” means the Closing Consideration minus the Indemnity Holdback Amount minus the Stock Consideration Amount, if any.
“CCPA” means the California Consumer Privacy Act of 2018, Cal Civ. Code § 1798.100, et. Seq., as amended, and any successor laws thereto.
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Cash” means an amount equal to all Cash of the Company and its Subsidiaries as of 11:59 p.m. local time on the day immediately preceding the Closing Date calculated in accordance with the Accounting Practices of the Company and remaining at the Company and its Subsidiaries at Closing.
“Closing Consideration” means the Purchase Price, minus (i) the Estimated Closing Debt, minus (ii) the Estimated Transaction Expense Amount, minus (iii) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, plus (iv) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount plus (v) the Estimated Closing Cash.
“Closing Date” shall have the meaning set forth in Section 2.2(a).
“Closing Debt” means all amounts (including outstanding principal balances, accrued interest, fees, expenses and all penalties, fees and expenses of payment or prepayment) payable in connection with the payment in full of all Indebtedness of the Company outstanding as of 11:59 p.m. local time on the day immediately preceding the Closing Date.
“Closing Statement” shall have the meaning set forth in Section 2.4(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the Preamble.

“Company Assets” means all assets and properties of every kind, nature, character and description (whether real, personal, or mixed, whether tangible or intangible and wherever situated), which assets and properties are operated, owned or leased by the Company.
“Company Data” means any Confidential Information of the Company, its Subsidiaries, the Business or any Personal Information to which the Company or any of its Subsidiaries has been given access, custody, or control, or any information or data derived or generated therefrom.
“Company Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Company IT Systems” means all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment, whether or not outsourced) owned or used by the Company or any of its Subsidiaries.
“Compliance Certificate” has the meaning set forth in Section 7.1(l).
“Confidential Information” means information that, under the circumstances in which it is disclosed or accessed, a reasonable person would recognize it as being a trade secret, or confidential or proprietary in nature, and which includes, without limitation, supplier and customer lists, product development and marketing plans, sourcing data, payment card data, financial and business performance records, technical information, information relating to a party’s information or technology infrastructure, and general know-how and trade secrets, in each case whether spoken, printed, electronic or in any other form or medium (whether or not in writing).
“Consents” means consents, waivers, approvals, novations, filings, registrations and notifications.
“Contract” means, with respect to any Person, all legally binding agreements, contracts, obligations, commitments, applications for credit, purchase and sale orders, statements of work, licenses, sublicenses, leases, subleases, instruments, and arrangements, whether written or oral.
“Cross-over Information” shall have the meaning set forth in Section 6.10(a).
“Customer Loan(s)” means any revolving credit, swingline, term, incremental or other, similar loan, and any Contract pursuant to which any funds in respect of upfront branding or imaging are amortized over the term of such Contract.
“Damages” means any and all losses, Liabilities, claims, damages, deficiencies, fines, Taxes, costs and expenses and penalties of every type and nature, whenever or however arising and whether or not resulting from Third Party Claims (including the amounts paid to third parties for interest and penalties, reasonable attorneys’ fees, costs and expenses of investigation and defense of the foregoing; provided, however, that “Damages” shall exclude punitive and exemplary damages, except to the extent paid to a third party.
“Data Rooms” means (a) the Project Skywalker data room available at https://www.secure.caplinked.com and (b) the QHSSE Docs – Engineering data room available on Google Drive, in each case, maintained by Sellers and their Representatives.
“DD Family LP” has the meaning set forth in the Preamble.
“Delivery Date” shall have the meaning set forth in Section 2.4(b).
“Eclipse” has the meaning set forth in the Preamble.
“Environmental Laws” means all Laws relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, pollution, the protection, preservation or reclamation of natural resources, species and associate habitats, or the presence of, exposure to, or the management, manufacture, use, containment, handling, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release or threatened Release of Hazardous Materials.
“Environmental Liabilities” means any and all Damages as a result of or relating to (i) the presence, use, disposition, generation, treatment, storage, handling, investigation, removal, remediation, clean up, control, cover, treatment, mitigation, abatement, monitoring, transportation, management, disposal or the arrangement for the disposal, Release or threatened Release of, or exposure to, Hazardous Materials, (ii) noncompliance or alleged noncompliance with any Environmental Laws or Permits, and (iii) any other Liability arising under Environmental Laws or Permits or relating to site conditions, offsite disposal of Hazardous Materials, Tank Systems or Hazardous Materials, including:
(a)    Damages for, as a result of or relating to personal injury, or injury or damage to property or natural resources (including species and related habitats), wherever occurring, whether upon or off of any of the Real Property or the Former Facilities, including from the inability to use such properties;
(b)    fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other Damages incurred in connection with (i) the investigation, clean up, response to, removal or remediation of Hazardous Materials and properties or natural resources (including species and associated habitats) affected by Hazardous Materials, (ii) any violation or alleged violation of Environmental Laws or Permits or (iii) the enforcement of any rights or remedies under Environmental Laws;
(c)    Liability to any third person or Governmental Entity, whether pursuant to any Contract, Law, breach, violation or otherwise; and
(d)    Damages incurred in connection with any of the foregoing..
“Equity Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, or any right, warrant or option to acquire any of the foregoing, and (b) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common stock, preferred stock, phantom stock or appreciation rights or other interest in the capital or profits of such Person, and whether or not having voting or similar rights), and securities exercisable or exchangeable for or convertible into, or any other right, warrant or option to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person, trade or business that, together with any Seller, is or was treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Estimated Closing Cash” shall have the meaning set forth in Section 2.4(a).
“Estimated Closing Debt” shall have the meaning set forth in Section 2.4(a).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.4(a).
“Estimated Net Working Capital Amount” shall have the meaning set forth in Section 2.4(a).
“Estimated Transaction Expense Amount” shall have the meaning set forth in Section 2.4(a).
“Exchange Act” shall have the meaning set forth in Section 3.6(b).

“Excluded Businesses” shall mean the following businesses: (a) manufacturing and distribution of ethanol products (so long as such ethanol is not sold by them pre-mixed with petroleum-based fuel products), (b) methane manufacturing, transportation and distribution, (c) solar installation, maintenance and power generation activities, and (d) other renewable energy activities (other than related to Resale Products) not reasonably competitive with the fossil fuel business being sold to Buyer pursuant to this Agreement; provided that for purposes of this clause (d), Resale Products shall not include (i) biodiesel solely to the extent sold into the wholesale markets, or (ii) methane, biogas or renewable natural gas (RNG).
“Final Closing Cash” means the Closing Cash set forth on the Final Closing Statement.
“Final Closing Debt” means the Closing Debt set forth on the Final Closing Statement.
“Final Closing Statement” shall have the meaning set forth in Section 2.4(c).
“Final Indemnity Holdback Payment” means an amount equal to the positive difference, if any, between (a) the Indemnity Holdback Amount, minus (b) the sum of (i) the First Indemnity Holdback Payment, plus (ii) any amounts deducted from the First Indemnity Holdback Payment pursuant to clause (b) of the definition thereof but subsequently paid to Sellers prior to the Final Indemnity Holdback Payment Date following resolution of any claims or disputes related to such deductions, plus (iii) the aggregate amount offset by Buyer pursuant to Section 10.4(g) on or prior to the Final Indemnity Holdback Payment Date, plus (iv) the aggregate amounts claimed on or prior to the Final Indemnity Holdback Payment Date in notices of claims for indemnification by any member of the Buyer Group in accordance with Article X, which claims have not been finally resolved in accordance with Article X prior to the Final Indemnity Holdback Payment Date (the aggregate amounts described in this part (b)(iv) of this definition, the “Final Claimed Amounts”).
“Final Net Working Capital Amount” means the Net Working Capital Amount set forth on the Final Closing Statement.
“Final Indemnity Holdback Payment Date” means the date that is two (2) years following the Closing Date.
“First Indemnity Holdback Payment” means an amount equal to the positive difference, if any, between (a) Fifty Million Dollars ($50,000,000), minus (b) the sum of (i) the aggregate amount offset by Buyer pursuant to Section 10.4(g) on or prior to the First Indemnity Holdback Payment Date, plus (ii) the aggregate amounts claimed on or prior to the First Indemnity Holdback Payment Date in notices of claims for indemnification by any member of the Buyer Group in accordance with Article X, which claims have not been finally resolved in accordance with Article X prior to the First Indemnity Holdback Payment Date (the aggregate amounts described in this part (b)(ii) of this definition, the “First Claimed Amounts”).
“Final Claimed Amounts” has the meaning set forth in the definition of “Final Indemnity Holdback Payment”.
“First Claimed Amounts” has the meaning set forth in the definition of “First Indemnity Holdback Payment”.
“Final Transaction Expense Amount” means the Transaction Expense Amount set forth on the Final Closing Statement.
“First Indemnity Holdback Payment Date” means the date that is one (1) year following the Closing Date.
“Former Business” means any corporation, partnership, entity, division, business unit, plant, parcel of real property or product line that has been dissolved, liquidated, shut down, sold, conveyed, assigned, transferred or otherwise disposed of or divested by the Company, any of its Subsidiaries or any

Affiliate thereof (or any of their predecessors) or the operations of which has been discontinued, abandoned or otherwise terminated by the Company or any of its Subsidiaries (or any of their predecessors). For the avoidance of doubt, as of the Closing Date, Caminol, the Belmont Property and the other items transferred to Sellers and their Affiliates pursuant to Schedule 6.1(b) and Schedule 6.1(d) shall constitute Former Businesses.
“Former Facilities” means all real property or other facilities previously owned, leased or operated by the Company, any of its Subsidiaries or any predecessors of the Company or any of its Subsidiaries.
“Founders” has the meaning set forth in the Preamble.
“Fuel Equipment” means all fixtures and equipment (including fuel fixtures and equipment) now attached to or used in connection with the Real Property or in connection with the operation of the Business or any of its segments or subsegments, including all petroleum pumps and dispensers, underground and aboveground fuel storage tanks, canopies, fuel lines, fittings and connections used at the Real Property to receive, store and/or dispense fuels, including all elements of the Tank Systems.
“Fundamental Representations” means (a) the representations and warranties of Sellers and Founders contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4; (b) the representations and warranties of Sellers, Founders and the Company contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.8, and Section 4.24, and (c) the representations and warranties of Buyer and Parent contained in Section 5.1, Section 5.2, Section 5.3 and Section 5.5.
“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement.
“Governmental Entity” means, in any jurisdiction, any:
(a)    federal, state, local, foreign or international government,
(b)    court, arbitral or other tribunal,
(c)    governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), or
(d)    agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Hazardous Materials” means any substances, pollutants, contaminants, wastes, or materials listed, designated, regulated, or defined under, or with respect to which any requirement, standard of conduct or liability may be imposed pursuant to, any Environmental Law, including petroleum (including crude oil or any fraction thereof), petroleum wastes or by-products, radioactive material, hazardous wastes, toxic substances, asbestos or any materials containing asbestos, per- and polyfluoroalkyl substances, noise, odor, mold and polychlorinated biphenyls.
“Hedging Transactions” means all derivative, trading, futures, swaps, forward purchase and sale, fixed future price, hedging and similar transactions and arrangements (including any transactions or arrangements under interest rate, currency or fuel or other commodity swap agreements, cap agreements, collar agreements and any other Contracts designed to protect a Person against fluctuations in interest rates, currency exchange rates or fuel or other commodity prices, including interest rate swap agreements).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company or any of its Subsidiaries, without duplication:
(a)all debts and payment obligations of the Company or any of its Subsidiaries for borrowed money, including principal, interest, fees, penalties and other amounts payable with respect thereto,
(b)all debts and payment obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, including principal, interest, fees, penalties and other amounts payable with respect thereto,
(c)all debts and payment obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of property or services (except for trade accounts payable arising in the ordinary course of business consistent with past practice), including any remaining, unpaid contingent consideration associated with past acquisitions (including earn-outs, holdbacks and any deferred purchase price obligations, calculated at the full amount of possible payment(s) outstanding),
(d)all debts and payment obligations secured by a Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, whether or not such debts and payment obligations are assumed by the Company or any of its Subsidiaries,
(e)all debts and payment obligations under Support Obligations, bankers’ acceptances or note purchase facilities issued for the account of the Company or any of its Subsidiaries (in each case, whether or not drawn), including principal, interest, fees, penalties and other amounts payable with respect thereto,
(f)all debts and payment obligations of the Company or any of its Subsidiaries in respect of capital leases,
(g)all debts and payment obligations of the Company or any of its Subsidiaries under any Hedging Transactions,
(h)any contingent dealer Liabilities to the extent that the total contingent dealer Liabilities exceed the total dealer receivables with respect to such Liabilities,
(i)all debts and payment obligations of any Person other than the Company or any of its Subsidiaries of the type described above guaranteed by the Company or any of its Subsidiaries, whether or not secured by a Lien on any asset of the Company or any of its Subsidiaries, and
(j)any prepayment premiums, breakage costs and other related debts and payment obligations payable as a result of the prepayment of any of the foregoing upon the consummation of the Transaction.
Notwithstanding the foregoing definition of “Indebtedness”, Indebtedness shall not include any (i) Liabilities that constitute Transaction Expenses to the extent included in the Closing Statement, (ii) Liabilities that are included in the Net Working Capital Amount and (iii) contingent dealer Liabilities to the extent that the total dealer receivables with respect to any such Liabilities exceeds the total contingent dealer Liabilities.
“Indemnifying Party” shall have the meaning set forth in Section 10.3(a).
“Indemnitee” means any member of the Buyer Group or the Seller Group who or which may seek indemnification under this Agreement.
“Indemnity Holdback Amount” means an amount equal to One Hundred Million Dollars ($100,000,000).
“Information Security Program(s)” shall have the meaning set forth in Section 4.10(c).

“Insurance Policies” shall have the meaning set forth in Section 4.22(a).
“Intellectual Property” means:
(a)all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent registrations, patent applications, provisional patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof;
(b)all registered and unregistered trademarks, service marks, trade names, domain names, trade dress, logos, business, corporate and product names and slogans, worldwide, common law rights related thereto and registrations and applications for registration thereof along with all goodwill associated therewith and symbolized thereby;
(c)all copyrights (registered or unregistered), and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith and all rights provided therein by multinational treaties or conventions;
(d)all trade secrets and confidential business and technical information (including ideas, research and development and information related thereto, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, methodologies, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications, proposals, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information);
(e)all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to the foregoing;
(f)all content on any websites, including all copy, photos, graphics, drawings and other creative content, and the overall design of such websites;
(g)all rights of priority and protection of interests in any of the foregoing under the Laws of any jurisdiction worldwide;
(h)all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media);
(i)all other proprietary, intellectual property and other rights relating to any or all of the foregoing; and
(j)any moral rights and the like associated therewith.
“Interests” shall have the meaning set forth in the Recitals.
“Interim Balance Sheet” shall have the meaning set forth in Section 4.7(a).
“Interim Balance Sheet Date” shall have the meaning set forth in Section 4.7(a).
“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to the Company, the actual knowledge of each Founder or of the employees of the Company set forth on Schedule A-1.
“Laws” means all laws (including common law), statutes, constitutions, treaties, rules, regulations, policies, standards, legal requirements, directives, ordinances, codes and Orders of all Governmental Entities.
“Leased Premises” shall have the meaning set forth in Section 4.11(c).
“Leases” means all leases, subleases, licenses, sublicenses, rights to occupy or use real property, including, in each case, all amendments, modifications and supplements, exhibits, schedules, annexes and attachments thereto and waivers and consents thereunder.
“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.
“Lien” means any charge, “adverse claim” (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Made Available” means, with respect to any document or information, that the document or information was available in the Data Rooms, in each case, at least two (2) business days prior to the date of this Agreement.
“Majority Holders” has the meaning set forth in Section 12.1(c).
“Management Reports” has the meaning set forth in Section 4.7(a).
“Material Adverse Effect” means any circumstance, condition, event, occurrence, change, effect or development that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the ability of Sellers to consummate the Transaction in a timely manner other than to the extent resulting from delays caused by antitrust Laws and actions by the related Governmental Entity responsible for enforcing such antitrust Laws (other than if such delays result from a breach by Sellers of Sections 6.5, 6.6 or 6.13 of this Agreement); or (b) the Business, financial condition, operations, results of operations, assets or Liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that a “Material Adverse Effect” described in clause (b) of this definition shall not include any circumstance, condition, event, occurrence, change, effect or development to the extent arising out of (i) changes in any industry in which the Company or any of its Subsidiaries operates, (ii) general conditions in the credit, debt, financial, banking or capital markets (including interest or exchange rates), in each case, in the United States, (iii) changes in the economy or business conditions in the United States generally, (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, cyber-terrorism, cyber-attack, civil unrest, civil disobedience, riots or looting, or any changes in political conditions; (v) any hurricane, flood, tornado, earthquake, or other natural disaster, or other natural or manmade disasters, acts of God or force majeure events; (vi) any failure by the Company to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excluded from this definition); (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies or (ix) any action taken by any Founder, Seller or the Company or any of its Subsidiaries (A) explicitly required under this Agreement or (B) at the written request or with the written consent of Buyer; provided further, that the foregoing matters described in subclauses (i) through (v), (vii) and (viii) shall be disregarded only to the extent that they do not affect the Business in a disproportionate manner relative to other participants in the same or similar business.
“Material Contract” shall have the meaning set forth in Section 4.12(a).
“Net/Acceptor Sites” means third party fueling stations where the customers of the Company or its Subsidiaries may purchase fuel using customer cards pursuant to agreements between the Company or a Subsidiary and the applicable third party fueling stations that provide that the Company or the applicable Subsidiary reimburse the applicable fueling stations for the cost of such fuel, applicable taxes and freight charges and pay the applicable fueling station related commissions.
“Net Recovery” shall have the meaning set forth in Section 10.4(h).
“Net Working Capital Amount” means an amount equal to (a) all assets of the Company and its Subsidiaries that constitute current assets in accordance with GAAP other than Cash minus (b) all liabilities of the Company and its Subsidiaries that constitute current liabilities in accordance with GAAP (including with respect to accrued bonuses) other than to the extent included in calculation of Closing Debt or the Transaction Expense Amount.
“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of December 21, 2020, between Buyer and the Company.
“Notice of Disagreement” shall have the meaning set forth in Section 2.4(c).
“Off-the-Shelf Software” shall have the meaning set forth in Section 4.9(b).
“Order” shall have the meaning set forth in Section 4.13(a).
“Organizational Documents” means, with respect to a Person other than a natural person, (i) the charter, articles or certificate of incorporation and the bylaws of a corporation; (ii) the articles or certificate of organization or formation and operating or limited liability company agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; and (vi) any duly and validly adopted amendment to any of the foregoing.
“Outside Date” shall have the meaning set forth in Section 8.1(b).
“Owned Real Property” shall have the meaning set forth in Section 4.11(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means shares of the common stock, par value $0.01 per share, of Parent.
“Parent SEC Documents” has the meaning set forth in Section 5.7.
“Parent Shares” has the meaning set forth in Section 5.8(a).
“Parent Signing Average Price” means the average of the closing price of Parent Common Stock on the New York Stock Exchange on October 26, 2021, October 27, 2021 and October 28, 2021, as is reported by Bloomberg L.P..
“Parent Trading Price” means the average of the daily volume-weighted average sales price per share of Parent Common Stock on the New York Stock Exchange, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the Trading Days during the VWAP Measurement Period; provided, however, that the Parent Trading Price shall not be less than ninety percent (90%) of the Parent Signing Average Price (rounded to the nearest cent) or greater than one hundred ten percent (110%) of the Parent Signing Average Price (rounded to the nearest cent).
“PCI” has the meaning set forth in Section 4.11(g).
“Permits” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals and authorizations issued, granted, given, required or otherwise made available by any Governmental Entity.
“Permitted Liens” means Liens for (a) Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable; (b) carriers’, warehousemen’s, mechanics’, laborers’, materialmen’, workmen’s, repairmen’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable or that are being contested in good faith in appropriate proceedings; (c) Liens caused or created by or on behalf of the Buyer or Parent, (d) any Lien described in the Title Information and for the Owned Real Property, any Lien recorded in the applicable recorder’s offices for such Owned Real Property, in each case described in this clause (d) that would not be reasonably expected to materially interfere with the long-term operation of the Business as it is currently conducted, (e) any easements, rights of way, restrictions and other similar encumbrances on Real Property arising or incurred in the ordinary course of business, in each case that would not be reasonably expected to materially interfere with the long-term operation of the Business as it is currently conducted, (f) any imperfection or irregularity of title that would not be reasonably expected to materially interfere with the operation of the Business as it is currently conducted, (g) any interest of title of a lessor of any assets being leased pursuant to a Lease Made Available, and (h) Liens that will be released prior to or upon the Closing of the Transaction in accordance with Section 7.1(k).
“Person” means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).
“Personal Information” means any data or information, in any form or format, that either alone, or when combined with other data or information (i) can be used to identify or relates to an identified or identifiable natural individual (including any employee, agent, contractor, supplier, vendor, customer, customer’s member, or website visitor), household or device or (ii) constitutes personal data, personal information, personally identifiable information or is otherwise afforded protection under any applicable Privacy Law. Without limiting the generality of the foregoing, Personal Information includes: an individual’s name, physical address, telephone number, email address, financial information (including bank account information), passwords or PINs or Governmental Entity-issued identifier (including social security number, tax identification number, passport number and driver’s license number); geolocation information of an individual or device; biometric data; medical, health or insurance information; gender; date of birth; educational or employment information; religious or political views or affiliations; marital or other status; cookie identifiers associated with registration information or any other browser- or device-specific number or identifier not controllable by the end user; and web or mobile browsing or usage information that is linked to the foregoing. An identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data or an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual.
“Plans” shall have the meaning set forth in Section 4.18(b).
“Position Statement” shall have the meaning set forth in Section 2.4(d).
“Post-Closing Addition” shall have the meaning set forth in Section 2.4(f).
“Post-Closing Reduction” shall have the meaning set forth in Section 2.4(f).

“Previously Owned Real Property” has the meaning set forth in Section 4.11(b).
“Privacy Laws” means all Laws that govern: (a) the privacy, security, confidentiality, or Processing of Personal Information, (b) the use or disclosure of Personal Information in connection with online marketing or advertising or (c) the purposes for which Personal Information may be Processed. Without limiting the generality of the foregoing, “Privacy Laws” includes: (i) the Health Insurance Portability and Accountability Act of 1996, as amended; (ii) the Federal Trade Commission Act; (iii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. §7701 et seq.; (iv) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended, (v) the Fair Debt Collection Practices Act, 15 U.S.C. § 1692 et seq., as amended; (vi) the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended; (vii) the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended; (viii) all Laws prohibiting consumer fraud and deceptive business practices, including any U.S. federal, state or local Law equivalents of the foregoing (i)-(vii); (ix) the CCPA; (x) all Personal Information breach notification Laws; (xi) the European Union (“EU”) General Data Protection Regulation, and the implementing data protection Laws of any EU member state and the United Kingdom Data Protection Act of 2018 as well as any other Personal Information, privacy, security and confidentiality Laws of non-U.S. countries; and (xii) implementing regulations concerning such Laws. Privacy Laws also include the any credit card association rules and other applicable industry self-regulatory standards related to the privacy, security, confidentiality or Processing of Personal Information.
“Privacy Obligations” means all applicable Privacy Laws and any obligations under Contracts, the Privacy Policies of the Company or any of its Subsidiaries, or any consents obtained by the Company or any such Subsidiary, in each case that are related to privacy, security, data protection or Processing of Personal Information.
“Privacy Policies” means, collectively, all of the Company’s and its Subsidiaries’ rules, policies and procedures and notices previously or currently published on any of the Company’s and, if applicable, its Subsidiaries’, websites, domains or software, contained within any of the Company’s and/or its Subsidiaries’ terms of use or online privacy policies regarding (a) the collection, use, storage, disposal, protection, disclosure, sale, transfer or distribution of Personal Information of individuals, including such information from visitors and users of any of the Company’s and, if applicable, its Subsidiaries’, websites, domains or software, and (b) the rights made available to such individuals under applicable Privacy Laws.
“Processing” means any operation or set of operations which is performed on Company Data, whether or not by automated means, including collection, recording, organization, structuring, storage, adaptation, alteration, moderation, retrieval, interception, consultation, use, disclosure, transmission, dissemination, control or otherwise making available, alignment or combination, restriction, erasure, destruction or disposal.
“Processor” shall have the meaning set forth in Section 4.10(g).
“Pro Rata Portion” means, with respect to any Seller, twenty five percent (25%).
“Purchase Price” shall have the meaning set forth in Section 2.1(b).
“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.5(b).
“Real Property” shall have the meaning set forth in Section 4.11(c).
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, injecting, escaping, discharging, dumping, migrating, leaching, or disposing into, on, under or through the environment.
“Representative Losses” has the meaning set forth in Section 12.1(d).

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.
“Resale Products” means fuel (including diesel, biodiesel, biogas, gasoline, kerosene, heating oil and related additives), lubricants, propane, compressed natural gas, liquefied petroleum gas, diesel exhaust fluid and other petroleum or fuel related products; provided, however, that Resale Products shall exclude (i) ethanol products (so long as such ethanol is not sold pre-mixed with more than five percent (5%) petroleum-based fuel products), (ii) methane, (iii) solar installation, maintenance and power generation products, and (iv) renewable energy products not consisting of fossil fuel.
“Resolution Period” shall have the meaning set forth in Section 2.4(d).
“Restricted Business” shall have the meaning set forth in Section 6.17(a)(i).
“Restricted Cash” means (i) all cash held as collateral in respect of outstanding letters of credit, performance bonds or other similar obligations, (ii) amounts deposited with third parties (including landlords, equipment lessors and escrow agents), and (iii) all other cash required under GAAP to be classified as restricted cash, including cash held as collateral in respect of the standby letters of credit in favor of Commercial Fueling Network and Federated, LTD; provided that if any such cash so held as collateral in respect of the standby letters of credit in favor of Commercial Fueling Network and Federated, LTD subsequently ceases to be so held as collateral and is paid over or released to the Company or any of its Subsidiaries, Buyer shall cause the Company to pay over such cash to Sellers.
“Restricted Period” shall have the meaning set forth in Section 6.17(a).
“Restricted Territory” shall have the meaning set forth in Section 6.17(a)(i).
“Schedule Supplement” has the meaning set forth in Section 6.1(f).
“SEC” means the Securities and Exchange Commission of the United States.
“Securities Act” has the meaning set forth in Section 3.6(a).
“Security Breach” means any actual or reasonably suspected compromise of the security, integrity, availability, privacy or confidentiality of Company Data or to the physical, technical, administrative, or organizational measures implemented to protect or safeguard Company Data by the Company, its Subsidiaries or any third parties authorized to Process any Company Data, including any unlawful or unauthorized destruction, loss, alteration, corruption, or other misuse of Company Data transmitted, stored or otherwise Processed. A “Security Breach” includes any unauthorized or unlawful acquisition, access to, or sale, sharing, disclosure, rental or other dissemination of Company Data or other incident that compromises the security, integrity, availability or confidentiality of Company Data.
“Segments” means, (i) the Cardlock segment, (ii) the Bulk segment, (iii) the Wholesale segment, (iv) the Supply segment and (v) the Transportation segment.
“Seller Group” shall have the meaning set forth in Section 10.2.
“Seller Payment Obligations” shall have the meaning set forth in Section 10.4(g).
“Seller Representative” has the meaning set forth in the Preamble.
“Sellers” has the meaning set forth in the Preamble.
“Speedy” has the meaning set forth in the Preamble.

“Stock Consideration Amount” means $50,000,000; provided, that Parent may elect, in its sole and absolute discretion by sending written notice to the Seller Representative prior to the fifth (5th) business day preceding the Closing Date, to reduce the Stock Consideration Amount (but not below zero).
“Subsidiary” means, with respect to any Person, any other Person or entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person and/or by one or more of such Person’s Subsidiaries.
“Supplier Termination Amounts” means any amounts that may be payable to a Supplier in the event that specified commitments, obligations, thresholds and/or requirements are not satisfied, including without limitation the repayment or amortization of upfront payments, incentives, commitments and volume-based rebates.
“Support Obligation” means any letter of credit, guarantee, surety, performance bond, pledge, deposit, security arrangement, cash collateral or other credit support.
“TAD LP” has the meaning set forth in the Preamble.
“Tank Fund” means any applicable federal, state or local government funds for the reimbursement of assessment and corrective action costs, and third-party claims relating to any known or suspected releases from Tank Systems at the Real Property.
“Tank Systems” means storage tanks, fill holes and fill hole covers and tops, pipelines, vapor lines, pumps, hoses, Stage I vapor recovery equipment, containment devices, monitoring equipment, cathodic protection systems and other elements associated with any of the foregoing systems. The Tank Systems and/or their components may be underground, partially underground or aboveground.
“Target Net Working Capital Amount” means $71,000,000.
“Tax Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Entity or any arbitrator or arbitration panel with respect to any Tax or Tax Return relating to the Company or its Subsidiaries, the Company’ assets or the Business.
“Tax Returns” means any return, report, declaration, claim for refund, information return, statement or other document filed or required to be filed with any Governmental Entity (including any schedule or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, and alternative or add-on minimum taxes (including taxes under Section 59A of the Code) imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto, whether or not disputed.
“Terminated Leases” has the meaning set forth in Section 4.11(c).
“Third Party Claim” shall have the meaning set forth in Section 10.3(a).
“Title Information” has the meaning set forth in Section 4.11(b).

“Top Customer” means with respect to each of the Segments, the top fifteen (15) customers thereof by revenue for the period beginning on January 1, 2021 and ending on September 30, 2021.
“Top Supplier” means the top twenty (20) suppliers to the Company and its Subsidiaries, taken as a whole, by total dollars paid for the period beginning on January 1, 2021 and ending on September 30, 2021.
“Total Stock Consideration” means a number of shares of Parent Common Stock (rounded to the nearest whole number of shares of Parent Common Stock) equal to the Stock Consideration Amount divided by the Parent Trading Price.
“Trading Day” means any day on which the Parent Common Stock is traded on the New York Stock Exchange; provided that “Trading Day” shall not include any day on which the Parent Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).
“Transaction” means the transactions contemplated by this Agreement.
“Transaction Documents” means this Agreement and all other instruments, certificates and documents delivered or required to be delivered by Parent, Buyer, any Seller, any Founder (if applicable) or the Company and/or any Subsidiary thereof pursuant to this Agreement.
“Transaction Expense Amount” means the aggregate amount of all Transaction Expenses paid on the Closing Date or which are known by any Seller or any Founder to be payable on or after the Closing Date.
“Transaction Expenses” means any and all (a) fees and out-of-pocket costs and expenses (including fees and expenses of counsel to the Company, any of its Subsidiaries or any Seller or any Founder and of investment bankers, accountants, consultants, agents, experts or other advisors or experts retained by the Company or any of its Subsidiaries or any Seller or any Founder) incurred or payable by the Company or any of its Subsidiaries in connection with the Transaction and (b) bonus or other incentive, employment, severance, separation, deferred compensation, change-in-control, commission or other arrangement with employees, officers, managers, directors or other Persons payable by the Company or any of its Subsidiaries (whether at or following the Closing) in connection with any sale or other disposition of the Company or any of its Subsidiaries (including the Transaction), including the employer portion of any employment, payroll or similar Taxes attributable to the amounts payable pursuant to the foregoing; provided, however, that Transaction Expenses shall not include any amounts (i) included in the Net Working Capital Amount, or (ii) any HSR Act filing fees.
“Transition Services Agreement” means the transition services agreement, by and between the Company and Flyers Sustainable, LLC, substantially in the form of Exhibit B.
“Transfer Taxes” shall have the meaning set forth in Section 2.3.
“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the U.S. Treasury Department, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Unaffiliated Firm” shall have the meaning set forth in Section 2.4(d).
“VWAP Measurement Period” means the fifteen (15) consecutive Trading Days ending on and including the Trading Day immediately preceding the Closing Date.